Exhibit 10.40

45 PARLIAMENT STREET - TORONTO

LEASE AGREEMENT

Between

271 FRONT INC.

as Landlord

and

EQUINIX CANADA LTD.

as Tenant

Dated

November 30, 2012

TABLE OF CONTENTS

1.	LEASE OF TENANT SPACE.		1

	1.1	Tenant Space.	1
	1.2	Condition of Tenant Space.	1
	1.3	No Rights to Relocate.	1
	1.4	Quiet Enjoyment; Access.	1
	1.5	Measurement.	1

2.	TERM.		2

	2.1	Term.	2
	2.2	Delivery of Tenant Space.	2
	2.3	Extension Options.	2

3.	BASE RENT AND OTHER CHARGES.		4

	3.1	Base Rent.	4
	3.2	Deposit	4
	3.3	Taxes – Real Property.	5
	3.4	Payments Generally.	7
	3.5	Late Payments.	8
	3.6	Utilities.	8

4.	TAXES – EQUIPMENT; TAXES – OTHER.		8

	4.1	Taxes – Equipment.	8
	4.2	Taxes – Other.	9
	4.3	Shared Access Agreement.	9

5.	NET LEASE.		10

6.	PERMITTED USE; COMPLIANCE WITH RULES AND LAWS; HAZARDOUS MATERIALS.		10

	6.1	Permitted Use.	10
	6.2	Further Assurances.	10
	6.3	Compliance with Laws; Hazardous Materials.	11

7.	UTILITY INTERRUPTIONS.		13

8.	MAINTENANCE; ALTERATIONS; REMOVAL OF TENANT’S PERSONAL PROPERTY.		13

	8.1	Landlord’s Maintenance.	13
	8.2	Tenant’s Maintenance.	15
	8.3	Alterations.	15
	8.4	Removal of Tenant’s Personal Property.	17

9.	CASUALTY EVENTS; EXPROPRIATION; INSURANCE.		18

	9.1	Casualty Events.	18
	9.2	Insurance.	22
	9.3	Waiver of Subrogation.	22

10.	TRANSFERS.		23

	10.1	Restrictions on Transfers; Landlord’s Consent.	23
	10.2	Notice to Landlord.	25
	10.3	No Release; Subsequent Transfers.	25
	10.4	Colocation.	26
	10.5	Permitted Subleases.	26
	10.6	Transfer Requirements.	27

11.	ESTOPPEL CERTIFICATES.		28

	11.1	Estoppel Certificate by Tenant.	28
	11.2	Estoppel Certificate by Landlord.	28

12.	SUBORDINATION AND ATTORNMENT; HOLDER RIGHTS.		28

	12.1	Subordination and Attornment.	28
	12.2	Mortgagee and Ground Lessor Protection.	29
	12.3	SNDA.	30
	12.4	Indemnity Agreement.	30

13.	SURRENDER OF TENANT SPACE; HOLDING OVER.		30

	13.1	Tenant’s Method of Surrender.	30
	13.2	Disposal of Tenant’s Personal Property.	31
	13.3	Holding Over.	32
	13.4	Survival.	33

14.	WAIVERS; INDEMNIFICATION; CONSEQUENTIAL DAMAGES; LIENS.		33

	14.1	Waiver.	33
	14.2	Indemnifications.	33
	14.3	Consequential Damages.	35
	14.4	Liens.	35

15.	TENANT DEFAULT.		36

	15.1	Events of Default By Tenant.	36
	15.2	Remedies.	37
	15.3	Other Remedies.	38
	15.4	No Waiver.	38

16.	LANDLORD’S LIABILITY.		38

	16.1	Landlord Default.	38
	16.2	Landlord’s Liability.	39
	16.3	Transfer of Landlord’s Interest.	40

17.	TENANT’S RIGHT OF FIRST OPPORTUNITY TO PURCHASE.		40

	17.1	ROFO	40

18.	MISCELLANEOUS.		42

	18.1	Severability.	42
	18.2	No Waiver.	42

18.3	Attorneys’ Fees and Costs.	42
18.4	Headings; Time; Survival.	43
18.5	Notices.	43
18.6	Governing Law; Jurisdiction.	43
18.7	Incorporation; Amendment; Merger.	44
18.8	Brokers.	44
18.9	Examination of Lease.	44
18.10	Recordation.	44
18.11	Authority.	45
18.12	Successors and Assigns.	45
18.13	Force Majeure.	45
18.14	No Partnership or Joint Venture; No Third Party Beneficiaries.	46
18.15	Access by Landlord.	46
18.16	Rights Reserved by Landlord.	46
18.17	Signage Rights.	46
18.18	Counterparts; Delivery by Facsimile or E-mail.	47
18.19	Confidentiality.	47
18.20	No Foreign Corrupt Practices.	47
18.21	Incorporation of Schedules and Exhibits.	48
18.22	Acting Reasonably	48
EXHIBIT A DESCRIPTION OF THE LAND		1
EXHIBIT B INSURANCE		1
EXHIBIT C		1
EXHIBIT D FORM OF INDEMNITY AGREEMENT		1
EXHIBIT E AGREEMENT FOR PROJECT WORK DESIGN, PLANNING AND CONSTRUCTION		1
EXHIBIT E-1 LANDLORD’S WORK, PLANS AND SPECIFICATIONS		1
EXHIBIT E-2 CLARIFICATION TO PLANS AND SPECIFICATIONS FOR LANDLORD’S WORK		1
EXHIBIT E-3 DELAYS AND RESOLUTIONS		1
EXHIBIT E-4 ALTERATIONS THAT MAY BE REQUESTED BY TENANT		1
EXHIBIT E-5 ESTIMATED TENANT’S WORK SCHEDULE		1
EXHIBIT F SHARED ACCESS AGREEMENT		1

SCHEDULE “1”

CERTAIN DEFINED TERMS

“Architect” means an independent, duly qualified architect, engineer, surveyor or quantity surveyor appointed by Landlord, from time to time.

“Bresler Family” means any one or more of: (i) a lineal descendant (whether by blood or adoption) of Ron Bresler or Eric Bresler; (ii) the spouse of a lineal descendant (whether by blood or adoption) of Ron Bresler or Eric Bresler; (iii) a trust for one or more of the persons described in subparagraphs (i) and (ii); and/or (iv) a corporation, company and/or partnership controlled, directly or indirectly, by any combination of the foregoing.

“Building Systems” means the standard building systems, services, installations and/or facilities from time to time installed in or servicing the Building as a whole or any portion thereof (but expressly excluding any trade fixtures, equipment and other personal property installed by or for Tenant at Tenant’s cost in connection with Tenant’s Permitted Use including, without limitation, any trade fixtures and specialty equipment installed for Tenant’s data center operation) including, but not limited to, the standard building HVAC (but expressly excluding supplemental HVAC units, CRACs, CRAHs and other specialty cooling equipment installed by or for Tenant at Tenant’s expense), elevators, mechanical, plumbing, sprinkler, drainage and sewage systems, electrical systems (but expressly excluding emergency and backup power systems), lighting, life safety (including fire prevention) and, in each case, all machinery, equipment, apparatus, components and appurtenances required for the use of any such standard building systems from time to time.

“Business Day” means any day other than Saturday or Sunday which is not a statutory holiday in the City.

“Change of Control” means, in the case of any company, corporation or partnership, the transfer or issue by sale, subscription or operation of law (including any change in the constitution of a partnership or the conversion of a partnership to a limited partnership, limited liability partnership or any other entity which possesses limited liability characteristics), of any shares, voting rights, securities or interest which results in a change in the effective control of such company, corporation or general partnership, unless such change occurs as a result of trading in the shares of an entity listed on a recognized stock exchange in Canada or the United States.

“City” means the City of Toronto and its successors and assigns.

“Claims” mean all claims, causes of action, actions, suits, proceedings, losses, damages, obligations, liabilities, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys’ fees, reasonable legal costs, and other reasonable costs and expenses of defending against any Claims).

“Construction Manager” means Urbacon Design/Build Corp. or a related entity or entities.

“CPI” means the annual average index for the All Items Index for Toronto as published by Statistics Canada, or its successor. If Statistics Canada or its successor no longer publishes an All Items Index CPI index for Toronto or if no such substitution is published, or if the base year for the Consumer Price Index (or the substitution or replacement index) is changed, the necessary conversions will be made by Landlord, acting reasonably.

“Current Comparison Month” means the month that is two (2) months immediately prior to the CPI Annual Adjustment Date.

“Environmental Laws” mean and include all now and hereafter existing Applicable Laws regulating, relating to, or imposing liability or standards of conduct concerning public health and safety or the environment.

“Handle,” “Handled,” or “Handling” mean any installation, handling, generation, storage, treatment, use, disposal, discharge, release, manufacture, refinement, presence, migration, emission, abatement, removal, transportation, or any other activity of any type in connection with or involving Hazardous Materials.

“Hazardous Materials” include: (1) any material or substance: (i) which is defined or becomes defined as a “hazardous substance,” “hazardous waste,” “infectious waste,” “chemical mixture or substance,” or “air pollutant” under Environmental Laws from time to time; (ii) containing petroleum, crude oil or any fraction thereof; (iii) containing polychlorinated biphenyls (“PCBs”); (iv) asbestos, asbestos-containing materials or presumed asbestos-containing materials (collectively, “ACM”); (v) which is radioactive; and/or (vi) which is infectious; or (2) any other material or substance displaying toxic, reactive, ignitable, explosive or corrosive characteristics, and are defined, or become defined by any Environmental Law.

“Landlord Group” mean and refer to Landlord and its directors, officers, shareholders, members, employees, partners, affiliates, beneficiaries and trustees from time to time.

“Landlord’s Actual Knowledge” or similar phrase mean and refer to the actual current knowledge, as of the Effective Date, of Ron Bresler and Eric Bresler (the foregoing two (2) individuals, without personal liability, being employees of Landlord, who would have knowledge regarding the Land, but who shall not have the duty of any investigation in connection with this Lease).

“Lease Year” refers to the period of time between the Commencement Date and the end of the twelfth (12th) full calendar month following the Commencement Date (plus any partial month at the beginning of the Term if the Commencement Date does not fall on the first day of the month), and each successive period of twelve (12) calendar months during the Term or any Extension Term.

“Leasehold Improvements” means all fixtures, improvements, installations, alterations, repairs, works, replacements, changes and additions (including, without limitation, the delivery, storage and removal of materials for any of the foregoing) from time to time made, whether or not erected or installed by or on behalf of Tenant (including, without limitation, for greater certainty, any atypical leasehold improvements), including, without limitation, cabling, wiring, heating, ventilating, air-conditioning, sprinkler, mechanical and electrical equipment and facilities and equipment for or in connection with the supply of utilities or communications, wherever located, exclusively serving the Tenant Space, vaults, raised floors, internal stairways, doors, window coverings, hardware, security equipment, partitions (including, without limitation, moveable partitions), any connection of apparatus to the electrical system (other than a connection to an existing duplex receptacle), to the plumbing lines, to the Building Systems, the sprinkler system or any installation of electrical sub-meters, and wall-to-wall-carpeting with the exception of such carpeting where laid over vinyl, tile or other finished floor and removable without damage to such floor, but excluding Hazardous Materials.

“Minor Variations” mean: (i) any modifications reasonably required to comply with all Applicable Laws and/or to obtain or to comply with any required permit; (ii) any modifications reasonably required to comply with any request by Tenant for modifications (recognizing that Tenant has no right to require same, save and except and only to the extent in compliance with the Change Order process set forth in Exhibit E hereto); (iii) any minor modifications reasonably required to comport with good design, engineering, and construction practices provided, however, the foregoing shall not be a Minor Variation if such modification is reasonably likely to materially adversely affect Tenant’s use of or access to the Property or otherwise materially adversely interfere with the Tenant’s Permitted Use hereunder or impose any material cost or obligation on Tenant; (iv) any minor modifications reasonably required to make reasonable minor adjustments for field deviations or conditions encountered during the construction of the Landlord’s Work provided, however, the foregoing shall not be a Minor Variation if such modification is reasonably likely to materially adversely affect Tenant’s use of or access to the Property or otherwise materially adversely interfere with the Tenant’s Permitted Use hereunder or impose any material cost or obligation on Tenant; and/or (v) any modifications reasonably required to comply with any request by Waterfront Toronto for modifications to the facade of the Building from time to time.

“Occupancy” of a particular floor is defined as the first date that a Customer places equipment within such floor (also referred to as “Landing of the First Customer”).

“Operating Agreements” means, collectively: (i) any and all agreements made pursuant to the Planning Act (Ontario) and any other similar or successor provisions, (ii) development, site plan, landscaping, sidewalk improvement, tunnel, encroachment, easement, right of way, lane closing, building conservation, restoration or heritage agreements, and (iii) any agreements with the City, any utility authority, or others (including the owners of abutting lands and/or the Toronto Transit Commission) relating to access to and/or the development, construction, use or operation of the Property or any part thereof, in each case, whether now or hereafter entered into and as the same may be amended, restated, supplemented or replaced from time to time, subject in each case to the provisions of Section 6.2 below.

“Person”, according to the context, includes any person, corporation, firm, trust, partnership, unlimited liability company, limited liability company or other entity, any group of persons, corporations, firms, trusts, partnerships, unlimited liability companies, limited liability companies or other entities, or any combination thereof.

“Prime” means the annual rate of interest announced from time to time by the Bank of Nova Scotia, Main Branch, Toronto, as the daily rate of interest used by such bank as a reference rate in setting rates of interest for commercial loans of Canadian dollars and commonly referred to by such bank as its Canadian “prime rate”.

“Prior Comparison Month” means the month that is fourteen (14) months prior to the CPI Annual Adjustment Date.

“Property” means and refers to the Land (including parking and yard areas), the Building and improvements thereon or therein.

“Release” includes to release, spill, leak, spray, inoculate, abandon, deposit, seep, throw, handle, treat, place, store, manufacture, dispose of, treat, generate, use, transport, remediate, exhaust, pump, pour, emit, empty, discharge, inject, escape, leach, migrate or dump.

“Rentable Area” means, in the case of the Building or any other premises included in the Rentable Area of the Building, the sum of the areas expressed in square feet of each floor of the Building (including, without limitation, any basement, storage, mechanical and penthouse space) measured from the interior face of the foundation wall for Basement Floor and from the inside face of mullion at curtain wall and interior finish of drywall for each of the ground, 2nd, 3rd, and 4th floor, and from inside face of metal panel on 5th floor mechanical penthouse as shown in the attached plan, without deduction, including, without limitation, any space occupied by stairwells, shafts, structures, columns, beams, conduits, ducts or projections of any kind, and without deduction for the recessing of any entranceway or other indentation from the exterior wall line.

“Replacement Cost” means the full cost of repairing, replacing, or reinstating any item of property (including the value of any renovations) with materials of like kind and quality to the same or a similar state without deduction for physical, accounting, or any other depreciation.

“Sales Taxes” means without duplication, all business transfer, multi-stage sales, sales, use, consumption, value-added, harmonized sales taxes, goods and services taxes or other taxes imposed by any federal, provincial, municipal government upon Landlord or Tenant or in respect of this Lease or the payments made by Tenant hereunder or the goods and services provided by Landlord hereunder including, without limitation, the rental of the Property and the provision of services to Tenant hereunder, whether existing at the date hereof or hereafter imposed by any authority.

“Substantial Completion” or “Substantially Complete” means that the relevant work has been “substantially performed” as said term is defined in the Construction Lien Act (Ontario).

“Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with Generally Accepted Accounting Principles.

“Taxes – Real Property” (individually, a “Tax – Real Property”) means and refers to all taxes, rates, duties, levies, fees, charges, sewer levies, local improvement rates, assessments and governmental charges (foreseen or unforeseen, general or special, ordinary or extraordinary), whether national, province or local, and whether levied by taxing districts or authorities presently taxing the Property, or by others subsequently created or otherwise, and any other taxes and assessments, attributable to the Property or its operation, including but not limited to ad valorem real property taxes, and all taxes of whatsoever nature that are imposed in substitution for or in lieu of any of the taxes, assessments or other charges herein defined; provided, however, Taxes – Real Property shall not include Taxes – Other, Taxes – Equipment, death taxes, excess profits taxes, franchise taxes and province and national income taxes; except to the extent imposed in substitution for or in lieu of any of the Taxes – Real Property herein defined; Taxes– Real Property shall include, without limitation, all real property taxes, business occupancy taxes, parking, signage and/or congestion assessments, charges, taxes, fees and/or levies and general and special assessments, charges, fees or levies for transit, housing, schools, police, fire or other governmental services or for purported benefits to the Property; local improvement taxes; special taxes which may now or hereafter be levied or assessed against Landlord by virtue of its ownership of the Property; and any amounts assessed or charged in addition to and/or substitution for or in lieu of any such amounts. Taxes– Real Property also includes each and every instalment thereof. Notwithstanding the foregoing, Taxes – Real Property shall not include Taxes – Other, Taxes – Equipment, death taxes, excess profits taxes, franchise taxes and province and national income taxes; except to the extent imposed in substitution for or in lieu of any of the Taxes – Real Property herein defined.

“Tenant Group” means and refers to Tenant and its directors, officers, shareholders, members, employees, constituent partners, affiliates, beneficiaries and trustees.

“Tenant Space” means and refers to the Property.

“Waterfront Toronto” means Toronto Waterfront Revitalization Corporation and its successors and assigns.

In addition, certain capitalized terms used herein have the meanings attributed to them in the “Basic Lease Information” provisions set out below.

LEASE

This Lease (this “Lease”) is entered into as of the Effective Date (as set forth in Item 5 of the Basic Lease Information, below), by and between Landlord (as set forth in Item 1 of the Basic Lease Information, below) and Tenant (as set forth in Item 2 of the Basic Lease Information, below):

RECITALS

A. Landlord is the owner of the Land (as set forth in Item 14 of the Basic Lease Information, below). The Landlord’s work is to be performed by Landlord under and pursuant to the terms hereof.

B. Tenant desires to lease the Property from Landlord, and Landlord desires to lease the Property to Tenant during the Term (as set forth in Item 6 of the Basic Lease Information, below).

C. Concurrently with the execution and delivery of the Lease by Tenant, Tenant will cause Indemnifier to execute and deliver the indemnity agreement in the form attached hereto as Exhibit “D” (the “Indemnity Agreement”).

D. Unless otherwise specifically indicated to the contrary, all initially capitalized terms contained in this Lease shall have the meanings set forth on Schedule “1”, attached to this Lease.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, Landlord and Tenant agree as follows:

BASIC LEASE INFORMATION

1.	Landlord:	271 Front Inc. (“Landlord”)

2.	Tenant:	Equinix Canada Ltd. (“Tenant”)

3.	Indemnifier	Equinix, Inc. (“Indemnifier”)

4.	Tenant and Indemnifier’s Addresses:

Tenant and Indemnifier’s Address for Notices:

Equinix Canada Ltd.

c/o Equinix, Inc.

20110 Ashbrook Place, Suite 160

Ashburn, VA 20147

Attn: Real Estate

Facsimile No: (703) 860-0215

With a copy to:

Equinix Canada Ltd.

c/o Equinix, Inc.

One Lagoon Drive, 4th Floor

Redwood City, CA 94065

Attn: General Counsel (Real Estate)

Facsimile No: (650) 598-6913

Tenant Address for Invoice of Rent: Equinix Canada Ltd. c/o Equinix, Inc. One Lagoon Drive, 4th Floor Redwood City, CA 94065 Attn: Accounts Payable Facsimile No: (650) 598-6913

5.	Effective Date/ Commencement Date:

	(a)	Effective Date:	November 30, 2012

	(b)	Commencement Date:	The date on which is the earlier of (said earlier date being the “Commencement Date”): (a) the day immediately following the expiration of the Fixturing Period; (b) the date of the Landing of the First Customer; and (c) May 1, 2016 (subject, however, to Tenant’s one-time termination right set forth in Exhibit E-3).

	(c)	Target Substantial Completion Date:	As defined in Exhibit E.

	(d)	Outside Completion Date:	As defined in Exhibit E.

6.	Term:

Approximately one hundred eighty (180) months (commencing on the Commencement Date and expiring on the last day of the one hundred eightieth (180th) full calendar month thereafter) (the “Term”).

For the avoidance of doubt, if the Commencement Date occurs on a date that is other than the first (1st) day of a calendar month, the Term shall be deemed to have been automatically extended by the number of calendar days in the month in which the Commencement Date occurs, such that the Term shall expire on the last day of the month and be equal to the number of months described above, plus the number of days (including the Commencement Date) contained in the partial calendar month in which the Commencement Date occurs.

7.	Extension Options/ Extension Term:		Three (3) Extension Options (defined in Section 2.3.1 of the Standard Lease Provisions, below), each to extend the Term for an Extension Term (defined in Section 2.3.1 of the Standard Lease Provisions, below) of one hundred twenty (120) months each pursuant to Section 2.3, below.

8.	Tenant Space:		The Tenant Space is equal to the Property.

9.	Base Rent:

Lease Year	Base Rent p.s.f.	Monthly Base Rent ****		Annual Base Rent****

1* – 2	$45.00	$824,486.25	**	$9,893,835.00	**

3 – 5	$45.00	$824,486.25		$9,893,835.00

6 – 15	Base Rent for the preceding year increased by the CPI Adjustment***

*             Plus any partial month at the beginning of the Term if the Commencement Date does not fall on the first day of the month.

**           Notwithstanding the foregoing, Tenant shall not be required to pay Base Rent during the first two (2) Lease Years of the initial Term only (but for greater certainty, Tenant will be required to pay all other elements of Rent) with respect to the 2nd and 3rd floors of the Building, unless during such time, Tenant takes Occupancy of either floor at which time, Base Rent for said floor shall also be payable in its entirety. Assuming that Occupancy has not occurred for either floor, the monthly Base Rent during the first two (2) Lease Years of the initial Term only will be $513,116.25 plus Sales Taxes thereon. Likewise, for so long as Occupancy has not occurred for only one (1) of the two (2) floors, the monthly Base Rent will be $668,801.25 plus Sales Taxes thereon during the first two (2) Lease Years of the initial Term only.

 Notwithstanding the foregoing, both the second (2nd) and third (3rd) floors will be delivered to Tenant on the Commencement Date, and Tenant may make preliminary preparations to either or both such floors (such as installing empty cages, cabinets or racks) in advance of the Landing of the First Customer in such floor.

***        Commencing on the first day of the sixth (6th) Lease Year of the Term (the “First CPI Annual Adjustment Date”) and on each anniversary of the First CPI Annual Adjustment Date during the initial 15-year Term and the first (1st), the second (2nd) and the third (3rd) Extension Terms (each, a “CPI Annual Adjustment Date”), Base Rent (and the monthly instalments thereof) shall be increased (but never decreased) by the percentage increase of the CPI from the Prior Comparison Month through the Current Comparison Month.

****      Based upon 219,863 square feet of Rentable Area and subject to final measurement in accordance with Section 1.5.

In addition to Base Rent, Tenant shall remit Sales Taxes thereon with each monthly payment.

10.	Deposit:	$2,831,220.42 (the “Deposit”)

11.	Landlord’s Address for Notices:

271 Front Inc.

5905 Campus Road

Mississauga ON L4V 1P9

Attn: Messrs. Ron & Eric Bresler

Facsimile No. (905) 676-9318

With a copy to:

BML Group

c/o Goodmans LLP

Bay Adelaide Centre

333 Bay Street, Suite 3400

Toronto, ON M5H 2S7

Attn: Messrs. Steve Belgue/ Ken Herlin (File No. 12-1352)

Facsimile No. (416) 979-1234

12.	Landlord’s Address for Payment of Rent:

ACH Payments:

Landlord and Tenant agree to coordinate the payment of Rent hereunder by way of automatic payment and shall provide wire instructions, as applicable, on or before the Commencement Date. Landlord agrees that Tenant shall only be required to remit payment to one Landlord entity (or as it directs in writing) and will not be required to split any Rent payments hereunder due to Landlord consisting of more than one entity.

13.	Brokers:

	(a) Landlord’s Broker:	None.

	(b) Tenant’s Broker:	Cushman & Wakefield Ltd.

14.	Land:	The Land located at 45 Parliament Street, Toronto, Ontario, Canada as more particularly described on Exhibit A attached hereto (the “Land”).

15.	Building:	That certain building on the Land containing approximately 236,741 square feet of Rentable Area (the “Building”). It is currently the intention of the parties that the Building consist of a basement, four (4) floors and a mechanical penthouse as follows:

		Floor	Rentable Area

		Basement, Storage First Floor Second Floor Third Floor Fourth Floor	24,025 39,665 41,516 41,516 38,513
		Fifth Floor (Mechanical penthouse)	34,628

In addition, the basement floor of the Building will also contain parking areas comprised of approximately 16,878 square feet of Rentable Area which parking area will not be subject to Base Rent (but will be subject to Additional Rent) so long as it is not used for colocation purposes. For example, and without limiting what use is not for colocation purposes, Tenant may use such parking area (or portion thereof) for parking, storage and/or security booth(s) without being subject to Base Rent thereon). If any portion of the parking area is used for collocation purposes, Base Rent will be increased accordingly. The Building includes the Building Systems.

This Lease shall consist of the foregoing Basic Lease Information, the provisions of the Standard Lease Provisions, below, Schedule “1”, above, and Exhibit A through Exhibit F, inclusive, all of which are incorporated herein by this reference as of the Effective Date. In the event of any conflict between the provisions of the Basic Lease Information and the provisions of the Standard Lease Provisions, the Basic Lease Information shall control.

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STANDARD LEASE PROVISIONS

1.	LEASE OF TENANT SPACE.

1.1	Tenant Space.

In consideration of the covenants and agreements to be performed by Tenant, and upon and subject to the terms and conditions of this Lease, Landlord hereby leases the Tenant Space to Tenant for the Term.

1.2	Condition of Tenant Space.

Tenant has inspected the Land and, upon delivery of the Tenant Space with Landlord’s Work Substantially Completed which shall be effected by delivery of the Tenant Fixturing Notice by Landlord, Tenant shall be deemed to have accepted the Tenant Space in its then-current condition on an “AS-IS, WHERE IS” basis, except as otherwise expressly set forth in Exhibit E of this Lease. Landlord shall have no obligation to construct or install any improvements in (or on), or to make any other alterations or modifications to, the Tenant Space, except as otherwise expressly set forth in Exhibit E of this Lease. Tenant acknowledges and agrees that no representation or warranty (express or implied) has been made by Landlord as to the condition of the Land, or the suitability or fitness of the planned Tenant’s Work for the conduct of the Permitted Use, Tenant’s business or for any other purpose.

1.3	No Rights to Relocate.

Landlord shall have no right to relocate the Tenant Space.

1.4	Quiet Enjoyment; Access.

Subject to all of the terms and conditions of this Lease, (a) Tenant shall quietly have, hold and enjoy the Tenant Space in conformity with the Permitted Use without hindrance from Landlord or any person or entity claiming by, through or under Landlord, and (b) Tenant shall have access to the Tenant Space twenty-four (24) hours per day, seven (7) days per week. Without limiting the foregoing, Tenant shall have unfettered access to any Building Systems and all equipment and installations in or otherwise serving the Tenant Space and Tenant shall have the absolute right to carry out testing of such Building Systems and equipment and installations. Additionally, in no event shall Tenant be required to enter the Property via a Landlord controlled MPOE or Meet-me-room.

1.5	Measurement.

Prior to the Commencement Date, Landlord shall, at Landlord’s sole cost, engage an independent certified architect or surveyor to measure the Rentable Area of the Building. If such architect’s or surveyor’s measurement of the Rentable Area of the Building is less than the Rentable Area of the Building set forth in Item 15 of the Basic Lease Information by five percent (5%) or more, Base Rent shall thereafter be reduced accordingly to reflect said excess beyond five percent (5%) effective as of the Commencement Date. However, if the variance is less than five percent (5%), Landlord and Tenant shall make no adjustments to the Rentable Area for purposes of calculating Base Rent hereunder. In no event shall Base Rent increase if the Rentable Area is larger than as set forth in Item 15 of the Basic Lease Information above. Landlord will notify Tenant of the results of its measurement of the Rentable Area of Building and, subject to the foregoing, total Base Rent will be calculated and paid by Tenant on the basis of said calculation with effect as of the Commencement Date. Tenant may not advance a Claim based on an error in Landlord’s calculation or measurement of the Rentable Area of the Building later than one (1) year after Landlord has notified Tenant of its calculations or measurements, as the case may be. In the case of any dispute over the calculation or measurement of the Rentable Area of the Building or of any other Rentable Area, the determination by the Architect shall be conclusive and binding upon the parties hereto absent manifest error. Any amounts owing by Tenant to Landlord shall be paid within ten (10) days after the date of delivery of the statement by Landlord. Any amounts owing by Landlord to Tenant will be credited towards the next payment of Base Rent payable by Tenant pursuant to this Lease.

2.	TERM.

2.1	Term.

The Term shall commence on the Commencement Date and shall continue in effect for the Term, as the same may be extended, or earlier terminated, in accordance with the express terms of this Lease.

2.2	Delivery of Tenant Space.

Landlord shall deliver to Tenant the Tenant Space with the Landlord’s Work Substantially Completed pursuant to Exhibit E to this Lease. Landlord shall use commercially reasonable efforts to cause the Landlord’s Work to have been completed prior to the Target Substantial Completion Date (as defined in Exhibit E), and Tenant shall only have the remedies set forth in Exhibit E-3 with respect to delays in such completion. While Substantial Completion will be confirmed by way of the delivery of the Tenant Fixturing Notice, Tenant and Landlord shall, at the other party’s request, execute and deliver a notice and agreement setting forth the actual Commencement Date, the actual expiration date, the actual dates on which Tenant takes Occupancy of the second (2nd) and third (3rd) floors, and revised Base Rent schedules, as necessary.

2.3	Extension Options.

2.3.1 Subject to and in accordance with the terms and conditions of this Section 2.3, so long as no Event of Default has occurred and is subsisting, Tenant shall, subject to the terms and conditions contained herein, have three (3) options to extend the Term (each, an “Extension Option”) specified in Item 7 of the Basic Lease Information to extend the Term with respect to the entire Tenant Space, each for an additional term of one hundred twenty (120) calendar months each (collectively the “Extension Terms”, each an “Extension Term”), upon the same terms, conditions and provisions applicable to the then current Term (except as provided otherwise herein) and the Indemnity Agreement shall remain in full force and effect, except that: (i) there shall be no further right to extend, renew or overhold after the expiry of the Extension Term beyond the 3rd Extension Term; (ii) the Base Rent for the Extension Term shall be calculated in the manner set out below; (iii) there shall be no Landlord’s Work, Tenant’s allowance, fixturing period, Tenant improvements or rent-free period for the Extension Term and Section 2.2 hereof shall not apply; (iv) without increasing Landlord’s obligations or reducing Tenant’s obligations, the Property shall be accepted by Tenant in “as is” condition at the commencement of the Extension Term without Landlord being required to perform any Landlord Extraordinary Repair Obligation; and (v) the Indemnity Agreement shall remain in full force and effect.

2.3.2 The annual Base Rent payable with respect to the Tenant Space for each year of each Extension Term (the “Option Rent”) shall be as follows:

(i)

The Option Rent for each year of the first (1st) Extension Term shall be increased annually by the percentage increase of the CPI from the Prior Comparison Month through the Current Comparison Month, as more particularly described in Item 9 of the Basic Lease Information.

(ii)

The Option Rent for each year of the second (2nd) Extension Term shall be increased annually by the percentage increase of the CPI from the Prior Comparison Month through the Current Comparison Month, as more particularly described in Item 9 of the Basic Lease Information.

(iii)

The Option Rent for each year of the third (3rd) Extension Term shall be increased annually by the percentage increase of the CPI from the Prior Comparison Month through the Current Comparison Month) as more particularly described in Item 9 of the Basic Lease Information.

For greater certainty, Base Rent will increase annually (or may remain the same) based on the percentage increase in the CPI, but may never decrease.

2.3.3 Tenant may exercise each Extension Option only by delivering to Landlord a written notice (an “Option Exercise Notice”) at least twelve (12) calendar months (and not more than eighteen (18) calendar months) prior to the then applicable expiration date of the Term, specifying that Tenant is irrevocably exercising its Extension Option so as to extend the Term by an Extension Term on the terms set forth in this Section 2.3. If Tenant shall duly exercise an Extension Option, the Term shall be extended to include the applicable Extension Term (and all references to the Term shall be deemed to refer to the Term specified in Item 6 of the Basic Lease Information, plus all duly exercised Extension Terms). If Tenant shall fail to deliver an Option Exercise Notice within the applicable time period specified herein for the delivery thereof, time being of the essence, Tenant shall be deemed to have forever waived and relinquished such Extension Option, and any other options or rights to renew or extend the Term effective after the then applicable expiration date of the Term shall terminate and shall be of no further force or effect.

2.3.4 Tenant shall have the right to exercise any Extension Option only with respect to the entire Tenant Space leased by Tenant at the time that Tenant delivers an Option Exercise Notice. If Tenant duly exercises an Extension Option, Landlord and Tenant shall execute an amendment reflecting such exercise. Notwithstanding anything to the contrary herein, any attempted exercise by Tenant of an Extension Option shall, at the election of Landlord, be invalid, ineffective, and of no force or effect if, on the date on which Tenant delivers an Option Exercise Notice or on the date on which the Extension Term is scheduled to commence there shall be an uncured Event of Default. Tenant and Indemnifier shall forthwith execute and deliver such documentation as reasonably required by Landlord to give effect to the foregoing extension.

3.	BASE RENT AND OTHER CHARGES.

3.1	Base Rent.

Commencing on the Commencement Date, Tenant shall pay to Landlord base rent (the “Base Rent”) for the Tenant Space in accordance with Item 9 of the Basic Lease Information and the Commencement Date Notice. All such Base Rent shall be paid to Landlord in monthly instalments in advance on the first day of each and every month throughout the Term of this Lease. Tenant shall pay to Landlord in advance, without demand, abatement, deduction, set-off or reduction whatsoever (except, in each case, as expressly set forth in Sections 3.2.2, 9.1.3 and 9.1.6 of this Lease), equal monthly instalments of Base Rent on or before the first day of each calendar month during the Term hereof, in lawful money of Canada, at the office of Landlord for payment of Rent set forth above, or to such other Person or at such other place as Landlord may from time to time designate in writing. If the Term does not commence on the first day of a calendar month, the Base Rent for such partial calendar month shall be calculated on a per diem basis determined by dividing the Base Rent that would otherwise be applicable to the first (1st) month of the Term by the total number of calendar days in such Partial Month and multiplying such amount by the number of days remaining in such calendar month from and after (and including) the Commencement Date.

3.2	Deposit

3.2.1 No later than five (5) Business Days following the execution of this Lease, Tenant shall pay Landlord the Deposit by way of bank draft, certified cheque and/or wire transfer. The Deposit shall stand as security for the timely performance of each of Tenant’s covenants, indemnities and obligations under this Lease and the Indemnifier’s covenants, indemnities and obligations under the Indemnity Agreement from time to time. Upon each occurrence of an Event of Default, Landlord may use all or part of the Deposit to pay delinquent payments due under this Lease and/or the cost of any damage, injury, expense or liability caused by such an Event of Default, without prejudice to any other right or remedy provided herein, in the Indemnity Agreement or provided by law. The Deposit shall be the absolute property of Landlord and no interest shall accrue thereon. The rights and remedies of Landlord hereunder in respect of the Deposit and Landlord’s absolute entitlement to the entire proceeds thereof shall survive and continue in full force and effect and shall not be waived, reduced, released, discharged, impaired or affected by reason of the release or discharge of Tenant or Indemnifier, if any, in any receivership, bankruptcy, insolvency, winding-up or other creditor’s proceedings, including, without limitation, any proceedings under the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), or the disaffirmance, disavowal, surrender, cancellation, unenforceability, compromise, resiliation, disclaimer, repudiation, rejection, unenforceability and/or termination of this Lease for any reason

(individually and collectively referred to herein as “Disclaimed”) in any such proceedings or otherwise and shall continue with respect to the periods thereto and thereafter as if this Lease had not been Disclaimed.

3.2.2 Notwithstanding the foregoing, so long as there is no Event of Default hereunder which is subsisting, Landlord shall apply the corresponding portion of the Deposit against the Base Rent first payable hereunder.

3.3	Taxes – Real Property.

3.3.1 Beginning with the Commencement Date and continuing throughout the Term, Tenant shall be obligated to pay in a timely manner directly to the applicable governmental taxing authority, an amount equal to the Taxes – Real Property. Landlord shall cooperate with Tenant in getting the taxing authority to send the Tax Bill – Real Property (as defined below) directly to Tenant. Alternatively, if the taxing authority does not send the Tax Bill – Real Property directly to Tenant, then Landlord shall promptly furnish to Tenant a copy of any interim or final Tax Bill – Real Property when received for the current or ensuing calendar year, and Tenant shall be required to make timely payment directly to the taxing authority, at least fourteen (14) days prior to the due date in each case (but in no event shall Tenant be required to make such payment prior to the date that is ten (10) days after Tenant’s receipt of such Tax Bill – Real Property from Landlord), of the amount of each instalment of Taxes– Real Property as set out in the said Tax Bill – Real Property. Landlord shall be responsible for paying any late fees or other charges resulting from a late payment due to the late delivery by Landlord to Tenant of the Tax Bill – Real Property received by Landlord and Tenant shall be responsible for paying any such late fees or other charges resulting from a late payment by Tenant. Notwithstanding the foregoing, if an Event of Default has occurred on more than one (1) occasion in a twelve (12) month period, Landlord may require Tenant to forthwith deliver to Landlord post-dated cheques payable to the taxing authority based upon Landlord’s reasonable estimate of the instalments of Taxes – Real Property payable during such calendar year. When the actual amount of Taxes – Real Property payable by Tenant has been determined for each lease year, all necessary adjustments in respect of any underpayment or overpayment by Tenant shall be made. If Landlord receives a refund of Taxes – Real Property allocable to a Tax Bill – Real Property that Tenant paid, subject always to the provisions of Section 3.3.2.1, Landlord shall promptly pay Tenant such refund.

3.3.2 Notwithstanding the foregoing or anything else contained herein or elsewhere, Tenant acknowledges that Landlord has applied for or will apply for financial assistance from the City through the City’s Imagination, Manufacturing, Innovation and Technology grant program (the “IMIT Program”) in connection with the remediation and redevelopment of the Property and that title to the Lands will be subject to the City of Toronto Imagination, Manufacturing, Innovation and Technology Tax Increment Equivalent Grant and Brownfield Remediation Property Tax Incentive Agreement dated as of October 29, 2012 between Landlord and the City registered as Instrument No. AT3163821 (the “IMIT Agreement”)

3.3.2.1 One part of the IMIT Program is the Brownfields Remediation Tax Assistance (“BRTA”) program, which is designed to provide financial assistance to developers who revitalize sites hindered by environmental contamination. Tenant acknowledges and agrees that the BRTA may be provided by the City and/or the Province of Ontario by way of grant or by way of a refund, cancellation, reduction or elimination of Taxes – Real Property charged to or against the Property. In consideration of the Landlord’s Work (including, without limitation, Landlord’s remediation of the Hazardous Materials), Tenant hereby acknowledges and confirms that the intent of this Lease is to permit Landlord to retain and enjoy the full benefit of the BRTA and that if any Taxes – Real Property is (or has been) refunded, reduced, cancelled or eliminated and/or a credit granted through the BRTA program, Tenant will forthwith pay the full amount attributable to the BRTA program to Landlord each year throughout the Term as Additional Rent. Said amount shall be calculated by Landlord and paid by Tenant to Landlord based upon the full assessed value of the Property (as though such Taxes – Real Property had not been so refunded, reduced, cancelled or eliminated and/or a credit granted through the BRTA program).

3.3.2.2 Another part of the IMIT Program is the Tax Increment Equivalent Grant (the “Development Grant”) program which is designed to provide financial assistance to property owners who undertake development for specific employment uses in targeted sectors. This assistance is currently provided by way of a series of annual grants which are paid out following the completion of the development. Each of Landlord and Tenant hereby acknowledges and confirms that the intent of this Lease is to permit Tenant to retain and enjoy all of the Development Grants for so long as this Lease is in effect. If any Development Grants are received by Landlord, for the period that this Lease is in effect, Landlord will hold said Development Grants in trust for Tenant and shall forthwith remit the full amount thereof to Tenant.

3.3.2.3 In connection with each of the BRTA and the Development Grants and any other incentives, upon the request of either party, Tenant and Landlord shall cooperate with one another and forthwith execute and deliver such reasonable documentation and do such things deemed necessary from time to time in order to maximize each of the BRTA and the Development Grants and other incentives as well as expedite the timely receipt thereof; provided, however, subject always to the provisions of Section 3.3.2.1 above, in no event shall the cooperating party be obligated to incur any costs, obligations or liabilities in connection therewith.

3.3.3 So long as no Event of Default has occurred and is subsisting hereunder, Tenant shall have the right at Tenant’s sole cost and expense (but not an obligation) from time to time to contest any item in a Tax Bill – Real Property or to otherwise pursue a reduction in Taxes – Real Property, in each case directly with the applicable governmental taxing authority provided Tenant has either first paid the applicable Tax Bill – Real Property in its entirety or furnished to Landlord satisfactory security for the full payment thereof, by way of bond, irrevocable bank letter of credit or bank guarantee as selected by Landlord, acting reasonably. Tenant agrees to diligently prosecute such appeal or application and keep Landlord regularly apprised in writing of its progress from time to time. Tenant shall indemnify and save harmless Landlord from any and all Claims in connection with the foregoing, including without limitation, paying all of Landlord’s out-of-pocket costs and expenses in connection therewith, including without limitation, reasonable attorneys’ and other professional fees and expenses. Subject to the foregoing, upon request by Tenant, Landlord shall reasonably cooperate with Tenant to seek such reductions.

3.3.4 Tax Bill – Real Property.

3.3.4.1 Each year during the Term, beginning with the Commencement Date (or as soon thereafter as reasonably possible) and continuing throughout the Term (subject to the following sentence), Landlord shall promptly provide to Tenant a copy of the bill received directly by Landlord from the applicable governmental taxing authority showing the Taxes – Real Property (the “Tax Bill – Real Property”). The foregoing notwithstanding, Landlord and Tenant agree to use commercially reasonable efforts following the Commencement Date, at Tenant’s sole cost and expense, to cause the applicable governmental taxing authority to send the Tax Bills – Real Property directly to Tenant. To the extent any Tax Bill – Real Property is received directly by Tenant, Tenant shall promptly provide to Landlord a copy of each such Tax Bill – Real Property.

3.3.5 If the Commencement Date is not the first day of a calendar year, or the expiration or earlier termination date of the Term of the Lease is not the last day of a calendar year, then Taxes – Real Property shall be prorated. The foregoing adjustment provisions shall survive the expiration or termination of the Term of the Lease.

3.4	Payments Generally.

Base Rent, all forms of Additional Rent (defined in this Section 3.4, below) payable hereunder by Tenant and all other amounts, fees, payments or charges payable hereunder by Tenant shall: (i) each constitute rent payable hereunder (and shall sometimes collectively be referred to herein as “Rent”), (ii) be payable to Landlord in full when due without any prior notice or demand therefor in lawful money of Canada without any demand, abatement, deduction, set-off or reduction whatsoever (except, in each case, as expressly set forth in Sections 3.2.2, 9.1.3 and 9.1.6 of this Lease), and (iii) be payable to Landlord at the address of Landlord specified in Item 12 of the Basic Lease Information (or to such other person or to such other place as Landlord may from time to time designate in writing to Tenant). No receipt of money by Landlord from Tenant after the termination of this Lease, the service of any notice, the commencement of any suit, or a final judgment for possession shall reinstate, continue or extend the Term of this Lease or affect any such notice, demand, suit or judgment. No partial payment by Tenant shall be deemed to be other than on account of the full amount otherwise due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord shall be entitled to accept such payment without compromise or prejudice to any of the rights or remedies of Landlord hereunder or under any Applicable Laws (defined in Section 6.3.1, below). In the event that the Commencement Date or the expiration of the Term (or the date of any earlier termination of this Lease) falls on a date other than the first or last day of a calendar month, respectively, the Rent payable for such partial calendar month shall be prorated based on a per diem basis. For purposes of this Lease, all amounts (other than Base Rent) payable by Tenant to Landlord or otherwise pursuant to this Lease, whether or not denominated as such, shall constitute “Additional Rent.” At Landlord’s request, Tenant will participate in an electronic funds transfer system or similar system whereby Tenant will authorize its bank, trust company, credit union or other financial institution to credit Landlord’s or Holder’s bank account each month in an amount equal to the Base Rent and any Additional Rent payable on a monthly basis pursuant to the provisions of this Lease along with all applicable Sales Taxes thereon from time to time.

3.5	Late Payments.

Tenant hereby acknowledges and agrees that the late payment by Tenant to Landlord of Base Rent or Additional Rent (or any other sums due hereunder) will cause Landlord to incur administrative costs not contemplated under this Lease and other damages, the exact amount of which would be extremely difficult or impractical to fix. In addition to Landlord’s other rights and remedies herein, Tenant agrees that if Landlord does not receive any such payment on or before the date on which such payment is due (a “Late Charge Delinquency”), Tenant shall pay to Landlord, as Additional Rent, interest on all such delinquent amounts at an interest rate (the “Default Rate”) equal to an annual interest rate at the Prime Rate plus three percent (3%) thereon from the date of the Late Charge Delinquency until the date the same are paid in its entirety. In no event, however, shall the charges permitted under this Article 3 or elsewhere in this Lease, to the extent the same are considered to be interest under Applicable Law, exceed the maximum lawful rate of interest. Landlord’s acceptance of any interest pursuant to this Section 3.5, shall not be deemed to constitute a waiver of Tenant’s default with respect to the overdue amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord hereunder or under any Applicable Laws. Notwithstanding anything herein to the contrary, Landlord agrees that no default interest shall be due for one (1) late payment hereunder during any consecutive twelve (12) calendar month period during the Term, provided such late payment is paid in full within five (5) days after written notice to Tenant of such failure.

3.6	Utilities.

Commencing on the Commencement Date, Tenant shall timely pay for all utilities (including, but not limited to, electricity, water and sewage service) provided to and/or used in the Tenant Space. Except with regard to Landlord’s Work, Tenant shall be required to contract directly with all utility providers for the provisioning of utilities, including electrical power, to the Tenant Space, and shall make timely payments directly to each such utility provider. Additionally, Tenant shall be responsible for providing necessary security (including, without limitation, any Toronto Hydro Letter of Credit) to the utility providers to the extent required by such utility providers. Tenant agrees: (a) to provide Landlord with evidence of such payments, within ten (10) days of delivery of a written request therefor from Landlord; and (b) at no time may Tenant reduce the amount of electrical power that is committed to the Property by any electrical utility provider without Landlord’s prior approval, not to be unreasonably withheld, conditioned or delayed.

4.	TAXES – EQUIPMENT; TAXES – OTHER.

4.1	Taxes – Equipment.

Tenant shall be liable for and shall pay at least before delinquency all governmental fees, taxes, tariffs and other charges levied directly or indirectly against any personal property, fixtures, machinery, equipment, apparatus, systems, connections, interconnections and appurtenances located in, or used by Tenant in or in connection with, the Tenant Space (“Taxes – Equipment”; individually, a “Tax – Equipment”).

4.2	Taxes – Other.

Tenant shall pay to Landlord, as Additional Rent when due or if not specified herein within ten (10) days of Landlord’s demand therefor (provided that so long as no Event of Default has occurred in the past twelve (12) months and the amount of Additional Rent due is less than $100,000.00 in the aggregate, said ten (10) day period will be extended to thirty (30) days) and in such manner and at such times as Landlord shall direct from time to time by written notice to Tenant, all excise, sales, privilege or other tax, assessment or other charge (other than income taxes) imposed, assessed or levied by any governmental or quasi-governmental authority or agency upon Tenant or Landlord on account of the Rent (and other amounts) payable by Tenant hereunder (or any other benefit received by Tenant or Landlord hereunder), including, without limitation, Sales Taxes, any gross receipts tax, license fee or excise tax levied by any governmental authority (the “Taxes – Other”); provided however that, if there is any tax, assessment or charge, which would otherwise be included within the foregoing definition of Taxes – Other that is, wholly or in part, imposed as a substitute tax, assessment or charge for Taxes – Real Property, such Tax – Other will be considered a Tax – Real Property to the extent that such tax, assessment or charge is imposed as a substitute for any Tax – Real Property.

4.3	Shared Access Agreement.

4.3.1 Landlord has informed Tenant that Landlord intends to enter into that certain Shared Access Agreement with 281 North Parliament Inc., the abutting land owner, in substantially the form attached hereto as Exhibit F (the “Shared Access Agreement”). The Shared Access Agreement, which will be the first Operating Agreement, relates to the shared access to the Land and the abutting land along with ongoing costs thereof (such as, by way of example only, maintenance, repairs, realty taxes, snow removal, repaving, re-grading, etc.). Tenant shall be bound by the Shared Access Agreement and shall pay all reasonable costs and expenses expressly set forth in the aforementioned form of Shared Access Agreement as it relates to the Land from time to time based on invoices prepared by Landlord and presented to Tenant. Notwithstanding the foregoing, so long as no Event of Default has occurred and is subsisting, in lieu of paying its share of the costs and expenses, Tenant shall have the right at Tenant’s sole cost and expense (but not the obligation) to elect to perform the work required of Landlord under the Shared Access Agreement in accordance with each of the terms and conditions contained therein, in which case, Tenant, only to the extent Landlord is entitled to same, shall be entitled to collect the amounts payable by the abutting land owner under the Shared Access Agreement directly from the abutting land owner. So long as no Event of Default has occurred and is subsisting, Landlord agrees to consider any reasonable request for the installation of fibre-optics under that portion of the easement lands which is the subject of the Shared Access Agreement following the development and remediation of the abutting lands. If Landlord agrees to proceed with the foregoing, Tenant shall bear all costs and expenses in connection therewith, including all costs and expenses relating to remediating and preparing the relevant lands and constructing, installing, maintaining, repairing and/or replacing thereof and if required by Landlord, in its sole, absolute and unfettered discretion, the removal of all related improvements in connection therewith and reinstatement of the lands upon the expiration or earlier termination of this Lease and in no event shall Landlord be obligated to incur any costs, obligations or liabilities in connection therewith.

4.3.2 The parties acknowledge that the abutting land owner may be proceeding with the redevelopment of its lands and in connection therewith there may be disruptions to the easements and access on, over and/or under those lands which are the subject of the Shared Access Agreement from time to time. However, so long as no Event of Default has occurred and is subsisting, Landlord agrees to reasonably consult with and cooperate with Tenant to address any non-satisfaction by Tenant of any proposed work, the action plan and/or the schedule set forth in any “Notice” (as such term is defined in Section 2.3(a) of the Shared Access Agreement), as well as to reasonably cooperate with Tenant as to other concerns Tenant may have from time to time with respect to the Shared Access Agreement, in each and every case, at the Tenant’s sole cost and expense.

5.	NET LEASE.

It is the intent that Tenant will be directly paying for all costs to maintain, repair and replace the Tenant Space (pursuant to the terms of this Lease). To that end, this Lease shall be a completely carefree triple net lease for Landlord and that Landlord shall not be responsible during the Term to incur any costs, charges, expenses, impositions and outlays of any nature whatsoever arising from or relating to the Property, Tenant’s occupation and use of the Property or the business carried on in or from the Property, whether foreseen or unforeseen and whether or not within the contemplation of the parties at the commencement of the Term, in each case except and then only to the extent as otherwise expressly provided in Sections 8.1.2, 9.1.1 and 9.1.6 of this Lease and in Exhibit E of this Lease. Notwithstanding anything contained herein or elsewhere to the contrary, Tenant unconditionally and irrevocably waives the benefit of any statutory or other rights or remedies from time to time existing in respect of abatement, deduction, reduction, set-off or compensation with respect to Rent or any other amounts payable hereunder from time to time, in each case except and then only to the extent as otherwise expressly provided in Sections 3.2.2, 9.1.3 and 9.1.6 of this Lease.

6.	PERMITTED USE; COMPLIANCE WITH RULES AND LAWS; HAZARDOUS MATERIALS.

6.1	Permitted Use.

Tenant shall use the Tenant Space only in accordance with Applicable Laws solely for the installation, placement, operation and maintenance of computer, switch and/or communications equipment and connections, and ancillary purposes necessary or appropriate for datacenter, colocation facility and/or telecommunications center purposes (including without limitation office uses to the extent associated with Tenant’s datacenter, colocation and/or telecommunications uses, and other reasonably associated uses, such as, without limitation, storage) (collectively, the “Permitted Use”) and for no other use or purpose. Any other use or purpose of the Tenant Space is subject to Landlord’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

6.2	Further Assurances.

6.2.1 Operating Agreements. Landlord may from time to time enter into Operating Agreements or amendments and/or modifications thereto and Tenant shall comply with same so long as such Operating Agreement or amendment and/or modification thereto does not materially affect Tenant’s use of or access to the Property or otherwise interfere with the Tenant’s Permitted Use hereunder or impose any material cost or obligation on Tenant. Without limiting the foregoing, Tenant acknowledges that the Property shall be subject to the IMIT Agreement and other agreements with the City relating to the development of the Property from time to time which include, the restrictions and requirements set out in Instrument No. AT3162455 and in the Site Plan Agreement receipted as Instrument No. AT3162496. In furtherance of the foregoing, Tenant shall be bound by said agreements of which Tenant has received notice and only be bound by any future amendments and/or modifications to the aforementioned agreements or other future agreements with the City from time to time provided that Tenant receives notice thereof and said amendments, modifications and/or future agreements do not materially adversely affect Tenant’s use of or access to the Property or otherwise materially interfere with the Tenant’s Permitted Use hereunder or impose any material cost or obligation on Tenant.

6.2.2 Heat Recovery System. Tenant acknowledges and agrees that Landlord may at Landlord’s sole cost and expense, construct, install, maintain, repair and if necessary from time to time, replace a heat recovery system and related piping and attachments for the benefit of abutting and/or other lands from time to time (collectively, the “HRS”). The HRS would be located in the basement of the Building in a space comprised of approximately 300 square feet. All aspects of the HRS including its location, installation and engineering thereof will be subject to the approval of Tenant (which approval may be withheld or conditioned in Tenant’s sole and absolute discretion), and Landlord shall provide to Tenant all requisite information reasonably required by Tenant in assessing the HRS. Without limiting the foregoing, Landlord agrees to install, at its sole cost and expense, (i) temperature sensors, energy meters and other instrumentation so that Tenant can reasonably monitor the operation of the HRS to ensure the HRS is not affecting Tenant’s use of the Property or otherwise interfering with the Tenant’s Permitted Use hereunder, and (ii) a separate meter to measure the electricity consumed by the HRS (and Landlord agrees to reimburse Tenant from time to time for the third party costs of the electricity consumed by the HRS). Throughout the Term, but subject always to Tenant’s reasonable ongoing access and security requirements, Landlord will have access to the HRS in order to effect the requisite construction, installation, maintenance, repairs and if necessary, replacements, thereof from time to time.

6.3	Compliance with Laws; Hazardous Materials.

6.3.1 Compliance with Laws.

6.3.1.1 By Landlord. Landlord and Tenant acknowledge and agree that it is the responsibility of Landlord to deliver the Landlord’s Work to Tenant in a condition that complies with Applicable Laws (including, without limitation, the removal and remediation of Hazardous Materials to the extent required by Applicable Laws provided Tenant acknowledges that Landlord remediation may contemplate a risk assessment in accordance with Applicable Laws such that certain Hazardous Materials may remain in the Property beneath the structural slab of the Building (collectively, the “Landlord Remediation”)). To the extent that it is discovered, after the occurrence of the Commencement Date, that any portion of the Tenant Space did not (on the Commencement Date) comply (to the extent required to be complied with, and, for example, not grandfathered) with Applicable Laws (or that any Hazardous Materials are in existence in violation of Applicable Laws), it shall be Landlord’s obligation, at Landlord’s sole cost and expense, to cause such non-compliance to be remedied. In completing the Landlord Remediation, Landlord shall act diligently and expeditiously and in a good and workmanlike manner and all Applicable Laws. In addition, Landlord shall remain solely responsible for any additional Hazardous Materials which Landlord brings onto the Property during the Term in breach of Applicable Laws. Landlord shall defend, indemnify and save Tenant harmless from any and all Claims resulting from the existence of Hazardous Materials prior to Landlord’s delivery of the Fixturing Notice. Landlord’s indemnities, covenants and obligations under this Section 6.3.1 shall survive the expiration or earlier termination of this Lease.

6.3.1.2 By Tenant. Except as set forth above in Section 6.3.1.1, following Landlord’s delivery to Tenant of the Tenant Space, Tenant, at Tenant’s sole cost and expense, shall timely take all action required to cause the Tenant Space, all Alterations and Tenant’s (and all other Tenant Parties’) use of the Tenant Space to comply (to the extent required to be complied with, and, for example, not grandfathered) at all times during the Term with all applicable laws, ordinances, building codes, rules, regulations, orders and directives of any governmental authority having jurisdiction (including without limitation any post-Commencement Date certificate of occupancy), and all covenants, conditions and restrictions affecting the Property now applicable to the Tenant Space and with all rules, orders, regulations and requirements of any applicable fire rating bureau, insurer or other organization performing a similar function as well as all Environmental Laws (collectively, “Applicable Laws”). Additionally, Tenant shall not use the Tenant Space, or permit the Tenant Space to be used, in any manner, or do or suffer any act in or about the Tenant Space which: (i) violates or conflicts with any Applicable Law; (ii) causes or is reasonably likely to cause damage to the Property, the Building, the Tenant Space or the Building and/or Property systems and equipment, including, without limitation, all Building Systems; (iii) will invalidate or otherwise violates a requirement or condition of any fire, extended coverage or any other insurance policy covering the Property, the Building, and/or the Tenant Space, or the property located therein, or will increase the cost of any of the same (unless Tenant shall agree in writing to pay any such increase to Landlord immediately upon demand as Additional Rent); or (iv) is other than the Permitted Use. Tenant shall also be responsible for any Claims in the event that any parties gain access to the Property during the Term including through access cards, keys or other access devices provided to Tenant by Landlord. Tenant shall retain full ownership of said Hazardous Materials and shall defend, indemnify and save Landlord harmless from any and all Claims resulting from the existence of Hazardous Materials originating following the commencement of the Fixturing Period. Tenant’s indemnities, covenants and obligations under this Section 6.3.1 shall survive the expiration or earlier termination of this Lease. Tenant shall promptly upon demand reimburse Landlord as Additional Rent for any additional premium charged for any insurance policy by reason of Tenant’s failure to comply with the provisions of this Section 6.3.1.

6.3.2 Hazardous Materials.

6.3.2.1 No Hazardous Materials shall be Handled upon, about, in, at, above or beneath the Tenant Space or any portion of the Building or the Property by or on behalf of Tenant, its Transferees (defined in Section 10.1, below) or partners, or their respective contractors, clients, officers, directors, partners, employees, servants, representatives, licensees, agents, or invitees (collectively, the “Tenant Parties” and individually a “Tenant Party”). Additionally, Tenant shall not use the Tenant Space, or permit the Tenant Space to be used, in any manner which may directly or indirectly lead to any non-compliance with any Environmental Laws.

6.3.2.2 Notwithstanding the foregoing, but subject always to the provisions of Section 6.3.1.2 hereof, normal quantities of those Hazardous Materials customarily used in the operation of the Building and/or otherwise by occupants and/or owners of the Building which are customarily used in the conduct of the Permitted Use and is consistent with Institutional Owner Practices (defined below in Section 8.3,) may be used at the Building, but only in compliance with all Applicable Laws and only for so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then Applicable Laws.

7.	UTILITY INTERRUPTIONS.

Landlord shall not be liable or responsible to Tenant or any Tenant Parties for any loss, damage or expense of any type which Tenant may sustain or incur if the quantity or character of the utility provided electric service is changed, is no longer available, or is no longer suitable for Tenant’s requirements. Similarly, no interruption or malfunction of any electrical or other utility service or equipment (including, without limitation, the HVAC System) at the Building or the Property shall, in any event, (i) constitute an eviction or disturbance of Tenant’s use and possession of the Tenant Space, (ii) constitute a breach by Landlord of any of Landlord’s obligations under this Lease, (iii) render Landlord liable for damages of any type or entitle Tenant to be relieved from any of Tenant’s obligations under this Lease (including the obligation to pay Base Rent, Additional Rent, or other charges), (iv) grant Tenant any right of setoff or recoupment, (v) provide Tenant with any right to terminate this Lease, or (vi) make Landlord liable for any injury to or interference with Tenant’s business or any punitive, incidental or consequential damages (of any type), whether foreseeable or not, whether arising from or relating to the making of or failure to make any repairs, alterations or improvements, or whether arising from or related to the provision of or failure to provide for or to restore any service in or to any portion of the Building or the Property.

8.	MAINTENANCE; ALTERATIONS; REMOVAL OF TENANT’S PERSONAL PROPERTY.

8.1	Landlord’s Maintenance.

Landlord shall have no obligation to repair, maintain and/or replace the Tenant Space or any equipment therein or thereon, save and except for Landlord’s Extraordinary Repair Obligations only to the extent specifically provided in Section 8.1.2 hereof.

8.1.1 Intentionally Deleted.

8.1.2 Landlord’s Extraordinary Repair Obligations. In the event that, within the first thirty-six (36) months of the Term (but for greater certainty, none of the Extension Terms), Tenant reasonably determines and provides written notice to Landlord that there are defects in the Landlord’s Work and Landlord does not dispute same, Landlord shall be obligated to, or shall cause the Construction Manager to, repair, redesign, reconstruct and/or replace such components so that such defect is corrected (“Landlord’s Extraordinary Repair Obligations”). This excludes, in each and every case (and Tenant shall be solely responsible for): (i) defects caused by abuse, neglect, negligence or misconduct by Tenant or anyone for whom Tenant is at law responsible from time to time; (ii) defects caused by Alterations or modifications not executed by or on behalf of Landlord from time to time; (iii) defects caused by improper or insufficient maintenance, improper operation, or normal wear and tear under normal usage; (iv) labour or material costs for repairing or replacing defective equipment (for example, a defectively manufactured pump or generator, as distinguished from defectively installed equipment), except to the extent such costs are covered under an unexpired manufacturer’s warranty; and/or (v) any repairs or replacements resulting from the Tenant’s misuse of the Property and/or any Alterations undertaken in connection with the Property by or on behalf of Tenant from time to time (including, without limitation, if Tenant’s Alterations result in the voiding of a particular warranty or indemnity given to Landlord by its contractors, subcontractors, suppliers and/or manufacturers in connection with Landlord’s Work). Furthermore, repairs and/or replacements due to Casualty and/or expropriation are addressed in Section 9 below.

8.1.3 Consultation Process.

8.1.3.1 In the event Tenant provides notice of design or construction defects to Landlord in accordance with this Section 8.1.2, Landlord shall have a period of thirty (30) days thereafter within which to investigate the claimed design or construction defects, and to meet and confer with Tenant, the Construction Manager and/or its design consultants for Tenant’s Work. In such meet and confer period, Tenant shall provide Landlord, the Construction Manager and/or its design consultants with reasonable access to all records of Tenant substantiating the claimed design or construction defects.

8.1.3.2 At or before the end of such thirty (30) day meet and confer period, Landlord shall commence or cause the Construction Manager and/or its design consultants to commence and diligently pursue the repairs, redesigns, reconstruction and/or replacements reasonably required to correct, on a commercially reasonable schedule, any design or construction defects within Landlord’s Extraordinary Repair Obligations. To the extent that Landlord disputes any assertion by Tenant as to design or construction defects in the Landlord’s Work, the dispute shall be resolved by an independent engineer approved by each of Landlord and Tenant acting reasonably without delay, whose decision shall be final and binding.

8.1.3.3 In the event Tenant exercises its rights under Section 8.1.2 to require Landlord to correct any design or construction defects in Landlord’s Work, Tenant shall cooperate with Landlord’s efforts to correct such defects, including, without limitation, cooperating with any efforts of Landlord to enforce any warranties or indemnities of its contractors, subcontractors, suppliers and/or manufacturers of any components of Landlord’s Work, whether such warranties or indemnities are held by Landlord or have been given directly to Tenant by such contractors, subcontractors, suppliers or manufacturers or assigned to Tenant pursuant to Exhibit E hereto.

8.2	Tenant’s Maintenance.

Save and except for Landlord’s Extraordinary Repair Obligations during the first thirty six (36) months of the initial Term only (but for greater certainty, no Extension Terms), Tenant shall, during the entire Term, at Tenant’s sole cost and expense, maintain and repair, and make all necessary replacements in order to keep the Tenant Space in good order and in a clean and safe condition (and in at least as good order and clean condition as when Tenant took possession), ordinary wear and tear (provided said ordinary wear and tear does not result in a state of disrepair) and damage due to Casualty (other than damages for which restoration would be required to be consistent with the Casualty Restoration Standard under Article 9 hereof), excepted.

To the extent such Tenant maintenance, repairs and/or replacements are covered by warranties or indemnities of Landlord’s contractors, subcontractors, suppliers and/or manufacturers, Landlord shall at no cost or expense to Landlord use commercially reasonable efforts to assign (if assignable) such warranties and indemnities to Tenant and Landlord shall at Tenant’s sole cost and expense cooperate with Tenant’s efforts to enforce any such warranties or indemnities.

If Tenant fails to perform its covenants of maintenance and repair hereunder, and if such failure shall continue after written notice to Tenant and thirty (30) days for Tenant to cure such failure (or such additional time as may be reasonably required to effectuate such cure so long as Tenant is diligently pursuing such cure to completion, unless it is an emergency, in which case, the matter must be immediately contained at Tenant’s sole cost and expense), then Landlord may, but shall not be obligated to, perform all necessary or appropriate maintenance, repairs and/or replacements and any third party out-of-pocket amounts reasonably expended by Landlord in connection therewith, plus an administrative charge of fifteen percent (15%) of such amounts, shall be reimbursed by Tenant to Landlord as Additional Rent after Landlord’s demand therefor.

8.3	Alterations.

Notwithstanding any provision in this Lease to the contrary, Tenant shall not make or cause to be made any alterations, additions, improvements or replacements to the Tenant Space or any other portion of the Building or the Property (collectively, “Alterations”) without the prior written consent and approval of Landlord, which consent and approval may not be unreasonably withheld, conditioned or delayed; provided, however, that so long as Tenant complies with the balance of the terms and conditions of this Lease, Landlord’s consent shall not be required for any usual and customary installations, repairs, maintenance, and removals of equipment and telecommunication cables within the Tenant Space if and to the extent that such installations, repairs, maintenance and removals: (i) are usual and customary within the industry, and in compliance with Institutional Owner Practices; and (ii) will not adversely affect the Building’s structure, life safety systems (including, fire prevention), exterior facade, sprinkler systems and/or main switching gear, roof or otherwise void any warranties relating to the Landlord’s Work (collectively, the “Major Alterations”) provided that so long as no Event of Default is subsisting, Landlord will be deemed to have consented to roof repairs undertaken by the same roofer that Landlord had initially retained in connection with the roof. On or about

Substantial Completion of Landlord’s Work, Landlord shall provide Tenant with a list of the foregoing warranties. For example, so long as Tenant complies with the terms and conditions of the balance of this Lease, Landlord’s consent would not be required for the configuration and placement of overhead ladder racks that are usual and customary in datacenters even if attached to the ceiling. For purposes hereof, “Institutional Owner Practices” shall mean practices that are consistent with the practices of the majority of the institutional owners of institutional grade, first-class datacenter or telecommunications projects in North America from time to time. Whether or not Landlord’s consent is required in connection with Alterations, in each and every case: (i) with respect to Major Alterations only, Tenant shall submit to Landlord details of any such proposed Major Alterations including permit-ready plans and specifications prepared by qualified architects or engineers. Such Major Alterations shall be completed in accordance with said permit-ready plans and specifications; (ii) all Alterations shall be planned and completed in compliance with all Applicable Laws and Tenant shall, prior to commencing any Alterations, obtain at its expense, all necessary permits and licences; and (iii) such Alterations must comply with each of Landlord’s and Tenant’s respective insurance requirements and may not adversely affect and/or jeopardize either of Landlord’s or Tenant’s insurance requirements in connection with the Property from time to time. Upon request from time to time, Tenant shall forthwith provide to Landlord complete copies of all plans, drawings, specifications and/or permits relating to any Alterations. Tenant hereby releases and agrees to save harmless Landlord from and against any and all Claims whatsoever suffered by Tenant as a result of any delays in commencing and/or completing Alterations including, as a result of delays incurred in receiving required permits therefor; (iii) all Alterations shall be performed at Tenant’s sole cost and expense, promptly and in a good and workmanlike manner and in compliance by competent contractors or workmen; (iv) all Major Alterations which may not be undertaken without a building permit, shall, at Landlord’s option, be under the supervision of a qualified architect or engineer approved by Landlord, in advance. For each Major Alteration, Tenant shall pay to Landlord forthwith the sum of all reasonable out-of-pocket amounts paid or payable by Landlord in connection with such Major Alterations, including without limitation, all costs and expenses incurred by Landlord for third party contractors, architects and/or engineers engaged by Landlord to supervise such Major Alterations, prepare and/or review plans, drawings and specifications for such Major Alterations, all of whose costs shall be reasonably competitive in the marketplace for comparable services, comparably performed. If Tenant performs any Alterations (including Major Alterations) without compliance with all of the foregoing provisions of this Lease, Landlord, without prejudice to and without limiting Landlord’s other rights and remedies pursuant to this Lease and at law, shall have the right to require Tenant to remove such Alterations forthwith and either restore the Property to the condition in which they existed prior to such Alterations or to require Tenant to perform such Alterations in compliance with the foregoing provisions of this Lease. Tenant shall deliver to Landlord complete Auto-Cad drawings of Tenant’s Work (if any), and any subsequent Alterations (including Major Alterations) thereto, upon completion thereof.

Immediately upon affixation said Alterations shall automatically and absolutely vest with Landlord and constitute part of the Property and shall belong to Landlord absolutely free and clear of any liens, claims and/or encumbrances by anyone whatsoever. Notwithstanding the foregoing, it is agreed and understood that the Tenant retains a leasehold interest in the Alterations made by Tenant, or made by Landlord on Tenant’s behalf at Tenant’s cost and expense notwithstanding that same become the property of the Landlord immediately upon affixation without compensation therefor to Tenant and Tenant is entitled to all rights of depreciation to the extent to which Tenant is entitled pursuant to the Income Tax Act (Canada). Additionally, Landlord and Tenant agree that Landlord shall provide its consent (or objections) with regard to Tenant’s requests for Alterations consent within fifteen (15) Business Days after Landlord’s receipt of such request along with all required deliveries. In the event that Landlord has failed to provide its consent (or objections) within the prescribed fifteen (15) Business Day period, Landlord will be deemed to have consented with regard to such request for Alterations consent; provided that (i) such request for Alterations consent contains the phrase “DATED MATERIAL ENCLOSED. RESPONSE IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS AFTER LANDLORD’S RECEIPT HEREOF”, in all capital letters (no smaller than sixteen (16) point font) in a conspicuous location inside the package in which such request for Alterations consent is provided to Landlord; (ii) such request for Alterations consent contains three (3) full sets of drawings (two full size hard copies, and one full set of drawings on CD); and (iii) in the event that Landlord has not responded within the applicable notice period, Tenant agrees to provide Landlord one (1) additional written notice and five (5) additional Business Days in which to respond, prior to such deemed approval taking effect. In any instance where Tenant desires to conduct Alterations prior to the Fixturing Period (and if Landlord allows Tenant to do so), Tenant’s contractors, labourers, materialmen and others furnishing labour or materials for Tenant’s job must work in harmony and not in Landlord’s opinion interfere with any labour utilized by Landlord, Landlord’s contractors or mechanics; and if at any time such entry by one (1) or more persons furnishing labour or materials for Tenant’s work shall cause disharmony or interference for any reason whatsoever without regard to fault, the consent granted by Landlord to Tenant and/or the express or implied permission for such persons to enter the Tenant Space may be withdrawn at any time upon written notice to Tenant. Additionally, all such contractors, labourers, materialmen and others must obtain (and provide Landlord evidence of) such insurance as Landlord may reasonably require, prior to any such entry.

8.4	Removal of Tenant’s Personal Property.

Each of Tenant and Landlord agrees that so long as no Event of Default has occurred and is subsisting during the Term, (but not upon its expiration or earlier termination) Tenant may, in Tenant’s sole and absolute discretion, remove (provided it restores any damage caused by such installation and/or removal) any of Tenant’s Personal Property. For the avoidance of doubt, but without reducing the foregoing, Tenant acknowledges and agrees that, as it relates to any item of Tenant’s Personal Property that is removed, the entire item must be removed and the Property must be properly and completely restored (e.g., when Tenant removes a generator (as same constitutes Tenant’s Personal Property), (a) the generator and the connecting lines must be properly de-commissioned and completely removed in their respective and total entirety by a licensed electrician, and (b) the fuel tank(s) must be completely removed (and the Land remediated, as necessary) by a technician/contractor who is properly licensed to conduct such removal and remediation in accordance with all Applicable Laws). For the further avoidance of doubt, Landlord and Tenant acknowledge and agree that an item of Tenant’s Personal Property shall not be deemed, in and of itself, to modify Tenant’s obligations under this Lease, as it relates to such items of Tenant’s Personal Property (i.e., if one of Tenant’s fuel tanks develops a leak, Tenant retains the obligation, under Section 6.3.2.1 and Section 8.2, to cause the fuel tank to be repaired and the Land to be remediated, notwithstanding such item’s status as an item of “Tenant’s Personal Property”).

8.4.1 Defined Terms (Tenant’s Personal Property).

8.4.1.1 For purposes hereof, the term “Tenant’s Personal Property” shall mean, collectively all fuel tanks, generators, HVAC equipment, UPSs and PDUs, cable, wiring, connecting lines, and other installations, equipment or property (including, without limitation, trade fixtures, chattels, cabinets, racks and cable trays) installed or placed by, for, through, under or on behalf of Tenant or any Tenant Party anywhere in the Building and/or the Tenant Space. Additionally, for the purposes of clarity, the parties acknowledge that Tenant’s Personal Property includes all equipment installed and/or placed anywhere in the Building and/or the Tenant Space by any party in order to provide any service to Tenant or any Tenant Party (e.g., data storage/archiving and data recovery type equipment that is utilized by or for Tenant or any Tenant Party in the Tenant Space, but which is actually owned by a third party, other than Landlord or any other member of the Landlord Group). However, Tenant’s Personal Property excludes all items comprising the Landlord’s Work.

8.4.2 Standards and Timing of Removal. As it relates to all items of Tenant’s Personal Property that are removed (whether such removal is required or chosen), Tenant shall, at Tenant’s sole cost and expense, promptly cause such removal to occur, and shall cause those portions of the Building and/or the Tenant Space that are damaged by such removal (or by the initial installation) of such Tenant’s Personal Property to substantially the same condition that existed immediately prior to the installation or placement of such items, ordinary wear and tear (provided such reasonable wear and tear does not result in a state of disrepair) and damage due to Casualty (in which case, Tenant restoration would be required to be consistent with the Casualty Restoration Standard under Article 9 hereof), excepted. In that regard, if Tenant fails to promptly and completely remove any items of Tenant’s Personal Property that is required above to be removed as well as effect the necessary repairs and replacements thereof upon the earlier of the expiration or sooner termination of this Lease (e.g., Tenant has removed a generator, but has not removed (and remediated, as necessary) the corresponding fuel tank(s)), and if such failure shall continue beyond the earlier of the expiration or earlier termination of this Lease, Landlord shall, in each such case, in addition to its other rights and remedies contained herein and at law, have the right to remove such items of Tenant’s Personal Property and to restore those portions of the Building and/or the Property damaged by such removal (or the initial installation or operation thereof) to substantially the same condition that existed immediately prior to the installation or placement of such item(s) of Tenant’s Personal Property, in each case at Tenant’s sole cost and expense and Tenant shall indemnify and save harmless Landlord from all Claims in connection therewith and forthwith pay Landlord upon demand all of Landlord’s costs and expenses incurred in connection therewith plus an administrative fee equal to fifteen percent (15%) of such cost. The foregoing shall not in any manner reduce Tenant’s covenants and obligations pursuant to Section 13.1 hereof. Each of Tenant’s covenants, obligations and indemnities shall survive and not merge upon the expiration or earlier termination of this Lease.

9.	CASUALTY EVENTS; EXPROPRIATION; INSURANCE.

9.1	Casualty Events.

9.1.1 Casualty Events. If at any time during the Term, any portion of the Tenant Space shall be damaged or destroyed by fire or other casualty (a “Casualty”), then this

Lease shall nonetheless continue in full force and effect and there shall be no abatement of Rent. Following receipt of the Casualty Notice, Landlord shall, to the extent it actually receives insurance proceeds, or would have received insurance proceeds had Landlord paid the relevant insurance premium in a timely manner (so long as Tenant paid same to Landlord in a timely manner), thereafter proceed to perform such repairs to the Tenant Space to the extent that such Casualty directly relates to the Landlord’s Work (the “Landlord Rebuild”) and Tenant, commencing as soon as is practicable but without interfering with Landlord’s Rebuild, shall diligently proceed to perform all other repairs in connection with the Property. In any event, within thirty (30) days after Landlord has substantially completed its repairs in connection with the Landlord Rebuild to the point where Tenant can commence its repair work or commence the conduct of business in the Tenant Space or any part thereof, Tenant shall complete its repairs and shall fully repair and reinstate the Tenant Space and recommence the operation of Tenant’s business as permitted pursuant hereto. Tenant shall immediately provide written notice (the “Casualty Notice”) to Landlord after the Casualty or the occurrence of the Casualty.

9.1.2 Casualty Restoration Standard. Each of Landlord and Tenant shall forthwith perform its repair obligations hereunder and reconstruct the relevant portion of the Tenant Space to substantially the same condition in which they existed prior to the Casualty in accordance with all then Applicable Laws (such repair and reconstruction standard is referred to herein as the “Casualty Restoration Standard”) provided Landlord, in performing its repair obligations hereunder shall not be obliged to repair or rebuild in accordance with the plans or specifications for the Landlord’s Work as they existed prior to such Casualty, but Landlord may repair or rebuild the same in accordance with plans and specifications chosen by Landlord and consented to by Tenant, which consent shall not be unreasonably withheld, conditioned or delayed provided that Tenant’s use and occupancy of and access to the Tenant Space and the general overall quality of the Tenant Space is not materially detrimentally affected by any difference in plans, specifications or form of the Tenant Space from such plans, specifications and form as the same existed immediately prior to the occurrence of such Casualty. Otherwise, Tenant may withhold such consent to the plans and specifications in its sole and absolute discretion. Furthermore, the foregoing notwithstanding, while Tenant shall be obligated to repair and reconstruct the Tenant Space to the Casualty Restoration Standard during the initial Term, if the Casualty occurs during any Extension Term (but not the initial Term), it shall be Tenant’s option, in Tenant’s sole and absolute discretion, as to whether Tenant desires to repair, replace, rebuild or otherwise reconstruct any of Tenant’s Work, Tenant’s Personal Property and/or Tenant’s Alterations.

9.1.3 Tenant’s Termination Right. If a Casualty causes damage to the Tenant Space, or elsewhere such that Tenant is prevented from using or accessing the Tenant Space, then, in each event, Tenant shall not have the right to terminate this Lease and/or abate Rent in any manner except as expressly contemplated in this Section 9.1.3. In that regard, and notwithstanding the balance of this Section 9.1.1, if Landlord elects not to perform the Landlord Rebuild because it did not receive sufficient insurance proceeds as set forth above in Section 9.1.1 (it being agreed that Landlord may or may not pay for the Landlord Rebuild shortfall in Landlord’s sole, absolute and unfettered discretion), Tenant shall have the right to elect within ninety (90) days after receipt of Landlord’s election not to perform the Landlord Rebuild to either: (a) agree to pay the shortfall in its entirety and so long as Landlord receives said funding in a timely manner, require Landlord to perform the Landlord Rebuild; or (b) so long as the denial and/or shortfall of insurance proceeds is not the result of a claim being uninsured due to the actions and/or omissions of Tenant and/or any other member of the Tenant Group, to terminate this Lease upon ninety (90) days prior written notice to Landlord. Additionally, notwithstanding Section 9.1.1, if thirty percent (30%) or more of the at or above grade Rentable Area of the Building is damaged or destroyed and said Casualty cannot be repaired or replaced in all material respects within three hundred and sixty (360) days thereafter and such Casualty occurs during the last three (3) years of the Term and/or the last five (5) years of any Extension Term, then Tenant shall have the right to terminate this Lease on account of said Casualty (the “Termination Option”) subject to each of the following terms and conditions: (c) Tenant has not previously exercised the ensuing Extension Option; (d) Tenant shall only then have the right to exercise the Termination Option within a period of ninety (90) days following the date of such Casualty; (e) if Tenant exercises the Termination Option, Tenant shall pay all Landlord insurance deductibles and to the extent required in Section 9.1.4 below, assign to Landlord all of its right, title and interest in all insurance proceeds attributable to the Phase I Work (as defined in Exhibit E hereto); (f) Tenant shall deliver vacant possession of the Property free and clear of any Transferees, liens, claims and/or encumbrances and the Property shall thereupon vest in Landlord and in each case in accordance with applicable provisions of this Lease; (g) this Lease shall be deemed to be terminated on the date set forth in Tenant’s notice exercising the Termination Option, which date shall be not more than ninety (90) days following the delivery of Tenant’s notice exercising the Termination Option, provided that the provisions of this Section shall have been complied with, on or before such date, by Tenant; and (h) prior to termination, Tenant shall pay to Landlord all Rent due and payable to the effective date of the Termination Option.

9.1.4 Base Rent Abatement; Insurance Proceeds – Casualty. If this Lease is terminated pursuant to Section 9.1.3 above, Landlord shall refund to Tenant any prepaid Rent, less any sum then owing to Landlord by Tenant. If, however, this Lease is not terminated, Rent shall not abate in any manner. In any event, (i) Landlord shall be entitled to retain the insurance proceeds from Landlord’s property insurance (subject to the Landlord Rebuild if this Lease is not terminated), and (ii) Tenant shall be entitled to retain the insurance proceeds from Tenant’s property insurance; provided, however, if this Lease is terminated by Tenant pursuant to Section 9.1.3 above during the initial Term, then Tenant shall assign all of its right, title and interest in all insurance proceeds attributable to the Phase I Work (and Tenant shall be entitled to retain the remaining insurance proceeds from Tenant’s property insurance including, without limitation, those attributable to Tenant’s Personal Property and any Alterations made by or for Tenant subsequent to the Phase I Work). For the avoidance of doubt, if this Lease is terminated by Tenant pursuant to Section 9.1.3 above during any Extension Term, then Tenant shall be entitled to retain all of the insurance proceeds from Tenant’s property insurance including, without limitation, those attributable to the Phase I Work.

9.1.5 Determination of Matters. For the purposes of this Article 9, all matters requiring determination such as, without limitation, the extent to which any area(s) of the Tenant Space is subject to Casualty or are rendered inaccessible, or the times within which repairs may be made, unless expressly provided to the contrary, shall be determined by the Architect and such determination shall, in the absence of manifest error, be final and binding on the parties.

9.1.6 Expropriation.

9.1.6.1 Expropriation. Landlord and the Tenant agree to cooperate with each other in respect of any expropriation of all or any part of the Property so that each may receive the maximum award to which it is entitled at law. If all of the Tenant Space shall be expropriated by a governmental authority under its power of expropriation, this Lease shall terminate as of the date of the vesting of title in the expropriating authority.

9.1.6.2 Partial Expropriation. If only a part of the Tenant Space shall be the subject of an expropriation, this Lease shall continue in full force and effect, subject to the terms of Sections 9.1.6.3, 9.1.6.4 and 9.1.6.5, below.

9.1.6.3 Tenant’s Termination Right – Partial Taking. If thirty percent (30%) or more of the above grade Rentable Area of the Building is taken under the power of expropriation by any competent authority for any public or quasi public use or purpose (a “Partial Taking”) and if the Partial Taking represents the taking of said portion of the Tenant Space that is vital to the conduct of the Permitted Use, including, without limitation, if, by reason of such Partial Taking, Tenant no longer has reasonable means of access to the Tenant Space or no longer has a reasonable location to place its generators, then Tenant may terminate this Lease with effect as of the effective date of the Partial Taking by notice to Landlord within sixty (60) days following the date upon which Tenant received notice of such Taking. If Tenant so notifies Landlord, this Lease shall terminate upon the date on which the Partial Taking takes effect. If Tenant does not terminate this Lease as set forth herein, Tenant shall be obligated to restore the Tenant Space to a condition (accounting for the condemned/taken portion of same) consistent with the Casualty Restoration Standard. Landlord shall have no right to terminate this Lease on account of a Partial Taking.

9.1.6.4 Base Rent Abatement–Taking. If this Lease is terminated pursuant to Section 9.1.6.3, above, Landlord shall refund to Tenant any prepaid Base Rent, less any sum then owing to Landlord by Tenant. If, however, this Lease is not terminated pursuant to said Section, Base Rent shall be reduced based upon the amount of Rentable Area of the Tenant Space that is taken in connection therewith.

9.1.6.5 Tenant’s Remedy. Tenant’s termination right, right to Base Rent abatement and rights with regard to the expropriation award proceeds, to the extent expressly provided above in the foregoing Sections 9.1.6.1 through 9.1.6.4, shall be Tenant’s sole and exclusive remedies in the event of a Taking.

9.1.7 Compensation. In the event of a Casualty or expropriation of all or part of the Property, Tenant shall not be entitled to any compensation or damages for loss of, or interference with, Tenant’s (a) business, or (b) use or access of all or any part of the Tenant Space, in either case, resulting from any such damage, repair, reconstruction or restoration, except as expressly stated herein

9.1.8 Waiver. Landlord and Tenant agree that the provisions of this Article 9 and the remaining provisions of this Lease shall exclusively govern the rights and obligations of the parties with respect to any and all damage to, or destruction of, all or any portion of the

Tenant Space, the Building or the Property, and/or any expropriation thereof, and Landlord and Tenant hereby waive and release each and all of their respective common law and statutory rights inconsistent herewith, whether now or hereinafter in effect.

9.2	Insurance.

Each of Landlord and Tenant shall, in each case, at Tenant’s sole cost and expense, procure and maintain throughout the Term and/or any time Tenant is in possession or control of any portion of the Tenant Space each policy or policies of insurance in accordance with the terms and requirements set forth in Exhibit B to this Lease. All insurance costs and expenses which Landlord is obligated to or permitted to obtain under this Lease and any deductible amount applicable to any Claim made under such insurance shall be borne exclusively by Tenant and constitute Additional Rent hereunder. In that regard, but without limitation; Tenant shall forthwith pay Landlord annually in advance throughout the Term, ten (10) Business days prior to the Commencement Date and each anniversary thereafter, Landlord’s annual estimate of the Landlord’s insurance premiums payable in connection with Landlord’s insurance for the lease year to follow. When the actual amount of Landlord’s insurance has been determined for each lease year, all necessary adjustments in respect of any underpayment or overpayment by Tenant shall be made.

Tenant hereby waives its rights against Landlord Group with respect to any Claims (including any Claims for bodily injury to persons and/or damage to property) which are caused by or result from: (i) risks insured against under any insurance policies which are required to be obtained and maintained by Tenant under this Lease, or (ii) risks which would have been covered under any insurance required to be obtained and maintained by Tenant under this Lease had such insurance been obtained and maintained as required. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease.

Landlord hereby waives its rights against Tenant Group with respect to any Claims (including any Claims for bodily injury to persons and/or damage to property) which are caused by or result from: (i) risks insured against under any insurance policies which are required to be obtained and maintained Landlord under this Lease, or (ii) risks which would have been covered under any insurance required to be obtained and maintained by Landlord under this Lease had such insurance been obtained and maintained as required. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease.

9.3	Waiver of Subrogation.

9.3.1 The waivers contained in the foregoing Section 9.2 are intended to waive fully, and for the benefit of each of the Landlord Group and each Holder, any rights and/or Claims which might rise to a right of subrogation in favour of any insurance carrier that provides an insurance policy required under this Lease. Tenant shall cause each insurance policy required to be obtained by it per Section 9.2 of this Lease to provide that the insurer waives all rights of recovery by way of subrogation against Landlord in connection with any damage or injury covered by such policy. Landlord shall not be liable to Tenant for any Claims caused by fire or any of the risks insured against under any insurance policy as required under Section 9.2 of this Lease or which would have been covered by insurance had Tenant maintained the insurance required to be maintained by Tenant under the terms of this Lease.

9.3.2 Likewise, the waivers contained in the foregoing Section 9.2 are intended to waive fully, and for the benefit of each of the Tenant Group, any rights and/or Claims which might rise to a right of subrogation in favour of any insurance carrier that provides an insurance policy required under this Lease. Landlord shall, at Tenant’s sole cost and expense, cause each insurance policy required to be obtained by it per Section 9.2 of this Lease to provide that the insurer waives all rights of recovery by way of subrogation against Tenant in connection with any damage or injury covered by such policy. Tenant shall not be liable to Landlord for any damage caused by fire or any of the risks insured against under any insurance policy as required under Section 9.2 of this Lease or which would have been covered by insurance had Landlord maintained the insurance required to be maintained by Landlord under the terms of this Lease provided, in each and every case, Tenant previously paid Landlord’s insurance premiums and Tenant shall remain solely responsible for any and all deductibles pursuant to Landlord’s insurance policies from time to time.

9.3.3 Should the rate of any type of insurance on the Property be increased for any reason, Landlord, in addition to all other remedies, may, after fifteen (15) days notice (or such lesser period in the event of an emergency) for Tenant to cure any such violation, pay the amount of such increase, and the amount reasonably paid shall become due and payable immediately by Tenant and collectible as Additional Rent.

10.	TRANSFERS.

10.1	Restrictions on Transfers; Landlord’s Consent.

10.1.1 Except for Permitted Transfers (defined in Section 10.1.2), Permitted Agreements (defined in Section 10.4) and Permitted Subleases (defined in Section 10.5), in each case, in accordance with the terms and conditions of this Lease, Tenant shall not: (a) sublease or license all or any part of the Tenant Space, nor assign all or any part of this Lease; (b) permit a third party (other than Tenant’s employees and occasional guests) to occupy or use any portion of the Tenant Space; (c) otherwise assign, transfer, license, franchise, mortgage, charge, pledge, hypothecate, encumber or permit a lien or security interest to attach to its leasehold interest under this Lease; or (d) permit a Change of Control of Tenant, which changes the identity of the Persons having lawful use or occupancy of any part of the Property (each of the foregoing or the like or any purported or conditional attempt to do so may sometimes be referred to herein as a “Transfer” and any Person to whom a Transfer is made or sought to be made is referred to herein as a “Transferee”), without Landlord’s express prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The term “Transfer” shall also include any sublease or sub-license of whatever tier. Except for Permitted Transfers, Permitted Agreements and Permitted Subleases in accordance with this Lease, no Transfer (whether voluntary, involuntary or by operation of law) shall be valid or effective without Landlord’s prior written consent and any Transfer or attempted Transfer in breach of this Lease shall constitute an Event of Default hereunder.

10.1.2 Permitted Transfer. So long as no Event of Default has occurred and is subsisting hereunder, Tenant shall have the right, with no consent of Landlord being required or necessary (such event, a “Permitted Transfer”) (however, Landlord shall be given written notice and all related deliveries no later than five (5) Business Days after such Permitted Transfer), to sublease all or a portion of the Tenant Space or to assign this Lease by operation of law or otherwise to any of the following entities (each a “Permitted Assignee”): (i) an affiliate, subsidiary, or parent of Tenant or Indemnifier, or a corporation, partnership or other legal entity wholly owned by Tenant or Indemnifier (collectively, a “Tenant Affiliate”); or (ii) a successor to Tenant by acquisition of all or substantially all of the assets of Tenant and Indemnifier, or merger, or by a consolidation or reorganization (each such party a “Successor Party”) and the Tangible Net Worth of the surviving or created entity is not less than the Tangible Net Worth of Tenant as of the Effective Date. As used herein, (A) “parent” shall mean a company which owns a majority of Tenant’s or Indemnifier’s voting equity; (B) “subsidiary” shall mean an entity wholly owned by Tenant or Indemnifier or a controlling interest in whose voting equity is owned by Tenant or Indemnifier; and (C) “affiliate” shall mean an entity controlled by, controlling or under common control with Tenant or Indemnifier. In no circumstances will Tenant or Indemnifier be released from its covenants and obligations hereunder and/or pursuant to the Indemnity Agreement. A Permitted Transfer must satisfy the following:

(1) such Permitted Assignee shall carry on only the same business as is permitted to be carried on by Tenant pursuant to this Lease;

(2) all of the provisions of Sections 10.3 and 10.6 shall also apply in respect of such Transfer, notwithstanding that the consent of Landlord is not required to such assignment, sublet or change of control;

(3) Tenant shall deliver to Landlord documentation reasonably satisfactory to Landlord that confirms and verifies the transaction taking place if the Transfer is pursuant to this Section 10.1.2 above;

(4) Tenant delivers to Landlord a certificate of Tenant and Indemnifier certifying that the Transfer forms part of a business transaction in which a buyer will acquire as a going concern, all or substantially all of the business and assets of Tenant, if the Transfer is pursuant to subsection (ii) above; and

(5) if at any time the relationship between Tenant and/or Indemnifier and Permitted Assignee changes so that Permitted Assignee no longer qualifies as a Tenant Affiliate and/or a Successor Party, then the aforementioned Permitted Transfer shall immediately require Landlord’s prior written consent in the manner contemplated herein and to that end, Tenant and the former Permitted Assignee must then immediately request and obtain Landlord’s written consent to the previously exempt Permitted Transfer (which shall no longer be a Permitted Transfer).

10.1.3 Certain Permitted Financing. Notwithstanding anything to the contrary in this Lease, so long as no Event of Default has occurred and is subsisting hereunder, the mortgaging, pledging, hypothecating, encumbering or permitting a lien to attach to any of Tenant’s Personal Property (in each case, a “Tenant’s Permitted Financing”) (but not its interest in this Lease, the Alterations and/or the Land) is not a Transfer, and Tenant shall have the right, with no consent of Landlord being required or necessary, to mortgage, pledge, hypothecate, encumber or permit a lien to attach to any of Tenant’s Personal Property (but not its interest in this Lease, the Alterations and/or the Land), including, without limitation, for equipment financing; provided, however, that Landlord shall not be obligated to permit the secured party in any Tenant’s Permitted Financing to access the Building unless and until such secured party has entered into an agreement with Landlord which is consistent with Article 13 hereof and is acceptable to Landlord acting reasonably at Tenant’s sole cost and expense.

10.2	Notice to Landlord.

If Tenant desires to make any Transfer (other than a Permitted Transfer or a Permitted Sublease, for which Tenant must notify Landlord of same and provide all related deliveries no later than five (5) Business Days after the occurrence of such Permitted Transfer or Permitted Sublease, or a Permitted Agreement for which no notice is necessary), but for which all materials described in this Section 10.2 must still be provided contemporaneously with such notice), then at least twenty (20) Business Days (but no more than one hundred eighty (180) days) prior to the proposed effective date of the proposed Transfer, Tenant shall submit to Landlord a written request (a “Transfer Notice”) for Landlord’s consent, which notice shall include: (i) a statement containing: (a) the name and address of the proposed Transferee; (b) current, certified financial statements of the proposed Transferee, and any other information and materials (including, without limitation, credit reports, business plans, operating history, bank and character references) reasonably required by Landlord to assist Landlord in reviewing the financial responsibility, character, and reputation of the proposed Transferee; (c) all of the principal terms of the proposed Transfer; and (d) such other information and materials as Landlord may reasonably request (and if Landlord requests such additional information or materials, the Transfer Notice shall not be deemed to have been received until Landlord receives such additional information or materials) and (ii) four (4) originals of the proposed assignment or other Transfer on a form approved by Landlord and such other Transfer documentation that is executed by Tenant, the Indemnifier and the proposed Transferee. If Tenant modifies any of the terms and conditions relevant to a proposed Transfer specified in the Transfer Notice, Tenant shall re-submit such Transfer Notice to Landlord for its consent pursuant to all of the terms and conditions of this Article 10.

10.3	No Release; Subsequent Transfers.

No Transfer (whether or not consent is required) will release Tenant or Indemnifier from its covenants and obligations with respect to this Lease and/or the Indemnity Agreement or alter the primary liability of Tenant and Indemnifier to pay the Rent and to perform all other obligations to be performed by Tenant hereunder for the Term as amended, extended, renewed, supplemented and/or overheld from time to time. In no event shall the acceptance of any payment by Landlord from any other Person be deemed to be a waiver by Landlord of any provision hereof. Consent by Landlord to one Transfer will not be deemed consent to any subsequent Transfer. In the event of breach by any Transferee or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor. The voluntary or other surrender of this Lease by Tenant or a mutual termination thereof shall not work as a merger and shall, at the option of Landlord, in Landlord’s sole, absolute and unfettered discretion, either: (i) terminate all and any existing agreements effecting a Transfer, or (ii) operate as an assignment to Landlord of Tenant’s interest under any or all such agreements.

10.4	Colocation.

Additionally, so long as no Event of Default has occurred and is subsisting hereunder, Tenant shall have the right, with no consent of Landlord being required or necessary, but subject always to the provisions of Sections 10.3 and 10.6 (other than subsection 10.6.1 hereof), to enter into licenses or similar agreements (collectively a “Permitted Agreement”) with a customer (i.e., a person or entity that has entered into an agreement with Tenant, or an affiliate of Tenant, for the provision of telecommunication, colocation or any similar or successor services from the Building (“Customers”), consistent with the custom and practice of the telecommunications industry, to “co-locate” such Customers’ telecommunications equipment within the Building or to otherwise occupy a portion of the Building and to allow such Customers to avail themselves of the services provided by Tenant from the Building which complies with the Permitted Use. Any such Permitted Agreement shall be subject and subordinate in all respects to all of the terms of this Lease but shall not require any prior consent or notice to the Landlord; provided, however, that: (a) no Permitted Agreement shall in any way discharge or diminish any of the obligations of Tenant to Landlord under this Lease and Tenant shall remain directly and primarily liable under this Lease; (b) each Permitted Agreement shall be subject to and subordinate to this Lease and to the rights of Landlord hereunder; (c) each Permitted Agreement shall prohibit the Customer from engaging in any activities on the Tenant Space that does not comply with the Permitted Use; (d) each Permitted Agreement shall have a term which expires on or prior to the expiration date of the Term or such earlier date if this Lease is terminated for any reason and (e) the Permitted Agreement may not violate the terms of this Lease or any Applicable Laws. The Customer shall comply with all Applicable Laws. The Permitted Agreements and the Customers’ rights thereunder shall be subject and subordinate at all times to the Lease and all of its provisions, covenants and conditions.

10.5	Permitted Subleases.

Additionally, so long as no Event of Default has occurred and is subsisting hereunder, Tenant shall have the right, with no consent of Landlord being required or necessary (but upon prior written notice to Landlord and subject always to Sections 10.3 and 10.6 hereof), to enter into subleases or similar agreements (collectively, a “Permitted Sublease”) with a sublessee to provide to customers of such sublessee telecommunication, colocation or any similar or successor services from the Building, consistent with the custom and practice of the telecommunications industry and in compliance with the Permitted Use. Any such Permitted Sublease shall not require any prior consent or notice to the Landlord; provided, however, that: (a) no Permitted Sublease shall in any way discharge or diminish any of the obligations of Tenant or Indemnifier to Landlord under this Lease and/or the Indemnity Agreement and Tenant shall remain directly and primarily liable under this Lease; (b) each Permitted Sublease shall be subject to and subordinate to this Lease and to the rights and remedies of Landlord hereunder and the rights and remedies of the Holder from time to time; (c) each Permitted Sublease shall prohibit the sublessee from engaging in any activities on the Tenant Space which does not comply with the Permitted Use; (d) each Permitted Sublease shall have a term which expires on or prior to the expiration date of the Term or earlier termination of this Lease; (e) each Permitted Sublease may not violate the terms of this Lease or any Applicable Laws; and (f) each Permitted Sublease shall be substantially on a form from time to time reasonably pre-approved by Landlord in writing. In the event that any customer of Tenant desires to become a sublessee under a

Permitted Sublease, and desires that Landlord agree to execute a commercially reasonable recognition and non-disturbance agreement with such sublessee, then, in such event, such sublessee, the form of sublease, and the form of recognition and non-disturbance agreement shall all be subject to Landlord’s consent and approval, not to be unreasonably withheld, conditioned or delayed, provided Tenant shall, in all circumstances, bear all reasonable costs and expenses in connection therewith. In the event that Landlord does, in fact, consent to and approve such items, Landlord agrees that it will counter-execute and deliver the agreed upon form of recognition and non-disturbance agreement once the document, having been duly executed by Tenant, Indemnifier and the proposed sublessee, is received by Landlord along with all requisite payments and deliveries in connection therewith.

10.5.1 In connection with the foregoing request for approval of the recognition and non-disturbance agreement, Landlord and Tenant agree that Landlord shall provide its consent (or objections) with regard to Tenant’s (or the proposed sublessee’s) requests for modifications to the form of such agreement within fifteen (15) Business Days after Landlord’s receipt of such request (in which case the submission and review process shall start again). In the event that Landlord has failed to provide its consent (or objections) within the prescribed fifteen (15) Business Day period, Landlord will be deemed not to have consented with regard to the inclusion of such modifications in the recognition and non-disturbance agreement; provided that (i) the e-mailed request for such modifications contains the phrase “RESPONSE IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS AFTER LANDLORD’S RECEIPT HEREOF”, in all capital letters (no smaller than sixteen (16) point font) in a conspicuous location in the text of the relevant e-mail message to Landlord; and (ii) in the event that Landlord has not responded within the applicable notice period, Tenant agrees to provide Landlord one (1) additional notice and five (5) additional Business Days in which to respond.

10.6	Transfer Requirements.

Each of the following terms and conditions apply to all Transfers (except that Section 10.6.1 only shall not apply to any Permitted Agreement) (whether or not Landlord consent is required):

10.6.1 During the continuance of an Event of Default, Landlord may collect Rent from a Transferee and apply the amount collected to the Rent payable under this Lease but no acceptance by Landlord of any payments by a Transferee shall be deemed to be a waiver of Tenant’s covenants or any acceptance of Transferee as a tenant or a release of Tenant from the further performance by Tenant of its obligations under this Lease. Without limiting the foregoing, any Transfer involving more than 5,000 square feet of Rentable Area in the aggregate, shall also be subject to Tenant and Transferee first executing and delivering to Landlord an agreement in favour of Landlord confirming that Transferee will be subject to each of the terms and conditions of this Lease other than the payment of Base Rent, if not applicable;

10.6.2 in the case of any Transfer other than an assignment of Tenant’s entire interest in this Lease, the Transferee shall not have and shall also (other than in the case of a Permitted Agreement only), expressly waive any rights it may otherwise have under any legal or equitable rule of law or under the Commercial Tenancies Act (Ontario), as amended from time to time, or any other Applicable Laws, to apply to a court or to otherwise elect to: (i) retain the unexpired Term or the unexpired Transfer term; (ii) obtain any right to enter into any lease or other agreement directly with Landlord for the Property or the Transferred premises; or (iii) otherwise remain in possession of any portion of the Transferred premises or the Property, in any case where this Lease is Disclaimed. Tenant, Indemnifier and Transferee shall promptly execute any agreement required by Landlord to give effect to the foregoing terms; and

10.6.3 notwithstanding any Transfer permitted by this Lease or consented to by Landlord: (a) Tenant shall remain liable under this Lease for the Term and all amendments, extensions, renewals and overholding from time to time and shall not be released from performing any of the terms of this Lease; (b) Indemnifier shall remain liable under the Indemnity Agreement notwithstanding any Lease amendments, extensions, renewals and/or overholding from time to time; and (c) Landlord shall not be bound by or deemed to have approved any of the terms or conditions of the Transfer other than the actual Transfer itself, but in each case, only to the extent specifically permitted hereunder.

11.	ESTOPPEL CERTIFICATES.

11.1	Estoppel Certificate by Tenant.

At any time and from time to time, within ten (10) days after written request by Landlord, Tenant shall execute, acknowledge and deliver to Landlord a statement in writing certifying all matters reasonably requested by Landlord or any current or prospective purchaser, or the current or prospective Holder pursuant to any Security Document. Tenant acknowledges and agrees that it understands that any statement delivered (or to be delivered) pursuant to this Article 11 may be relied upon by any prospective purchaser of the Building or the Property or by any prospective mortgagee or other like encumbrancer thereof or any assignee of any such encumbrance upon the Building or the Property.

11.2	Estoppel Certificate by Landlord.

At any time and from time to time (but not more than once a year), within ten (10) days after written request by Tenant, Landlord shall execute, acknowledge and deliver to Tenant a statement in writing certifying all matters reasonably requested by Tenant or any current or prospective transferee, or purchaser of Tenant or any current or prospective lender to Tenant or transferee, including without limitation the nature of known defaults by Tenant under the Lease, if any. Landlord acknowledges and agrees that it understands that any statement delivered (or to be delivered) pursuant to this Article 11 may be relied upon by any current or prospective transferee, or purchaser of Tenant, or any current or prospective lender to Tenant or transferee.

12.	SUBORDINATION AND ATTORNMENT; HOLDER RIGHTS.

12.1	Subordination and Attornment.

Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and at the election of Landlord or any mortgagee or beneficiary with a mortgage, charge, debenture and/or deed of trust encumbering the Property or any portion thereof, or any lessor of a ground or underlying lease with respect to the Property or any portion thereof (any such mortgagee, beneficiary or lessor, a “Holder”), this Lease will be subject and subordinate at all times to: (i) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Property; (ii) the lien of any mortgage, charge, debenture and/or deed of trust which may now exist or hereafter be executed affecting the Property or any portion thereof; (iii) all past and future advances made under any such mortgages, charges, debentures and/or deeds of trust; and (iv) all renewals, modifications, replacements and extensions of any such ground leases, master leases, mortgages, charges, debentures and/or deeds of trust (collectively, “Security Documents”) which may now exist or hereafter be executed which constitute a lien upon or affect the Property or any portion thereof, or Landlord’s interest and estate in any of said items, subject to the terms of Section 12.3, below; provided, however, as a condition to Tenant’s agreement hereunder to subordinate Tenant’s interest in this Lease to any future Security Document not effective as of the Effective Date, Landlord shall obtain from the applicable Holder, a commercially reasonable form of subordination, non-disturbance and attornment agreement in recordable form to which Tenant has no reasonable objection (any such agreement, an “SNDA”). Notwithstanding the foregoing, Landlord and/or the relevant Holder reserves the right to subordinate any such Security Documents to this Lease as if such Security Documents had been entered into, executed and delivered and registered subsequent to this Lease. Upon request, Tenant shall promptly and in any event within ten (10) Business Days after request sign any document reasonably requested by Landlord or Holder to acknowledge any such subordination or, in the event of an exercise by such Holder of its rights and recourses under Security Documents, attorn to and become Tenant of the Holder or any purchaser from such Holder for the then unexpired residue of the Term of, and upon all of the terms and conditions of this Lease. Landlord represents and warrants that Landlord’s interest in the Property is not subject to any Security Documents as of the Effective Date.

In the event of any termination or transfer of Landlord’s estate or interest in the Property, the Building or the Tenant Space by reason of any termination or foreclosure of any such Security Documents (and notwithstanding any subordination of such Security Document to this Lease that may or may not have occurred), at the election of Landlord’s successor in interest, Tenant agrees to attorn to and become the tenant of such successor, in which event Tenant’s right to possession of the Property will not be disturbed as long as Tenant is not in default under this Lease. Tenant hereby waives any right under any Applicable Law or otherwise to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any termination or transfer of Landlord’s estate or interest in the Property, the Building or the Tenant Space by reason of any termination or foreclosure of any such Security Documents. Tenant hereby covenants and agrees that, notwithstanding the fact that the Holder is not a party to this Lease, all covenants contained herein for the benefit of a Holder may be enforced by such Holder as if it were a party hereto.

12.2	Mortgagee and Ground Lessor Protection.

Tenant agrees to give each Holder, by registered or certified mail, or by overnight courier, a copy of any notice of default served upon Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing of the address of such Holder (hereafter, a “Noticed Holder”). Tenant further agrees that prior to Tenant pursuing any remedy for such default provided hereunder, at law or in equity, any Noticed Holder shall have the same time periods (i.e., within Landlord’s time periods) set forth in this Lease, or such longer time set forth in the SNDA, for which to cure or correct such default.

12.3	SNDA.

Concurrently with the execution and delivery of this Lease, unless said Holder has agreed in writing that its Security Documents are subordinate to this Lease, Landlord shall obtain and provide an SNDA from any Holder existing as of the Effective Date. At any time that the Building is made subject to any new Security Document(s), Landlord shall use commercially reasonable efforts to cause the Holder (or prospective Holder) to deliver to Tenant an SNDA, providing in part that so long as Tenant is not in default under this Lease after the expiration of any applicable notice and cure periods, Tenant may remain in possession of the Tenant Space under the terms of this Lease, even if the mortgagee or its successor should acquire Landlord’s title to the Building. Notwithstanding anything herein to the contrary, the subordination of this Lease to any Security Document hereafter placed upon the Building and Tenant’s agreement to attorn to the Holder as provided in this Section 12 shall be conditioned upon the Holder entering into an SNDA. Tenant covenants and agrees to execute and deliver, within ten (10) days of receipt thereof, an SNDA.

12.4	Indemnity Agreement.

In addition, Tenant covenants and agrees in favour of Landlord to forthwith cause Indemnifier to execute and deliver the Indemnity Agreement to Landlord concurrently with the execution of this Lease. The provisions of this Section and the Indemnity Agreement shall survive this Lease and/or Tenant’s interest herein being Disclaimed.

13.	SURRENDER OF TENANT SPACE; HOLDING OVER.

13.1	Tenant’s Method of Surrender.

13.1.1 Upon the expiration of the Term, or upon any earlier termination of this Lease or the termination of Tenant’s right to possess the Tenant Space for any reason, Tenant shall, subject to the provisions of Section 6.3 and Articles 8, 9 and 13, quit and surrender vacant possession of the Tenant Space to Landlord in good working order and clean condition, reasonable ordinary wear and tear (provided said wear and tear did not create a state of disrepair) excepted.

13.1.2 Upon surrender as set forth in Section 13.1.1 above, Tenant shall immediately return to Landlord all keys and access cards to parking, the Project, restrooms or all or any portion of the Property furnished to or otherwise procured by Tenant.

13.1.3 Intentionally Deleted.

13.1.4 With respect to the initial Term only (but not any of the Extension Terms), Landlord may, in Landlord’s sole and absolute discretion, upon a minimum of nine (9) months written notice to Tenant prior to the expiration of the initial Term, require Tenant at the expiration or earlier termination of the initial Term to either: (1) remove all Alterations and Tenant’s Personal Property (and, in each and every case, restore any damage resulting from such installation and/or removal) such that the Property is fully restored back to substantially the same condition it was on the date of Substantial Completion of Landlord’s Work, ordinary wear and tear (provided such ordinary wear and tear does not result in a state of disrepair) excepted; or (2) leave all then existing Alterations and Tenant’s Personal Property (other than Tenant’s employees personal property unrelated to Tenant’s use of the Tenant Space) in the Tenant Space free and clear of all liens, claims and encumbrances and in good working order in accordance with all Applicable Laws. In consideration of ten dollars ($10.00) (the receipt and sufficiency of which is hereby acknowledged by Tenant), all of such Tenant’s Personal Property shall be automatically conveyed by Tenant to Landlord free and clear of all liens, claims and encumbrances upon the expiration or earlier termination of this Lease. While not necessary to effect said automatic conveyance, if required by Landlord, Tenant shall execute and deliver all requisite conveyancing, transfer, release, discharge and assignment documents as required by Landlord acting reasonably. Furthermore, Tenant shall also deliver to Landlord all plans, specifications, manuals and as-built surveys in Tenant’s possession or control with respect to such Alterations and/or Tenant’s Personal Property (but excluding propriety materials of Tenant) upon the expiration or sooner termination of this Lease.

With respect to each Extension Term (but not the initial Term), so long as no Event of Default has occurred and is subsisting, Tenant may elect, in Tenant’s sole and absolute discretion, upon a minimum of nine (9) months prior written notice to Landlord, to either: (1) remove all Alterations and Tenant’s Personal Property (and, in each and every case, restore any damage resulting from such installation and/or removal) such that the Property is fully restored back to substantially the same condition it was at the date of Substantial Completion of Landlord’s Work, ordinary wear and tear (provided such ordinary wear and tear does not result in a state of disrepair) excepted; or (2) leave all then existing Alterations and convey to Landlord all of Tenant’s Personal Property (other than Tenant’s employees personal property unrelated to Tenant’s use of the Tenant Space) in the Tenant Space, in each case, free and clear of all liens, claims and encumbrances and in good working order in accordance with all Applicable Laws. While not necessary to effect said automatic conveyance, if required by Landlord, Tenant shall execute and deliver all requisite conveyancing, transfer, release, discharge and assignment documents as required by Landlord acting reasonably. Furthermore, Tenant shall also deliver to Landlord all plans, specifications, manuals and as-built surveys in Tenant’s possession or control with respect to such Alterations and/or Tenant’s Personal Property (but excluding propriety materials of Tenant) upon the expiration or sooner termination of this Lease.

13.1.5 All covenants, indemnities or obligations of Tenant or Landlord hereunder not fully performed as of the expiration or earlier termination of this Lease, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Property.

13.2	Disposal of Tenant’s Personal Property.

If any property not belonging to Landlord remains in the Tenant Space after the expiration of or within fifteen (15) days after any earlier termination of the Term of this Lease or the termination of Tenant’s right to possess the Tenant Space (such period of fifteen (15) days, the “Removal Period”), Tenant shall be deemed to have abandoned such property and to have authorized Landlord to make such disposition of such property as Landlord may desire without liability for compensation or damages to Tenant in the event that such property is the property of Tenant. If such property is required under this Lease to have been removed by Tenant, then Tenant shall forthwith do so and Tenant shall indemnify and hold the Landlord Group harmless from all Claims arising out of, in connection with, or in any manner related to any removal, exercise or dominion over and/or disposition of such property by Landlord and forthwith pay Landlord upon demand all of Landlord’s costs and expenses incurred in connection therewith plus an administrative fee equal to fifteen percent (15%) of such cost. The foregoing shall not in any manner reduce Tenant’s covenants and obligations pursuant to the balance of this Lease. Each of Tenant’s covenants, obligations and indemnities shall survive and not merge upon the expiration or earlier termination of this Lease

13.3	Holding Over.

If Tenant should remain in possession of all or any portion of the Tenant Space after the expiration of the Term of this Lease (or any earlier termination of this Lease or the termination of Tenant’s right to possess the Tenant Space), without the execution by Landlord and Tenant of a new lease or an extension of the Term of this Lease, then Tenant shall be deemed in Landlord’s sole, absolute and unfettered discretion to be occupying the entire Tenant Space as a tenant-at-sufferance and/or a tenant at will, upon all of the terms contained herein, except as to term and Base Rent and any other provision reasonably determined by Landlord to be inapplicable. During any such holdover period, Tenant shall pay to Landlord a monthly Base Rent in an amount equal to one hundred and fifty percent (150%) of the Base Rent and Additional Rent payable by Tenant to Landlord during the last month of the Term of this Lease. The monthly rent payable for such holdover period shall in no event be construed as a penalty or as liquidated damages for such retention of possession, nor shall such monthly rent be considered to be any form of consequential or special damages related to such retention of possession. Neither any provision hereof nor any acceptance by Landlord of any rent after any such expiration or earlier termination shall be deemed a consent to any holdover hereunder or result in a renewal of this Lease or an extension of the Term, or any waiver of any of Landlord’s rights or remedies with respect to such holdover. Notwithstanding any provision to the contrary contained herein, Landlord expressly reserves the right to require Tenant to surrender vacant possession of the Tenant Space upon the expiration of the Term or upon the earlier termination hereof or at any time during any holdover and the right to assert any remedy at law or in equity to evict Tenant and collect damages in connection with any such wrongful holdover after notice from Landlord and Tenant shall be responsible for and indemnify Landlord against all Claims suffered by Landlord resulting from or occasioned by Tenant’s holding over after objection thereto by Landlord. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 13.3 shall not be construed as consent for Tenant to retain possession of the Property. Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal, extension or reinstatement of this Lease or Landlord’s consent thereto.

13.4	Survival.

The provisions of this Article 13 shall survive the expiration or early termination of this Lease.

14.	WAIVERS; INDEMNIFICATION; CONSEQUENTIAL DAMAGES; LIENS.

14.1	Waiver.

To the fullest extent permitted by law, Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of, and waives all Claims it may have against the Landlord Group for damage to or loss of property (including, without limitation, consequential damages, loss of profits and intangible property) or personal injury or loss of life or other damages of any kind resulting from the Property, the Building or the Tenant Space or any part thereof becoming out of repair, by reason of any repair or alteration thereof, or resulting from any accident within the Property, the Building or the Tenant Space or on or about any space adjoining the same, or resulting directly or indirectly from any act or omission of any person, or due to any condition, design or defect of the Property, the Building or the Tenant Space, or any space adjoining the same, or the mechanical systems of the Building, which may exist or occur, whether such damage, loss or injury results from conditions arising upon the Tenant Space or upon other portions of the Building, or from other sources or places, and regardless of whether the cause of such damage, loss or injury or the means of repairing the same is accessible to Tenant. Tenant further waives any Claims for damages for any injury to Tenant’s business or inconvenience to, or interference with, Tenant’s business, any loss of occupancy or quiet enjoyment of the Tenant Space or any other loss occasioned by Landlord’s entry under the terms of Section 18.15, below. Tenant agrees that Landlord will not have any responsibility or liability for any damage to Tenant’s equipment or interruption of Tenant’s operations, which is caused by any other occupant of the Building or the Property or the employees, agents, contractors, technicians, representatives, customers, co-locators or invitees of any such occupant.

14.2	Indemnifications.

14.2.1 Subject to the terms of Section 9.2, 9.3, 14.2.3 and 14.3 hereof, Tenant hereby agrees to indemnify, defend, and hold harmless Landlord from and against (and to reimburse Landlord for) any and all Claims arising from, in connection with, or in any manner relating to (or alleged to arise from, to be in connection with, or to be in any manner related to): (i) any Event of Default; (ii) the use or occupancy of the Tenant Space by: (A) Tenant, Tenant Party, any Transferee or any Person claiming by, through or under Tenant or any other member of the Tenant Party or Transferee; or (B) any Customer or any person claiming by, through or under any Customer, its partners, and their respective officers, agents, servants or employees of Tenant or any such Person (collectively, the “Colocating Parties”); (iii) any acts or omissions of Tenant or any Tenant Party with respect to the Tenant Space, the Building or the Property, (iv) the acts or omissions of any Transferee, Customer or any Colocating Parties; (v) Tenant’s failure to surrender vacant possession of the Tenant Space upon the expiration or any earlier termination of this Lease or the termination of Tenant’s right to possess the Tenant Space in accordance with the terms of this Lease (including, without limitation, costs and expenses incurred by Landlord in returning the Tenant Space to the condition in which Tenant was to surrender and Claims made by any succeeding tenant founded on or resulting from Tenant’s failure to surrender the Tenant Space); and/or (vi) any Permitted Agreement. In the event that any action or proceeding is brought against Landlord or any member of the Landlord Group by reason of any such Claim, Tenant upon notice from Landlord shall defend such action or proceeding at Tenant’s cost and expense by counsel reasonably approved by Landlord. Tenant’s obligations under this Section 14.2 shall survive the expiration or termination of this Lease as to any matters arising prior to such expiration or termination or prior to Tenant’s vacation of the Tenant Space and the Building.

14.2.2 Subject to the terms of Sections 9.2, 9.3, 14.1, 14.2.3 and 14.3 and Exhibits E and E-3 hereof, Landlord hereby agrees to indemnify, defend, and hold harmless Tenant from and against (and to reimburse Tenant) any and all Claims to the extent directly resulting from the negligence or wilful misconduct of Landlord or any other Landlord Group with respect to the Tenant Space, the Building or the Property. In the event that any action or proceeding is brought against Tenant by reason of any such Claim, Landlord upon notice from Tenant shall defend such action or proceeding at Landlord’s cost and expense by counsel reasonably approved by Tenant. Landlord’s obligations under this Section 14.2 shall survive the expiration or termination of this Lease as to any matters arising prior to such expiration or termination or prior to Tenant’s vacation of the Tenant Space and the Building.

14.2.3 Before enforcing its rights or remedies pursuant to this Section 14.2, each indemnified party hereunder shall first seek defence and indemnity from its insurer for the Claim, regardless of the cause of the Claim. In that regard, each of Landlord and Tenant releases the other and waives all Claims against the other and those for whom the other is in law responsible with respect to occurrences insured against or required to be insured against by the releasing party, whether any such Claims arise as a result of the negligence or otherwise of the other or those for whom it is in law responsible, subject to the following: (a) such release and waiver shall be effective only to the extent of proceeds of insurance received by the releasing party or proceeds which would have been received if the releasing party had obtained all insurance required to be obtained by it under this Lease (whichever is greater) and, for this purpose, deductible amounts under Tenant’s insurance (but not Landlord’s) shall be deemed to be proceeds of insurance received; and (b) to the extent that both parties have insurance or are required to have insurance for any occurrence, Tenant’s insurance shall be primary. Notwithstanding the foregoing, the provisions of this Section 14.2.3 shall not apply in connection with Tenant’s indemnities contemplated in each of subsections 14.2.1(i), (v) and/or (vi) hereof from time to time (other than in connection with indemnities relating to personal injury or property damage which latter two (2) exceptions are subject to the provisions of this Section 14.2.3).

14.2.4 Notwithstanding any provision to the contrary contained in this Section 14.2, nothing contained in this Section 14.2 shall be interpreted or used in any way to affect, limit, reduce or abrogate any insurance coverage or waiver provided by any insurer to either Tenant or Landlord. Each of the indemnity and release provisions shall survive the termination or expiration of this Lease.

14.3	Consequential Damages.

Except for the indemnification obligations expressly set forth in Section 13.3, under no circumstances whatsoever shall Landlord or Tenant ever be liable to one another for consequential damages, incidental damages, indirect damages, or special damages, or for loss of profit, loss of business opportunity or loss of income.

14.4	Liens.

Notwithstanding anything to the contrary herein, in no event shall Tenant have any right (express or implied) to create or permit there to be established any lien or encumbrance of any nature against the Tenant Space, the Building or the Property or against Landlord’s or Tenant’s interest therein or hereunder, including, without limitation, for any improvement or improvements by Tenant and Tenant shall fully pay the cost of any improvement or improvements made or contracted for by Tenant. Without limiting the foregoing, in no event shall Tenant have any right to permit any lien under the Workplace Safety and Insurance Act (Ontario) or any other statute. Tenant shall require each contractor which it engages to perform any improvements or alterations within the Tenant Space or elsewhere in the Building or the Property, to acknowledge and agree in writing that it is performing its work under its agreement with Tenant solely for the benefit of Tenant and that Tenant is not acting as Landlord’s agent. Any lien or certificate of action filed, registered and/or recorded against the Tenant Space, the Building or the Property, or any portion of any of the above, for work claimed to have been done, or materials claimed to have been furnished to Tenant, shall be duly discharged by Tenant within twenty (20) days after the filing of the lien or such sooner time if required by a Holder. Tenant shall promptly pay for all materials supplied and work done by or on behalf of Tenant or any Tenant Parties in respect of the Property so as to ensure that no lien or claim of lien is filed, registered and/or recorded against any portion of the Project or against Landlord’s or Tenant’s interest therein. Tenant shall forthwith vacate or discharge, by bond or otherwise in accordance with all Applicable Laws, any construction lien filed or registered against the Property for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within ten (10) days after receipt of notice of the filing or registration thereof (or sooner if such lien or claim is delaying a financing or sale of all or part of the Property), at Tenant’s sole cost and shall otherwise keep the Property free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Should Tenant fail to vacate or discharge any lien described herein (including by paying the disputed lien amount into court), Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title to the Property and the out-of-pocket costs and expenses incurred by Landlord including, without limitation, legal fees, together with an administrative fee of fifteen percent (15%) thereon shall be immediately due from Tenant as Additional Rent. Without granting Tenant any additional rights herein, if Tenant shall lease or finance the acquisition of office equipment, furnishings, or other Personal Property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Personal Property Security Act Financing Statement filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is not applicable to this Lease, the Land and/or Tenant’s leasehold interest in this Lease.

15.	TENANT DEFAULT.

15.1	Events of Default By Tenant.

Each of the following acts or omissions of Tenant or occurrences shall constitute an “Event of Default”:

15.1.1 Any failure or refusal by Tenant to pay any Rent or any other payments or charges required to be paid hereunder, or any portion thereof in a timely manner, within five (5) days following written notice that the same is delinquent provided that if Landlord has previously delivered a delinquency notice on at least one (1) occasion during the preceding twelve (12) month period, no further notice shall be required during said twelve (12) month period following such notice for any failure to pay Rent or any other payments or charges when due hereunder and Tenant shall be in default if it fails to pay Rent or any other payments or charges within five (5) days of the date same is due.

15.1.2 Any failure by Tenant to perform or observe any other covenant or condition of this Lease to be performed or observed by Tenant (other than those described above or below in this Section 15.1) if such failure continues for a period of thirty (30) days following written notice to Tenant of such failure; provided, however, that in the event Tenant’s failure to perform or observe any covenant or condition of this Lease to be performed or observed by Tenant cannot reasonably be cured within thirty (30) days following written notice to Tenant, Tenant shall not be in default if Tenant commences to cure same within ten (10) days following receipt of such written notice and thereafter diligently prosecutes the curing thereof to completion following such written notice.

15.1.3 The filing or execution or occurrence of any one of the following by or against Tenant and/or Indemnifier: (i) an application or petition in bankruptcy or other insolvency proceeding, (ii) an application or petition or answer seeking relief under any provision of the Bankruptcy and Insolvency Act and/or the Companies Creditors’ Arrangement Act, (iii) an assignment for the benefit of creditors, (iv) an application or petition or other proceeding for the appointment of a trustee, receiver or liquidator of Tenant or Indemnifier or any of Tenant’s or Indemnifier’s property, (v) a proceeding by any authority for the dissolution or liquidation of Tenant or Indemnifier; or (vi) Tenant or Indemnifier commences any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking winding up reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a manager, monitor, liquidator, receiver, trustee, receiver/manager custodian or other similar official for it or for all or of any part of its property (collectively a “Proceeding for Relief”); (vii) become the subject of any Proceeding for Relief; or (viii) Tenant or Indemnifier fails to maintain its legal existence, provided, however, so long as no other Event of Default is subsisting, if any event described in the foregoing subsections (i), (ii), (iv) or (vii) above (but for greater certainty, none of the other subsections) is involuntary and was commenced by a Person which is independent of Tenant and Indemnifier, then only for so long as each of Tenant and Indemnifier is actively and diligently contesting same and neither Tenant or Indemnifier (by its actions or omissions) consents to same, it shall not be an Event of Default unless said event remains in effect for more than ten (10) days after it is initially entered or otherwise commences.

15.1.4 Any failure by Tenant or Indemnifier to execute and deliver any statement or document described in either Article 11 or Section 12.1 requested to be so executed and delivered by Landlord within the time periods specified therein applicable thereto, where such failure continues for five (5) days after delivery of written notice of such failure by Landlord to Tenant.

15.1.5 Any insurance required to be maintained pursuant to this Lease is not procured or maintained at all times in the manner required herein or such insurance shall be cancelled or terminated or shall expire or shall be reduced or materially changed, or Landlord shall receive a notice of non-renewal of any such insurance, and in each case Tenant shall fail to obtain replacement insurance within five (5) Business Days after notice thereof from Landlord.

15.1.6 Any event of default or breach occurs (after applicable notice and cure periods, if any) under the Indemnity Agreement relating to this Lease.

15.1.7 Tenant shall assign, sublease or otherwise Transfer or attempt to assign, sublease or otherwise Transfer all or any portion of Tenant’s interest in this Lease or the Property except as expressly permitted herein.

15.1.8 Tenant or any Indemnifier makes a sale in bulk of all or a portion of its assets.

The parties hereto acknowledge and agree that all of the notice periods provided in this Section 15.1 are in lieu of, and not in addition to, the notice requirements of any Applicable Laws.

15.2	Remedies.

If and whenever an Event of Default occurs and is subsisting, then the full amount of the current month’s Rent together with the next three (3) months’ instalments of Rent, in each case, plus Sales Taxes thereon shall automatically and immediately become due and payable as accelerated rent and without prejudice to any other rights which it has pursuant to this Lease or at law, Landlord shall also have the following rights and remedies, which are cumulative and not alternative:

15.2.1 to terminate this Lease by notice to Tenant or to re-enter the Property and repossess them and, in either case, enjoy them as of its former estate, and Landlord may remove all Persons and property from the Property and store such property at the expense and risk of Tenant or sell or dispose of such property in such manner as Landlord sees fit without notice to Tenant;

15.2.2 to enter the Property and to relet the Property for whatever length, and on such terms as Landlord in its discretion may determine and to receive the rent therefor and to take possession of any property of Tenant on the Property, to store such property at the expense and risk of Tenant or to sell or otherwise dispose of such property in such manner as Landlord sees fit without notice to Tenant; to make alterations to the Property to facilitate their reletting; and to apply the proceeds of any such sale or reletting first, to the payment of any expenses reasonably incurred by Landlord with respect to any such reletting or sale second, to the payment of any indebtedness of Tenant to Landlord other than Rent and third, to the payment of Rent in arrears, with the residue to be held by Landlord and applied to payment of future Rent as it becomes due and payable; provided that Tenant shall remain liable for any deficiency to Landlord;

15.2.3 to remedy or attempt to remedy such subsisting Event of Default of Tenant under this Lease for the account of Tenant and to enter upon the Property for such purposes; and no notice of Landlord’s intention to remedy or attempt to remedy such subsisting Event of Default need be given Tenant unless expressly required by this Lease; and Landlord shall not be liable to Tenant for any Claims caused by acts of Landlord in remedying or attempting to remedy such subsisting Event of Default and Tenant shall pay to Landlord all costs and expenses reasonably incurred by Landlord in connection therewith; and/or

15.2.4 to recover from Tenant all damages, costs and expenses reasonably incurred by Landlord as a result of any such subsisting Event of Default by Tenant including, if Landlord terminates this Lease, any deficiency between those amounts which would have been payable by Tenant for the portion of the Term following such termination and the net amounts actually received by Landlord during such period of time with respect to the Property.

15.3	Other Remedies.

Notwithstanding any other provision of this Lease, Landlord may from time to time resort to any or all of the rights and remedies available to it during the continuance of an Event of Default hereunder by Tenant, either by any provision of this Lease, by statute or common law, all of which rights and remedies are intended to be cumulative and not alternative, and the express provisions hereunder as to certain rights and remedies are not to be interpreted as excluding any other or additional rights and remedies available to Landlord by statute or the general law. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to any other legal or equitable right or remedy given hereunder, or now or hereafter existing.

15.4	No Waiver.

No waiver of any provision of this Lease by either Landlord or Tenant shall be deemed to have been made unless expressly so made in writing. Tenant and Landlord (as the case may be) shall be entitled to seek injunctive relief in case of the violation, or attempted or threatened violation, of any provision of this Lease, or to seek a decree compelling observance or performance of any provision of this Lease, or to seek any other legal or equitable remedy.

16.	LANDLORD’S LIABILITY.

16.1	Landlord Default.

In the event that Landlord shall fail to perform any obligation of Landlord to be performed under this Lease, Landlord shall not be in default hereunder (and Tenant shall have no right to pursue any such claim for damages in connection with any such failure) unless and until Tenant shall have delivered to Landlord a written notice specifying such default with particularity, and Landlord shall thereafter have failed to cure such default within thirty (30) days (or, if the nature of Landlord’s obligation is such that more than thirty (30) days are reasonably required for its performance, then not unless Landlord shall have failed to commence such performance of such cure within such thirty (30) day period and thereafter diligently pursue the same to completion). In the event Landlord’s failure to perform an obligation of Landlord to be performed under this Lease materially adversely affects Tenant’s use of the Tenant Space for the Permitted Use, Landlord shall commence to cure such default within ten (10) Business Days following receipt of written notice from Tenant of such default and shall diligently pursue the curing thereof to completion. Thereafter, Tenant’s sole and exclusive remedies for any such failure shall be an action for money damages, specific performance and/or injunctive relief (Tenant hereby waiving the benefit of any laws granting Tenant a lien upon the property of Landlord and/or upon rental due to Landlord or granting Tenant a right to terminate this Lease upon a default by Landlord); provided, however, that, except as expressly set forth in Exhibit E-3 of this Lease, in no event shall Tenant have the right to terminate the Lease nor shall Tenant’s obligation to pay Rent or other charges under this Lease abate based upon any default by Landlord of its obligations under this Lease.

16.2	Landlord’s Liability.

In consideration of the benefits accruing under this Lease to Tenant and notwithstanding anything to the contrary in this Lease or in any exhibits, riders, amendments, or addenda to this Lease (collectively, the “Lease Documents”), it is expressly understood and agreed by and between the parties to this Lease that: (i) the recourse of Tenant or its successors or assigns against Landlord (and the liability of Landlord to Tenant, its successors and assigns) with respect to (a) any actual or alleged breach or breaches by or on the part of Landlord of any representation, warranty, covenant, undertaking or agreement contained in any of the Lease Documents, or (b) any matter relating to Tenant’s occupancy of the Tenant Space (collectively, the “Landlord’s Lease Undertakings”), shall be limited solely to an aggregate amount of Landlord’s interest in the Property; (ii) other than Landlord’s interest in the Property, Tenant shall have no recourse against any other assets of the Landlord Group (as defined in the Basic Lease Information); (iii) except to the extent of Landlord’s interest in the Property, no personal liability or personal responsibility of any sort with respect to any of Landlord’s Lease Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Landlord; and (iv) at no time shall Landlord be responsible or liable to Tenant or any Tenant Party for any lost profits, lost economic opportunities or any form of consequential damages as the result of any actual or alleged breach by Landlord of Landlord’s Lease Undertakings. If Landlord is or at any time becomes a trust, partnership or joint venture and the trust, partnership or joint venture agreements in connection with such trust, partnership or joint venture provides that only the assets of the trust, partnership or joint venture and not the assets of the trustees, beneficiaries, separate partners or joint venturers be available for the satisfaction of Landlord’s covenants, indemnities and obligations hereunder, Tenant acknowledges and agrees that the liability of the trustees, beneficiaries, partners or joint venturers shall be limited accordingly, and that recourse shall not be had to the trustees, beneficiaries, partners or joint venturers separately or to their separate assets.

16.3	Transfer of Landlord’s Interest.

Landlord shall have the right, in its sole, absolute and unfettered discretion to sell, convey, encumber, transfer (subject to Article 17 hereof) and/or assign its interest in this Lease and/or the Property in whole or in part from time to time. Landlord, and each successor to Landlord, shall be fully released from the performance of Landlord’s obligations under the Lease Documents arising after the date of such transfer of Landlord’s interest in the Property to a third party (and such third party shall be deemed to have assumed such obligations from and after said date). Landlord shall not be liable for any obligation under the Lease Documents arising after the date of such sale, conveyance, transfer and/or assignment (and such third party shall be deemed to have assumed all of Landlord’s obligations from and after said date), and Tenant agrees to look solely to the successor in interest of Landlord in and to this Lease for all obligations and liabilities accruing on or after the date of such transfer. If any security has been given by Tenant to secure the faithful performance of any of the covenants of this Lease, Landlord may transfer or deliver said security, as such, to Landlord’s successor in interest and thereupon Landlord shall be discharged from any further liability with regard to said security.

17.	TENANT’S RIGHT OF FIRST OPPORTUNITY TO PURCHASE.

17.1	ROFO

17.1.1 Provided there is not then any outstanding Event of Default, so long as this Lease is in effect, Tenant will have a right of first opportunity (the “Purchase ROFO”) to attempt to negotiate a binding agreement of purchase and sale for the Tenant Space or a portion thereof as set forth below should Landlord decide in its sole, absolute and unfettered discretion to sell or otherwise transfer the Tenant Space or a portion thereof to an unrelated party (but Tenant shall not be entitled to purchase any other additional properties) to be exercised in accordance with the provisions of this Section 17.1.

17.1.2 Prior to offering the Tenant Space in whole or in part for sale or transfer, the Landlord shall first offer in writing to sell the Tenant Space or the relevant part thereof (the “ROFO Property”), by way of a written notice (the “Offer Notice”) to Tenant. The Offer Notice must describe the proposed Tenant Space or a portion thereof which Landlord is prepared to sell and the estimated closing date of the proposed sale. Thereafter, Tenant shall have the right to offer to purchase the Tenant Space or relevant portion offered by Landlord in an as is where is condition without any representations or warranties at a price and upon the terms and conditions stated in a written notice from Tenant to Landlord (the “Interest Notice”), which Interest Notice may only be exercised by Tenant within ten (10) Business Days after Tenant’s receipt of the Offer Notice. In the event the Tenant delivers the Interest Notice to the Landlord within the time and manner required herein, Landlord and Tenant shall thereafter, acting reasonably and in good faith attempt to agree upon the purchase price and otherwise come to a final and binding agreement upon, and execute and deliver, a commercially reasonable form of purchase and sale agreement documenting Tenant’s agreement to purchase the ROFO Property within twenty (20) days after Landlord’s receipt of the Interest Notice (the “PSA Period”). In the event that Landlord and Tenant are unable to come to a final and binding agreement upon, and execute and deliver, a binding purchase and sale agreement documenting Tenant’s agreement to purchase the ROFO Property within the PSA Period for any reason whatsoever, time being of the essence, the Interest Notice shall be deemed automatically to have been withdrawn (and/or otherwise revoked) by Tenant as of the expiration of such PSA Period. In such event, or if Tenant is otherwise disqualified from doing so, then thereafter Landlord may proceed to negotiate a purchase and sale agreement for the Tenant Space with a bona fide third party purchaser(s) (the “Third Party Offer”), free and clear of Tenant’s Purchase ROFO right, for a period of three hundred and sixty (360) days thereafter, upon those business terms and conditions which Landlord is prepared to accept in Landlord’s sole, absolute and unfettered discretion at which point the Purchase ROFO shall be null and void and be of no further force or effect as to the portion of the Tenant Space that was sold (but this Purchase ROFO shall continue in full force and effect as to any remaining portion of the Tenant Space, if any). Notwithstanding the foregoing, if the Third Party Offer does not close within three hundred and sixty (360) days following the expiration of the PSA Period, then the requirement to deliver a new Offer Notice in the manner set out above shall again apply, if Landlord in its sole, absolute and unfettered discretion thereafter elects to sell or transfer the Tenant Space or a portion thereof.

17.1.3 In addition, notwithstanding any provision of this Article 17 to the contrary:

(A)	Tenant shall have no Purchase ROFO right related to and this Article 17 shall not apply to any Third Party Offer that is part of a multi-property purchase offer (i.e., if a third party purchaser indicates to Landlord an interest in acquiring two (2) or more properties owned by Landlord, and/or the affiliate(s) of Landlord (a “Multi-Property Purchase Offer”), then Landlord’s conveyance of the ROFO Property to the third party (or its affiliate) shall, provided that such conveyance is effected together with the conveyance of some or all of such other property(ies), be deemed to be free of restriction or encumbrance related to the terms of this Article 17 of the Lease); and

(B)	Tenant shall have no Purchase ROFO right related to and this Article 17 shall not apply to any sale, transfer, foreclosure and/or conveyance of the ROFO Property: (i) by Landlord to: (1) any party comprising Landlord and/or any affiliate or subsidiary of any member of the Landlord Group; (2) any partnership, trust or joint venture of which any member of the Landlord Group is a part; or (3) the Bresler Family; (ii) by or on behalf of a Holder in connection with a foreclosure, power of sale or sale resulting from the Holder enforcing its rights or remedies (but the Purchase ROFO will apply with respect to subsequent sales) or (iii) relating to the sale or conveyance of an immaterial portion of the Property to the City, utility providers, abutting land owners, pursuant to Operating Agreements or otherwise in conjunction with prudent real property title practice.

18.	MISCELLANEOUS.

18.1	Severability.

If any term or other provision of this Lease is determined by any court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any legal requirement, all other terms and provisions of this Lease shall nevertheless remain in full force and effect. Upon such determination by a court of competent jurisdiction that any term or other provision is invalid, illegal or incapable of being enforced, Landlord and Tenant shall negotiate in good faith a new provision, to replace the invalid, illegal or unenforceable provision, that, as far as legally possible, (a) most nearly reflects the intent of Landlord and Tenant, (b) restores this Lease as closely as possible to its original intent and effect, and (c) results in the economic and legal substances of the transactions contemplated hereby not being affected in any manner materially adverse to Landlord or Tenant. Without limiting the foregoing, this Lease is expressly conditional upon compliance with the subdivision control provisions of the Planning Act of Ontario or any successor legislation or other statute which may hereafter be passed to take the place of the said Act or to amend the same, and provided that such consents are granted on conditions which are pre-approved in writing by Landlord. Notwithstanding the other provisions of this Lease, if such consents are refused, or if such consents are not granted, or if such consents are granted upon a condition or conditions which Landlord deems unacceptable to it, then this Lease shall not be void or voidable, but in such event if the Term is in excess of twenty-one (21) years, then the Term and all rights of renewal and/or extension shall not exceed a period of twenty (20) years from and including the Commencement Date in the aggregate. In such an event, Landlord shall at its expense proceed to obtain the requisite consent and Tenant shall co-operate (at no material cost to Tenant) with Landlord in doing so.

18.2	No Waiver.

The covenants and obligations of Tenant and Landlord pursuant to this Lease shall be independent of performance by the other of its covenants and obligations pursuant to this Lease. No failure or delay by either Tenant or Landlord to insist on the strict performance of any obligation, covenant, agreement, term or condition of this Lease, or to exercise any right or remedy available upon such non-performance, will constitute a waiver, and no breach or failure by such party to perform will be waived, altered or modified, except by written instrument signed by such party against whom enforcement is sought.

18.3	Attorneys’ Fees and Costs.

If either Landlord or Tenant initiates any litigation, mediation, arbitration or other proceeding regarding the enforcement, construction or interpretation of this Lease, then the non-prevailing party shall pay the prevailing party’s reasonable attorneys’ fees and costs (including, without limitation, all expense reimbursements, expert witness fees and litigation costs). In addition, if it should otherwise be necessary or proper for Landlord to consult an attorney concerning this Lease for the review of instruments evidencing a proposed Transfer and/or any proposed sublease subordination agreement and/or any documentation related to Section 6.2, above and/or for the purpose of collecting Rent, Tenant agrees to pay to Landlord its reasonable attorneys’ fees whether suit be brought or not. The parties further agree that their agreement and associated obligation to pay any such attorneys’ fees shall survive the expiration or termination of this Lease.

18.4	Headings; Time; Survival.

The headings of the Articles, Sections and Exhibits of this Lease are for convenience only and do not define, limit or construe the contents thereof. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. Each of the parties hereto acknowledges that it has read and reviewed this Lease and that it has had the opportunity to confer with counsel in the negotiation of this Lease. Accordingly, this Lease shall be construed neither for nor against Landlord or Tenant, but shall be given a fair and reasonable interpretation in accordance with the meaning of its terms and the intent of the parties. In all instances where Tenant is required to pay any sum or do any act at a particular indicated time or within an indicated period, it is understood that time is of the essence. Any obligations of Tenant accruing prior to the expiration or termination of this Lease shall survive the expiration or termination of this Lease, and Tenant shall promptly perform all such obligations whether or not this Lease has expired or been terminated.

18.5	Notices.

Any notice which may or shall be given under the provisions of this Lease shall be in writing and may only be delivered by: (i) hand delivery or personal service, (ii) an overnight courier service which provides evidence of delivery, (iii) facsimile (so long as a confirming copy is forwarded by an overnight courier service thereafter); and/or (iv) email (so long as a confirming copy is forwarded by an overnight courier service thereafter), if for Landlord, at the address specified in Item 11 of the Basic Lease Information, or if for Tenant, at the address specified in Item 3 of the Basic Lease Information, or at such other addresses as either party may have theretofore specified by written notice delivered in accordance herewith. Such address may be changed from time to time by either party by giving notice as provided herein. Notice shall be deemed given: (a) when delivered (if delivered by hand or personal service), if delivered before 4:00 p.m. (eastern standard time) on a Business Day or on the next Business Day if delivered after 4:00 p.m. or on a day which is not a Business Day; (b) if sent by an overnight courier service, on the Business Day immediately following the Business Day on which it was sent; (c) the date the facsimile is transmitted, if transmitted before 4:00 p.m. (eastern standard time) on a Business Day or on the next Business Day if transmitted after 4:00 p.m. or on a day which is not a Business Day; or (d) the date the e-mail is transmitted, if transmitted before 4:00 p.m. (eastern standard time) on a Business Day or on the next Business Day if transmitted after 4:00 p.m. or on a day which is not a Business Day.

18.6	Governing Law; Jurisdiction.

This Lease shall be governed by, and construed in accordance with, the laws of the province in which the Property is located. In addition, each of Landlord and Tenant hereby irrevocably submits and attorns to local jurisdiction in the province in which the Property is located and agrees that any action by one against the other shall only be instituted in the province in which the Property is located and that each shall have personal jurisdiction over the other for any action brought by one against the other in the province in which the Property is located. Each party irrevocably attorns and submits to the exclusive-jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

18.7	Incorporation; Amendment; Merger.

This Lease, along with any exhibits and attachments or other documents referred to herein, all of which are hereby incorporated into this Lease by this reference, constitutes the entire and exclusive agreement between Landlord and Tenant relating to the Tenant Space, and each of the aforementioned documents may be altered, amended or revoked only by an instrument in writing signed by the party to be charged thereby. All prior or contemporaneous oral or written agreements, understandings and/or practices relative to the leasing or use of the Tenant Space are merged herein or revoked hereby. For the avoidance of doubt, Landlord and Tenant hereby agree that: (i) this Lease relates exclusively to the Tenant Space, and (ii) the provisions herein supersede and replace the terms and conditions of any other agreement between Landlord and Tenant related to the Tenant Space.

18.8	Brokers.

Each party hereto represents to the other that the representing party has not engaged, dealt with or been represented by any broker in connection with this Lease other than the brokers specified in Item 13 of the Basic Lease Information. Landlord and Tenant shall each indemnify, defend (with legal counsel reasonably acceptable to the other) and hold harmless the other party from and against all Claims (including attorneys’ fees and all litigation expenses) related to any claim made by any other person or entity for any commission or other compensation in connection with the execution of this Lease or the leasing of the Tenant Space to Tenant if based on an allegation that claimant dealt through the indemnifying party. Landlord shall be responsible for paying Cushman & Wakefield Ltd. (“CWL”) in accordance with a commission agreement between Landlord and CWL. The provisions of this Section 18.8 shall survive the termination of this Lease.

18.9	Examination of Lease.

This Lease shall not be binding or effective until each of the parties hereto have executed and delivered an original or counterpart hereof to each other.

18.10	Recordation.

Neither Tenant nor any person or entity acting through, under or on behalf of Tenant shall record or cause the recordation of this Lease; provided, however, Tenant shall have the right (but not the obligation), at its sole cost and expense, to record a notice of this Lease, which only describes the parties, the Term and the other minimum information required at law, but the notice of lease must be in form pre-approved by Landlord, acting reasonably. Tenant further covenants and agrees with Landlord that any such notice or short form of lease so registered or recorded shall comply with the Land Titles Act (Ontario). On or before the expiration or earlier termination of this Lease, Tenant shall, at its expense, remove from title to the Land any notice of this Lease and/or other registration recorded by or on behalf of Tenant evidencing an interest of Tenant or anyone claiming through or under Tenant in respect of this Lease or the Property. Tenant shall indemnify Landlord in respect of any Claims incurred by Landlord as a result of Tenant’s failure to remove any such notice or short form of Lease or other documents in a timely manner after request by Landlord. In addition, Tenant shall forthwith execute and deliver such documentation, discharges and/or releases as Landlord may reasonably require from time to time in connection with any Operating Agreements or other municipal requirements from time to time so long as said documentation does not impose any material costs or obligations in connection therewith.

18.11	Authority.

Each of Landlord and Tenant represents to the other party that the person executing this Lease on its behalf is duly authorized to execute and deliver this Lease pursuant to its respective by-laws, operating agreement, resolution or other legally sufficient authority. Further, each party represents to the other party that (i) it has been validly formed or incorporated, (ii) it is duly qualified to do business in the province in which the Property is located, and (iii) this Lease is being executed on its behalf and for its benefit.

18.12	Successors and Assigns.

Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives and permitted successors and permitted assigns.

18.13	Force Majeure.

A party shall incur no liability to the other party with respect to, and shall not be responsible for any failure to perform, any of its obligations hereunder (other than payment obligations or obligations that may be cured by the payment of money (e.g., maintaining insurance)) if such failure is caused by any reason beyond the reasonable control of the party obligated to perform such obligations, including, but not limited to, strike, labour trouble, governmental rule, regulations, ordinance, statute or interpretation, or by fire, earthquake, civil commotion, or failure or disruption of utility services (collectively, “Force Majeure”). The amount of time for a party to perform any of its obligations (other than payment obligations) shall be extended by the amount of time it is delayed in performing such obligation by reason of any Force Majeure occurrence whether similar to or different from the foregoing types of occurrences. In no event will Tenant be relieved of its obligation to pay Rent in a timely manner as it becomes due pursuant to this Lease. The foregoing notwithstanding, as it relates to Landlord’s completion of the Landlord’s Work and delivery of the Tenant Space, Landlord shall be permitted the excuse of Force Majeure delay with regard to the occurrence of weather only to the extent that such weather-related delays (either due to the severity, frequency or duration thereof) were not reasonably foreseeable on the Effective Date.

18.14	No Partnership or Joint Venture; No Third Party Beneficiaries.

Nothing contained in this Lease shall be deemed or construed to create the relationship of principal and agent, or partnership, or joint venturer, or any other relationship between Landlord and Tenant other than landlord and tenant. Landlord shall have no obligations hereunder to any person or entity other than Tenant, and no other parties shall have any rights hereunder as against Landlord.

18.15	Access by Landlord.

Landlord, Landlord’s insurers, agents and employees shall have the right to enter upon any and all parts of the Tenant Space during reasonable times upon prior reasonable written notice (except in the case of an emergency when oral notice may be given to on-site personnel, but Landlord shall use commercially reasonable efforts to give prior written notice to Tenant and be accompanied by a representative of Tenant) solely to examine the condition thereof, to make any repairs, alterations or additions required to be made by Landlord hereunder, to show the Tenant Space to prospective purchasers or prospective tenants (but only to such prospective tenants during the last year of the Term) or mortgage lenders (prospective or current), to determine whether Tenant is complying with all of its obligations under this Lease, and to exercise any of Landlord’s remedies hereunder if Tenant is not complying with its obligations under this Lease, and for no other use or purpose (and in any event, Tenant’s representative shall be allowed to accompany Landlord during any such access). Notwithstanding anything herein to the contrary, Landlord shall use reasonable efforts to minimize disruption of Tenant’s business or occupancy during such entries, and shall at all times abide by Tenant’s reasonable security procedures during such entries, provided Landlord has prior written notice of such security procedures.

18.16	Rights Reserved by Landlord.

For the avoidance of doubt, but without negating any of the rights, duties and/or obligations expressly set forth herein, this Lease shall not be deemed to convey any ownership rights or mineral interest rights in the Property to Tenant.

18.17	Signage Rights.

Tenant shall, during the Term, have the exclusive right to place any signage within the Tenant Space and on the exterior of the Tenant Space, subject to: (a) compliance with Applicable Laws and governmental requirements; and (b) prior approval by Landlord, not to be unreasonably withheld, conditioned or delayed, of any such signage that Tenant proposes to place on the exterior of the Tenant Space. Other than “for sale” signs or “for lease” signs of a dimension and in a location to which Tenant has no reasonable objections, or such signage that is required from time to time in order to comply with Applicable Laws or Operating Agreements or in conjunction with safe practices, Landlord shall not have the right to place any other signage anywhere on or in the Tenant Space during the Term, unless specifically approved by Tenant in its sole and absolute discretion. Landlord and Tenant shall mutually agree upon the initial name of the Building, which Landlord reserves the right to change from time to time with Tenant’s prior approval, not to be unreasonably withheld, conditioned or delayed. Without limiting the foregoing, Tenant may withhold its approval for any change of the Building’s name to one which includes the name of any competing company reasonably identified by Tenant. At the expiry or earlier termination of this Lease, Tenant shall remove all interior and exterior signage and shall repair any damage caused by such installation or removal. Each of Landlord and Tenant acknowledges that the exterior facade of the Building may be subject to the requirements of Waterfront Toronto from time to time and each party shall comply with said requirements in exercising its signage rights hereunder.

18.18	Counterparts; Delivery by Facsimile or E-mail.

This Lease may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which shall constitute one and the same Lease. Landlord and Tenant agree that the delivery of an executed copy of this Lease by facsimile or e-mail (of a PDF) shall be legal and binding and shall have the same full force and effect as if an original executed copy of this Lease had been delivered.

18.19	Confidentiality.

Each party agrees that: (i) the terms and provisions of this Lease are confidential and constitute proprietary information of the parties; and (ii) it shall not disclose, and it shall cause its partners, officers, directors, shareholders, employees, brokers and attorneys to not disclose any term or provision of this Lease to any other person without first obtaining the prior written consent of the other party, except that each party shall have the right to disclose this Lease and its related information for valid business (including, without limitation, possible sale or financing purposes), legal, tax and accounting purposes and/or if advisable under any applicable securities laws regarding public disclosure of business information and/or in connection with a notice of this Lease registered against title to the Lands which does not breach Section 18.10 hereof. The foregoing notwithstanding, each of Tenant and Landlord reserves the right to post a press release or press releases (in the form reasonably pre-approved by the other), that discloses the fact that Landlord and Tenant have entered into a lease; provided that same does not disclose the economics related hereto. Any references in such press release or press releases, in excess of the fact that Landlord and Tenant have entered into a lease, require approval by Tenant and Landlord, which each party may withhold in its sole and absolute discretion.

18.20	No Foreign Corrupt Practices.

Each of Landlord and Tenant hereby represents, warrants, and covenants that it and its subsidiaries, owners, partners, officers, directors, employees, agents and representatives are fully aware of the provisions of the United States Foreign Corrupt Practices Act (“FCPA”), 15 U.S.C. §§78dd-1, et seq., as amended regarding, among other things, payments to government officials, and that they will perform the their respective obligations under this Lease in compliance with the FCPA and all applicable laws, including but not limited to all bribery and corruption laws. Landlord acknowledges that the foregoing is intended to assist the Tenant in its obligation to comply with the provisions of the FCPA. Tenant shall forthwith reimburse Landlord for any reasonable out of pocket costs and expenses incurred by Landlord in complying with FCPA from time to time.

18.21	Incorporation of Schedules and Exhibits.

All of the terms and conditions of all of the Schedules and Exhibits to this Lease are hereby incorporated into this Lease.

18.22	Acting Reasonably

Except as otherwise specifically provided to the contrary in this Lease, the parties hereto, and each person acting for them, in granting a consent or approval or making a determination, designation, calculation, estimate, conversion or allocation under this Lease, will act reasonably and in good faith and each expert or other professional employed or retained by a party hereto will act in accordance with the applicable principles and standards of such person’s profession. If either party withholds any consent or approval where it is required to act reasonably, such party shall, on written request, deliver to the other party a written statement giving the reasons for withholding the consent or approval. However, notwithstanding the foregoing or anything else contained herein or elsewhere, if an Event of Default has occurred and is subsisting, the foregoing shall not apply to Landlord.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease on the respective dates set forth below to be effective as of the Effective Date.

LANDLORD:

271 FRONT INC.

Per:	/s/ Ron Bresler
	Name:	Ron Bresler
Title:

I have authority to bind the Corporation

TENANT:

EQUINIX CANADA LTD.

Per:	/s/ Howard B. Horowitz
	Name:	Howard B. Horowitz
	Title:	Authorized Signing Officer

I have authority to bind the Corporation

EXHIBIT A

DESCRIPTION OF THE LAND

PART OF PIN 21077-0025 (LT) being Part Lot 1, Plan 108, East Side of Parliament Street; Part Lot 3A, Plan 108, South Side of Front Street East; Part Lots 1, 2 and 3, Plan 108, North Side of Mill Street; designated as Parts 3 and 4 on Reference Plan 66R-26445.

Subject to an easement and right-of-way over Part 3 on Plan 66R-26445 for the purposes of vehicular and pedestrian access and egress, and for the purposes of services and utility installations and/or infrastructure from time to time located in, on or under the said Part 3 on Plan 66R-26445 connected to servicing and/or benefiting the lands comprising Parts 1, 2 and 5 on Plan 66R-26445 and/or the buildings and/or improvements located thereon from time to time and includes, without limitation, all fibre optics, storm, water and sanitary sewers, telephone and cable, roads, sidewalks, drains, water mains, water courses and hydro-electric lines, gas and water lines and installations, together with their appurtenances from time to time as set out in Instrument AT3162357.

Together with an easement and right-of-way over Parts 2 and 5 on Plan 66R-26445 for the purposes of vehicular and pedestrian access and egress, and for the purposes of services and utility installations and/or infrastructure from time to time located in, on or under the said Parts 2 and 5 on Plan 66R-26445 connected to servicing and/or benefiting the lands comprising Parts 3 and 4 on Plan 66R-26445 and/or the buildings and/or improvements located thereon from time to time and includes, without limitation, all fibre optics, storm, water and sanitary sewers, telephone and cable, roads, sidewalks, drains, water mains, water courses and hydro-electric lines, gas and water lines and installations, together with their appurtenances from time to time as set out in Instrument AT3162357.

Each of the parties hereto acknowledges that the aforementioned legal description is subject to minor amendments from time to time as the precise boundaries for the Land is established from time to time.

EXHIBIT B

INSURANCE

1.	Insurance During Construction and Reconstruction:

Tenant covenants and agrees in favour of Landlord that upon the earlier of the commencement of the Tenant’s Work and/or the date on which Tenant receives access to any part of the Property until the later of the Commencement Date and at any time thereafter during substantial, material construction, reconstruction, alteration or rehabilitation of the Property, Tenant shall purchase, provide and maintain, or cause Construction Manager to purchase, provide and maintain, to the satisfaction of Landlord and each Holder, at Tenant’s sole cost and expense, insurance complying with each of the following requirements:

(a)	Liability Insurance: wrap-up commercial general liability insurance covering Landlord as well as Tenant for damages because of property damage and/or bodily injury (including death) arising out of the existence of the Property. The coverage provided shall be no more restrictive than the IBC 2100 liability policy, including the appropriate CCDC endorsements. The policy limit shall be no less than Ten Million Dollars ($10,000,000.00) per occurrence and $10,000,000.00 in the aggregate. The policy shall include property damage and bodily injury and personal injury, contractual liability, owners’ and contractors’ protective liability, non-owned automobile liability and shall include no less than two (2) years completed operations coverage. Such policy shall include a waiver by the insurer of any rights of subrogation against each of Landlord, Holder and Landlord Group and each member thereof and include a severability of interests and cross liability clause; and

(b)	Property Insurance: All risks course of construction (builders risks) and broad form comprehensive boiler machinery insurance (which may be combined with course of construction policy). Such coverage shall be in the names of Tenant and each Holder, in an amount not less than the full Replacement Cost value. The policy shall be no more restrictive than the IBC 4042 or 4047 policy, including the appropriate CCDC endorsements. The policy shall contain no exclusion for loss or damage caused by the perils of flood or earth movement, including earthquake. The policy shall provide Replacement Cost coverage on all Leasehold Improvements, Alterations and Tenant’s Personal Property. The policy shall be extended to cover soft costs, delayed rents (9 months minimum), interest, advertising costs and rental commissions when the loss is caused by an insured risk. Such policy shall contain all coverage included in this Section and shall include a waiver by the insurer of any rights of subrogation against each of Landlord, Holder and the Landlord Group and each member thereof.

All such insurance shall provide Landlord and each Holder with no less than thirty (30) days’ notice of cancellation and the contractor’s equipment coverage shall provide a waiver of subrogation in favour of Landlord. Prior to receiving any access to the Property, Tenant shall provide Landlord and each Holder with certificates evidencing that such insurance is in full force and effect for the review and approval of Landlord and each Holder. All policies of insurance shall specifically provide coverage whether or not the Property are partially completed or occupied for any purpose.

2.	Tenant’s Insurance from and after the Commencement Date

From and after the Commencement Date, Tenant shall, at its sole expense, purchase, provide and maintain in full force and effect at all times throughout the Term and such other times, if any, as Tenant or any Transferee occupies the Property or any portion thereof, the following insurance:

(a)	Commercial General Liability insurance applying to the operations carried on from the Property, which shall include, without limitation, death and personal injury liability, property damage liability, broad form product and completed operations liability and blanket contractual liability (including contractual liability with respect to this Lease). Such policies shall be written on a comprehensive basis with inclusive limits of not less than Ten Million Dollars ($10,000,000) for bodily injury to any one or more persons or property damage, and such higher limits as Landlord, acting in a commercially reasonable manner within insurance industry norms, and/or its Holder may from time to time require, upon not less than thirty (30) days written notice to Tenant. Said insurance shall also contain a severability of interests clause and a cross-liability clause. Such insurance may be a mixture of primary, umbrella and excess layers;

(b)	“All Risks” (including but not limited to sprinkler leakage, sewer back up, flood, earthquake and collapse) property insurance in an amount equal to the full Replacement Cost thereof upon property of every description and kind owned by Tenant or for which Tenant is liable, or installed by or on behalf of Tenant and which is located within the Property including, without limitation, all Leasehold Improvements, Alterations, Tenant’s Personal Property, fixtures and all other personal property;

(c)	broad form comprehensive boiler and machinery insurance on a blanket repair and replacement basis with limits for each accident in an amount not less than the full Replacement Cost of all Leasehold Improvements, Alterations and Tenant’s Personal Property and of all boilers, pressure vessels, air-conditioning equipment and miscellaneous electrical apparatus owned or operated by Tenant or others (other than Landlord) in or serving the Property;

(d)	business interruption insurance in such amounts as necessary to fully compensate Tenant for direct or indirect loss of sales or earnings attributable to any of the perils, required to be insured against under all risks property and boiler and machinery policies referred to herein in all circumstances usually insured against by prudent owners including losses resulting from interference with access to the Property as a result of such perils;

(e)	tenant’s legal liability insurance carried by each of its Transferees;

(f)	environmental impairment (pollution) liability in the minimum amount of $5,000,000 per claim and in the aggregate. Such policy shall have an extended discovery period and reporting period of 12 months in the event of termination of the policy or termination of this Lease including its expiration; and

(g)	any other insurance against such risks and/or in such amounts as Landlord, acting in a commercially reasonable manner within insurance industry norms, and/or its Holder may from time to time require upon not less than thirty (30) days written notice to Tenant. Without limiting the foregoing, Tenant acknowledges and agrees that given the length of the Term, the minimum amounts set out herein will increase in a commercially reasonable manner from time to time upon not less than thirty (30) days written notice to Tenant to reflect market and inflationary increases.

3.	General Obligations with respect to Tenant’s Insurance

Each of Tenant’s insurance policies shall name Landlord and each Holder, at Landlord’s option, as additional insureds and shall be taken out with insurers listed in Canada or in the United States (provided, in the latter case, said insurance policies provide for all insurance certificates to be countersigned by a licensed Canadian broker) which carry a minimum A.M. Best financial rating of “A-” VII. Without limiting the generality of the foregoing, each of Tenant’s insurance policies shall contain:

(a)	a waiver by the insurer of any rights of subrogation to which such insurer might otherwise be entitled against Landlord, the Landlord Group, the Holder or any Person for whom any of them is in law responsible;

(b)	an agreement by the insurer that the policy will not be cancelled, except after not less than thirty (30) days’ written notice to Tenant and Landlord and to the Holder;

(c)	a provision stating that Tenant’s insurance policies shall be primary and shall not call into contribution any other insurance available to Landlord;

(d)	a joint loss endorsement, where applicable;

(e)	name each Holder as a Loss Payee, where applicable;

(f)	a severability of interests clause and a cross-liability clause, where applicable; and

(g)	a waiver, in respect of the interests of Landlord of any provision with respect to any breach of any warranties, representations, declarations or conditions contained in the said policy.

Tenant shall provide to Landlord and each Holder certificates of insurance in compliance with Tenant’s obligations hereunder. Tenant shall provide evidence of renewal of such insurance to Landlord and its Holder accompanied by evidence satisfactory to Landlord and its Holder that the premiums have been paid not less than ten (10) days after the expiration of any then current policy. Delivery to and examination by Landlord of any certificate thereof in no way shall relieve Tenant of any of its obligations to insure in strict compliance with the provisions of this

Exhibit, and in no way shall operate as a waiver by Landlord of any of its rights hereunder. If for any reason Tenant fails to obtain and/or keep in force the Tenant insurance hereunder and/or said insurance is not issued or renewed or is otherwise cancelled or terminated for any reason, then without prejudice to the Landlord’s other rights and remedies hereunder or otherwise at law, Landlord may (but is never obligated to), upon five (5) Business Days’ notice to Tenant, place or attempt to place with a comparable insurer said insurance on behalf of Tenant at Tenant’s sole cost and expense and all amounts expended by Landlord in connection therewith plus an administrative charge of fifteen percent (15%) of such amounts, shall be reimbursed by Tenant to Landlord upon demand as Additional Rent. If, for whatever reason, Tenant or Landlord cannot place or keep in force said insurance in a timely manner, then it shall constitute an Event of Default hereunder within five (5) Business Days after notice thereof from Landlord.

4.	Co-insurance

All property insurance policies to be written on a stated amount basis, with no co-insurance clause.

5.	Landlord’s Insurance

Landlord shall, at Tenant’s sole cost and expense, at all times throughout the Term and such other times, if any, as Tenant or any Transferee occupies the Property or any portion thereof, obtain and maintain the following insurance:

(a)	Insurance on the Property and any machinery, boilers and equipment contained therein or servicing the Property on an “all risks” basis including, but not limited to, sprinkler leakage, sewer back-up, flood and earthquake, for not less than the full Replacement Cost thereof;

(b)	Commercial general liability insurance with respect Landlord’s operations and interest in the Property for a limit of not less than Ten Million Dollars ($10,000,000); and

(c)	any other insurance against such risks and/or in such amounts as Landlord, acting in a commercially reasonable manner within insurance industry norms, and/or its Holder may from time to time require, as a prudent owner from time to time upon not less than thirty (30) days written notice to Tenant. Without limiting the foregoing, Tenant acknowledges and agrees that given the length of the Term, the minimum amounts set out herein will increase in a commercially reasonable manner from time to time upon not less than thirty (30) days written notice to Tenant to reflect market and inflationary increases.

Such Landlord insurance shall be with such reasonable deductibles as would be carried by a prudent owner of a reasonably similar building, having regard to size, age, use and location. Notwithstanding Landlord’s covenant contained in this Section, and notwithstanding any contribution by Tenant to the cost of insurance premiums provided herein, Tenant acknowledges and agrees that no insurable interest is conferred upon Tenant under any policies of insurance carried by Landlord, and Tenant has no right to receive any proceeds of any such insurance policies carried by Landlord. If, for any reason, Landlord fails to obtain and/or keep in force the

Landlord insurance hereunder and/or said insurance is not issued or renewed or is otherwise cancelled or terminated for any reason, then so long as no Event of Default has occurred and is subsisting, Tenant may, upon five (5) Business Days’ notice to Landlord, place or attempt to place with a comparable insurer said insurance on behalf of Landlord at Tenant’s sole cost and expense. Provided however, that if, for whatever reason, Tenant or Landlord cannot place or keep in force said insurance in a timely manner, then it shall constitute an Event of Default hereunder within five (5) Business Days after notice thereof from Landlord.

EXHIBIT C

Intentionally Deleted.

EXHIBIT D

FORM OF INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT made as of the 30th day of November, 2012.

In order to induce 271 FRONT INC. (the “Landlord”) to enter into the lease dated as of the date hereof (as the same may be hereafter amended and restated, extended, renewed, amended, restated, supplemented, replaced and/or Transferred from time to time, collectively, the “Lease”) between the Landlord, as lessor, and EQUINIX CANADA LTD. (the “Tenant”) as lessee and for TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, EQUINIX, INC. (the “Indemnifier”) hereby covenants and agrees as follows with and in favour of the Landlord (unless otherwise defined herein, capitalised terms used herein shall have the same meanings as attributed to them in the Lease):

1.	The Indemnifier hereby covenants and agrees with and in favour of the Landlord that at all times, the Indemnifier will without any set-off, reduction, abatement or deduction whatsoever: (i) make the due and punctual payment of all Rent, monies, charges and other amounts of any kind whatsoever payable under the Lease by the Tenant whether to the Landlord or otherwise; (ii) effect the prompt and complete performance and observance of each and every one of the terms, conditions, indemnities, liabilities, agreements, commitments, covenants and obligations contained in the Lease on the part of the Tenant to be kept, fulfilled, observed and performed from time to time (collectively, the “Covenants”); and (iii) indemnify and save harmless the Landlord and keep the Landlord indemnified against all costs, losses, damages, claims, expenses and liabilities of whatever kind (including legal fees and expenses on a full indemnity basis) arising out of or relating to any failure by the Tenant and/or the Indemnifier to pay all Rent, monies, charges and other amounts of any kind whatsoever payable under the Lease in a timely manner and/or resulting from any failure by the Tenant to keep, observe, fulfill or perform any of the Covenants in a timely and complete manner and/or resulting from any failure by the Indemnifier to keep, observe, fulfill or perform any of each and every one of the terms, conditions, indemnities, liabilities, agreements, commitments, covenants or obligations hereunder to be kept, fulfilled, observed and performed from time to time.

2.

The Indemnifier’s covenants and agreements set out herein will not be affected by: (a) the Lease being Disclaimed and/or otherwise deemed unenforceable; (b) by any other event or occurrence which would have the effect at law or equity of terminating or reducing any of the Covenants prior to the expiration of the full Term and any extensions or renewals thereof and/or overholding of all or part of the Property (save and except for a termination of the Lease by the Tenant in accordance with Sections 9.1.3 or 9.1.6.3 or Exhibit E-3 of the Lease); (c) the enforcement of the Landlord’s rights and remedies pursuant to the Lease, at law or equity, whether pursuant to court proceedings or otherwise; and/or (d) the surrender of the Lease to which the Landlord has not provided its prior written consent in the Landlord’s sole, absolute and unfettered discretion and/or which is expressly permitted pursuant to Sections 9.1.3 and 9.1.6.3 or Exhibit E-3 of the Lease (all of which items (a), (b), (c) and (d) above are referred to collectively and individually in this Indemnity Agreement as an “Unexpected Termination”), and the occurrence of any such Unexpected Termination shall not reduce the period of time in which the Indemnifier’s terms, conditions, indemnities, liabilities, agreements, commitments, covenants and obligations hereunder apply, which period of time includes, for greater certainty, that part of the Term and any exercised extensions or renewals thereof and/or overholding of all or part of the Property which would have followed had the Unexpected Termination not occurred.

3.	Each of this Indemnity Agreement, the Indemnifier’s terms, conditions, indemnities, liabilities, agreements, commitments, covenants and obligations and the rights and remedies of the Landlord hereunder are absolute and unconditional and none of the foregoing shall be prejudiced, waived, released, discharged, mitigated, impaired or affected by: (a) any waiver by or failure of the Landlord to enforce any of the terms, conditions, indemnities, liabilities, agreements, commitments, covenants and/or obligations contained herein and/or the Covenants; (b) any Transfer of the Lease and/or the Property in whole or in part by the Tenant, a Transferee or by any secured creditor, trustee, receiver, manager, receiver and manager, interim receiver, coordinator, liquidator, monitor or any other entity or by operation of law or otherwise; (c) any consent which the Landlord gives to any such Transfer; (d) the disaffirmance, disclaimer, resiliation, repudiation, disavowal, rejection, termination (save and except for a termination of the Lease by the Tenant in accordance with Sections 9.1.3 or 9.1.6.3 or Exhibit E-3 of the Lease), cancellation and/or unenforceability of the Lease by the Tenant or any Transferee, or by any secured creditor, trustee, receiver, manager, receiver and manager, interim receiver, coordinator, liquidator or monitor of the Tenant or of any Transferee or by operation of law or otherwise by law or equity; (e) the expiration of the Term with respect to those terms and provisions of the Lease that survive such expiration of the Term; (f) any extension of time, waivers, indulgences, neglect, delay, forbearance or modifications which the Landlord extends to or makes with the Tenant or any other entity in respect of the performance of any of the Covenants by the Tenant or any other entity; (g) any amendment, supplement, extension, renewal, amendment and restatement, restatement, replacement and/or Transfer from time to time with or without the Indemnifier’s knowledge or consent; (h) any Unexpected Termination; (i) any overholding by of all or part of the Property; and/or (j) any release or reduction in the Covenants of the Tenant or any other entity.

4.	The Indemnifier hereby expressly waives notice of the acceptance of this Indemnity Agreement and all notice of non-performance, non-payment or non-observance on the part of the Tenant of the Covenants. Without prejudicing the foregoing, any notice which the Landlord elects to give to the Indemnifier shall be sufficiently given if delivered to the Indemnifier in accordance with the Lease. Upon a minimum of ten (10) Business Days prior notice in writing, the Indemnifier may designate a substitute address in Canada or telecopy number or e-mail address for that set forth in the Lease and thereafter notice shall be directed to such substitute address, telecopy number or e–mail address.

5.

If an Event of Default occurs, the Indemnifier waives all rights (if any) to require that the Landlord: (a) proceed against the Tenant or any other entities or pursue any rights or remedies against the Tenant or any other entity; (b) proceed against or exhaust any security or other recourse of or against the Tenant or any other entity (including any other person having, in any manner, guaranteed and/or assumed the Covenants or granted an indemnity in connection therewith); and/or (c) pursue any other right or remedy whatsoever in the Landlord’s power. The Landlord has the right to enforce this Indemnity Agreement regardless of the acceptance of additional security from the Tenant or other entities and regardless of any release or discharge of the Tenant or the other entities by the Landlord or by others or by operation of any law.

6.	Even though the Landlord may have already taken action against the Indemnifier under this Indemnity Agreement, whether or not that action has succeeded or been completed, the Landlord may take further action against the Indemnifier under this Indemnity Agreement as the Landlord deems necessary from time to time.

7.	Without limiting the generality of the foregoing, the liability of the Indemnifier under this Indemnity Agreement is not and shall not be deemed to have been waived, released, discharged, reduced, impaired or affected by reason of the release or discharge of the Tenant in any receivership, bankruptcy, winding-up, liquidation or other creditors’ proceedings or any Unexpected Termination and shall continue with respect to the periods prior thereto and thereafter, for and with respect to the Term as if an Unexpected Termination or any receivership, bankruptcy, wind-up, liquidation or other creditors’ proceedings had not occurred, and in furtherance hereof, the Indemnifier agrees, upon any such Unexpected Termination or any receivership, bankruptcy, wind-up, liquidation or other creditors’ proceedings, that the Indemnifier shall, at the option of the Landlord, in the Landlord’s sole, absolute and unfettered discretion, exercisable at any time after such Unexpected Termination or any receivership, bankruptcy, wind-up, liquidation or other creditors’ proceedings, lease the entire Property from the Landlord for the balance of the Term as if the Unexpected Termination or any receivership, bankruptcy, wind-up, liquidation or other creditors’ proceedings had not occurred upon the same terms and conditions as are contained in the Lease, applied mutatis mutandis, provided that the Indemnifier shall: (a) accept the Property in an “as is where is” condition without any representations or warranties or requirement of the Landlord to perform work (except for the Landlord’s Work and the Landlord’s Extraordinary Repair Obligations to the same extent as expressly set forth in the Lease); and (b) not be entitled to any inducements, allowances or Rent free periods or reductions of any kind (except as expressly set forth in the Lease). However, the liability of the Indemnifier shall not be affected by any failure of the Landlord to exercise this option, nor by any repossession and/or reletting of the Property in whole or in part by the Landlord.

8.	The Indemnifier hereby represents and warrants in favour of the Landlord that:

(a)	the Indemnifier has full power and authority to enter into this Indemnity Agreement and to perform the Indemnifier’s terms, conditions, indemnities, liabilities, agreements, commitments, covenants and obligations contained herein; and

(b)	this Indemnity Agreement is valid and binding upon the Indemnifier and enforceable against the Indemnifier in accordance with its terms.

9.	The Indemnifier covenants and agrees that all of its right, title and interest in and under any loans, notes, debts and other liabilities or obligations whatsoever owed by the Tenant to it, whether in existence or hereafter created or incurred, for whatever amount, and any and all security therefor shall be now and hereafter at all times during the continuance of an Event of Default fully subordinated and postponed to the Landlord’s rights and remedies hereunder and pursuant to the Lease. The Indemnifier shall not ask, demand or sue for, or take or receive payment of, or realize upon, all or any part of such loans, notes, debts or any other liabilities or obligations whatsoever or any security therefor during the continuance of an Event of Default until and unless all of the Covenants are fully paid, performed and satisfied.

10.	From and after the date hereof and throughout the Term as extended and/or renewed from time to time and/or if an Unexpected Termination occurs and/or if the Tenant overholds or is otherwise in occupancy or possession of the Property, the Indemnifier will not either directly or indirectly: (a) liquidate or dissolve or sell, transfer, lease, issue or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the its assets whether owned or hereafter acquired; and/or (b) permit the sale, sale and leaseback, assignment, encumbrance, conveyance, transfer, issuance or other disposition or dealings (individually or in the aggregate) of all or substantially all of its assets whether now owned or hereinafter owned or acquired by it at any time, unless in each and every case, the entity which then holds all or substantially all of the Indemnifier’s assets concurrently executes and delivers a new indemnity agreement on the same terms and conditions as contained herein in favour of the Landlord.

11.	The terms, conditions, indemnities, liabilities, agreements, commitments, covenants and obligations of the Indemnifier under of this Indemnity Agreement are separate and independent the one of the other, and shall give rise to separate and independent rights and remedies and causes of action against the Indemnifier in the event of any breach by the Indemnifier of the terms, conditions, indemnities, liabilities, agreements, commitments, covenants and/or obligations contained hereunder.

12.	No action or proceedings brought or instituted under this Indemnity Agreement and no recovery in pursuance thereof shall be a bar or defence to any further action or proceeding which may be brought under this Indemnity Agreement by reason of any further default hereunder or in the performance and observance of the terms, conditions, indemnities, liabilities, agreements, commitments, covenants and obligations contained herein and/or the Covenants.

13.	No amendment or modification of this Indemnity Agreement shall be effective unless the same is in writing and is executed by the Indemnifier and by the Landlord.

14.	Words used in this Indemnity Agreement importing the singular shall include the plural and vice versa; words importing the masculine gender shall include the feminine gender and vice versa and words importing the neuter gender shall include individuals, firms and corporations.

15.	If all or part of this Indemnity Agreement or the application thereof to any entity or in any circumstance is to any extent held or rendered invalid, unenforceable or illegal, that part:

(a)	is independent of the remainder of this Indemnity Agreement and is severable from it, and its invalidity, unenforceability or illegality does not affect, impair or invalidate the remainder of this Indemnity Agreement; and

(b)	continues to be applicable to and enforceable to the fullest extent permitted by law against any entity and in any circumstance except those as to which it has been held or rendered invalid, unenforceable or illegal.

16.	The Indemnifier acknowledges that it has read, examined, understood and approved all the provisions of the Lease and that a copy thereof has been remitted to the Indemnifier and the Indemnifier further acknowledges having obtained all information useful or necessary to take an enlightened decision to execute this Indemnity Agreement. The Indemnifier confirms that it was advised to obtain independent legal advice by the Landlord prior to executing this Indemnity Agreement and the Indemnifier confirms that it has received said independent legal advice.

17.	This Indemnity Agreement has been freely negotiated and approved by the parties and, notwithstanding any rule or maxim of law or construction to the contrary, any ambiguity or uncertainty will not be construed against either of the parties by reason of the authorship of any of the provisions of this Indemnity Agreement. The execution of this Indemnity Agreement constitutes and is deemed to constitute full and final proof of the foregoing.

18.	This Indemnity Agreement is the sole agreement between the Landlord and the Indemnifier relating to the indemnity and there are no other written or oral agreements or representations or warranties relating thereto.

19.	Time is of the essence of this Indemnity Agreement and the mere lapse of time in the performance by the Indemnifier or any of its obligations under this Indemnity Agreement shall constitute the Indemnifier in default.

20.	This Indemnity Agreement shall be construed in accordance with the laws of the Province of Ontario and the Indemnifier hereby irrevocably attorns and submits to the exclusive jurisdiction of the Courts of the Province of Ontario situated in the City of Toronto in any action or proceeding whatsoever by the Landlord to enforce its rights and/or remedies hereunder and/or with respect to the Lease and the Indemnifier waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

21.	The Indemnifier shall be bound by any account settled by the Landlord and the Tenant.

22.	This Indemnity Agreement constitutes a separate agreement from the Lease between the Landlord and the Indemnifier for due consideration and under seal.

23.	Whenever any reference is made herein to the Lease or the obligations of the Tenant thereunder, such reference shall be deemed to include all written amendments and modifications to the Lease and any written change of or written increase in the Tenant’s obligations thereunder, including, without limitation, those which result from the exercise by the Tenant of any option to lease additional premises or the exercise by the Tenant of any right to extend or renew the Term as provided therein and/or the overholding of the Property in whole or in part, any and all agreements and instruments executed by the Tenant concurrently with the Lease or pursuant thereto and/or which relate to the Property from time to time, and shall be deemed to include the Tenant’s obligations under such agreements and instruments, including, without limitation, any agreement with respect to the work to be performed by the Tenant or on its behalf with respect to the Landlord’s Work and/or the Tenant’s Work and/or any Alterations from time to time, any parking agreement, any agreement with respect to storage facilities and/or easements from time to time.

24.	The Indemnifier agrees to forthwith do, make, execute and deliver all such further documents, agreements, assurance, acts, matters and things and take such further action as may be reasonably required by the Landlord from time to time in order to more effectively carry out the true intent of this Indemnity Agreement from time to time. Without limiting the foregoing, the Indemnifier shall forthwith upon demand execute and deliver all documentation required of the Tenant in connection with this Indemnity Agreement and/or the Lease, from time to time, provided that, the failure of the Landlord to require the Indemnifier to execute said documentation and/or the Indemnifier’s failure to do so shall not reduce the Indemnifier’s terms, conditions, indemnities, liabilities, agreements, commitments, covenants or obligations hereunder.

25.	All of the terms, conditions, indemnities, liabilities, agreements, commitments, covenants and obligations contained in this Indemnity Agreement extend to and are binding upon each of the Indemnifier, its administrators, liquidators, trustees, successors and assigns, and enure to the benefit of and may be enforced by each of the Landlord and its successors and assigns. Without limiting the generality of the foregoing, the Landlord may assign the benefit of this Indemnity Agreement together with its interest in the Lease to any entity, in whole or in part, without notice to the Indemnifier or other formality. Any assignment by the Landlord of any of its interest in the Lease shall operate automatically as an assignment to the assignee of the benefit of this Indemnity Agreement to the same extent to the same assignee, without notice to the Indemnifier or other formality.

26.	This Indemnity Agreement may be signed in one or more counterparts, each of which once signed shall be deemed to be an original. All such counterparts together shall constitute one and the same instrument. Notwithstanding the date of execution of any counterpart, each counterpart shall be deemed to bear the effective date set forth above. The signature of any of the parties may also be evidenced by a facsimile, email and/or PDF copy of this Indemnity Agreement bearing such signature.

IN WITNESS WHEREOF the Indemnifier has signed and sealed this Indemnity Agreement as of the date first above written.

EQUINIX, INC.

Per:
Name:
Title:

Per:	c/s
Name:
Title:
I/We have authority to bind the corporation

EXHIBIT E

AGREEMENT FOR PROJECT WORK

DESIGN, PLANNING AND CONSTRUCTION

1.	Landlord agrees to furnish, at Landlord’s sole cost and expense, all of the material, labour, and equipment necessary for the planning, design and obtaining of all necessary approvals for and construction of the Building to the extent set out in Exhibits E-1 and E-2 hereto (collectively, the “Landlord’s Work”) in accordance with this Lease. Landlord will design and construct the Landlord’s Work in a good and workmanlike manner in accordance with the permit drawings in Exhibit E-2 provided Landlord shall be deemed to have satisfied its obligations with respect to Landlord’s Work in the event of Minor Variations from time to time (herein referred to as the “Plans and Specifications”). However, each of the parties hereto also acknowledges and agrees that the location of the elevator in the Building may be subject to minor revisions and/or relocations from time to time prior to Substantial Completion of Landlord’s Work; provided, however, in no event shall any such modification, revision or relocation be made without Tenant’s prior consent if it is reasonably likely to materially affect Tenant’s use of or access to the Property or otherwise interfere with the Tenant’s Permitted Use hereunder or impose any material cost or obligation on Tenant. Landlord agrees to complete the design, planning and construction of the Landlord’s Work in accordance with all Applicable Laws. Without limiting the foregoing, Landlord covenants to comply with all of the provisions and requirements of any and all agreements, restrictions or encumbrances registered on title to the Land and to obtain any and all approvals and consents required by any and all agreements, restrictions or encumbrances registered on title to the Land in connection with the planning, designing and construction of the Landlord’s Work as contemplated by this Lease. Subject to Force Majeure and Tenant Delays, it is Landlord’s current estimate that Landlord’s Work will be Substantially Complete in approximately 668 days from commencement thereof (“Target Substantial Completion Date”). Subject to Tenant Delays, any delays beyond the Target Substantial Completion Date shall be subject to Exhibit E-3.

2.

Changes in Landlord’s Work may only be accomplished after execution of this Lease by a Change Order which complies with each of the terms and the conditions contained herein. For purposes of this Lease, a “Change Order” is a written instrument approved and executed by each of Tenant, Landlord and Construction Manager, stating their agreement as to a change in Landlord’s Work. If Tenant requests a Change Order, Tenant, Landlord and Construction Manager must first agree in writing upon all of the following: (a) the extent of the adjustment, if any, to the time to complete Landlord’s Work and the corresponding extension of the Substantial Completion Date; and (b) the additional costs and expenses along with Tenant’s confirmation that Tenant shall be solely responsible for all additional costs and expenses to the extent agreed upon and that Tenant shall bear the risk for all delays associated with such Change Order to the extent agreed upon. Tenant shall pay said additional costs and expenses as agreed upon, in a timely manner, as required by Landlord and/or Construction Manager. Further, if Tenant requests a Change Order or requests data with regard to a potential Change Order that Tenant is considering requesting, and if such Change Order request or data request is of a nature that causes Landlord and/or the Construction Manager to cease and/or delay portions of Landlord’s Work, after notice to Tenant of a possible delay and the estimated amount of such delay, such delay will also be considered a Tenant Delay, even if Tenant later declines to move forward with the actual Change Order. Furthermore, no Change Order is permitted which will change the Rentable Area of the Building. Notwithstanding the foregoing, Landlord shall have the right to consent to or reject (which consent may be unreasonably withheld, conditioned and delayed) a Change Order by Tenant if: (a) said Change Order affects the structure of the Building below grade; and/or (b) if all Change Orders result in delays of ninety (90) or more days in the aggregate; or (c) said Change Orders will adversely affect Landlord’s ability to satisfy any deadlines imposed by its Holder and/or result in penalties being imposed upon Landlord by its Holder from time to time.

3.	Landlord or Construction Manager shall keep Tenant regularly apprised of the progress of the Landlord’s Work from time to time as well as its non-binding estimate of Substantial Completion thereof.

4.	Each of Landlord and Tenant acknowledges and agrees that during those times deemed appropriate by Landlord during completion of the Landlord’s Work, Landlord may permit Tenant non-exclusive access to the Tenant Space so that Tenant may commence portions of the Tenant’s Work provided doing so does not, in Landlord’s reasonable opinion, delay the conduct or the timely completion of the Landlord’s Work, unless Tenant agrees that to the extent that the delay does occur, it shall also be considered a Tenant Delay. If such access is permitted, Tenant must comply with this Lease in all respects, except for the payment of Base Rent or Taxes – Real Property. Subject to the foregoing, the parties shall co-operate with a view to enabling each party to carry out its respective work in an efficient manner.

5.	Save and except for Landlord’s Work, Tenant agrees to furnish, at Tenant’s sole cost and expense, all of the material, labour and equipment necessary for the planning, design and obtaining of all necessary approvals for and construction of each aspect of the Building as well as any other requirements relating to Tenant’s use and enjoyment of the Property (collectively, the “Tenant’s Work”) in accordance with this Lease. Landlord and Tenant agree that Tenant may request the Alterations set forth in Exhibit E-4, however, Tenant acknowledges that such Alterations remain subject to Landlord’s review and approval to the extent same constitute a Major Alteration and, in all cases, with regard to the location, implementation and the plans and specifications thereof. Landlord makes no representations or warranties and there are no assurances that any of the foregoing Alterations are permitted at law or are feasible and Tenant is solely responsible for confirming same. Tenant will design and construct the Tenant’s Work in a good and workmanlike manner in accordance with each of Sections 6.3, 8.3, 9.2, 14.2.1, 14.4 and 18.22 of this Lease. Without limiting the foregoing, Tenant agrees to complete the design, planning and construction of the Tenant’s Work in accordance with all Applicable Laws and comply with all of the provisions and requirements of any and all agreements, restrictions or encumbrances registered on title to the Land as of the Effective Date, and to obtain any and all approvals and consents required by any and all such agreements, restrictions or encumbrances registered on title to the Land as of the Effective Date in connection with the planning, designing and construction of Tenant’s Work as contemplated by this Lease.

6.	Following Substantial Completion of the Landlord’s Work, Landlord will deliver written notice to this effect to Tenant (the “Tenant Fixturing Notice”). Following receipt of the Tenant Fixturing Notice, Tenant will have possession of the Building and access to the balance of the Property in order to proceed with the Tenant’s Work for a period of two hundred seventy (270) days thereafter (the “Fixturing Period”). During the Fixturing Period until the Commencement Date, Tenant shall not be obligated to pay any Base Rent or Taxes – Real Property, but shall be responsible for all Utilities consumed at the Property by Tenant and in all other respects comply with the balance of this Lease. Subject to Force Majeure, it is Tenant’s current estimate that Tenant’s Work will be Substantially Completed by the end of the Fixturing Period (the last day of the Fixturing Period, “Tenant’s Target Substantial Completion Date”). During the Fixturing Period, Landlord shall have access to the Property in order to complete the Landlord’s Work provided it does so in such a manner that does not interfere with the Tenant’s conduct of the Tenant’s Work.

7.	In addition, each of the parties hereto acknowledges and agrees that Tenant, subject to the terms and conditions contained herein, may upon a minimum of ten (10) Business Days’ prior written notice to each of Landlord and Construction Manager (the “Early Access Notice”) elect to accelerate the commencement of the Fixturing Period. If Tenant delivers the Early Access Notice, then following the expiration of the ten (10) Business Day notice period: (a) the Fixturing Period shall commence and the Commencement Date will be accelerated as well; (b) Tenant and Landlord shall have joint possession of the Tenant Space so that each may proceed with its respective work and improvements therein; (c) any additional costs or expenses as a result of said early access shall be borne by Tenant; (d) while Landlord shall use all commercially reasonable efforts to complete Landlord’s Work in the manner required therein, each of the Target Substantial Completion Date, the Outside Completion Date and Tenant’s right to terminate this Lease pursuant to Exhibit E-3 hereto shall be extended from time to time by any delay caused by such early access by Tenant from time to time; (e) said early access may not delay Substantial Completion of Landlord’s Work by more than ninety (90) days in the aggregate; and (f) said early access may not adversely affect Landlord’s ability to satisfy any deadlines imposed by its Holder, insurer and/or performance bond issuer and/or result in penalties being imposed upon Landlord by its Holder, insurer and/or performance bond issuer from time to time.

8.	Before entering on the Property for any purpose, Tenant will provide Landlord with a certificate of insurance, duly executed by Tenant’s insurers, evidencing that the insurance required to be placed by Tenant pursuant to this Lease is in force.

9.	Tenant will provide evidence satisfactory to Landlord that with respect to the Tenant’s Work, that Tenant has obtained at its expense, all necessary consents, permits, licenses, inspections and certificates from all authorities having jurisdiction, and Tenant will post permits when required by Applicable Laws as well as provide to Landlord complete copies of each of the foregoing consents, permits, licenses and certificates. Tenant’s Work must comply with all Applicable Laws, building codes, permits and approvals for the work and with the requirements of this Lease.

10.	Tenant’s architect or engineer will provide to Landlord, within sixty (60) days of completion of the Tenant’s Work, a certificate addressed to Landlord and each Holder (the “Certificate”) certifying: (i) that the Tenant’s Work has been performed in accordance with all of the provisions of each of Sections 6.3, 8.3, 9.2, 14.2.1, 14.4 and 18.22 of this Lease; (ii) that there are no construction, builders, mechanics’, workers, workers’ compensation or other liens and/or encumbrances affecting the Property with respect to work, services or materials relating to the Tenant’s Work and that all accounts for such work, services and materials have been paid in full or the extent of any hold backs; and (iii) the date upon which the last such work was performed and services and materials were supplied.

11.	Each of Landlord and Tenant agrees that in order to facilitate the timely completion of the Landlord’s Work and the portion of Tenant’s Work constituting the initial Tenant fit-up (said initial Tenant fit-up being the “Phase I Work”) in a timely manner, it has been decided that each of Landlord and Tenant shall separately and directly retain the same construction manager or related entities as its construction manager. In connection with the foregoing, Landlord or Landlord’s construction manager shall keep Tenant regularly apprised of the progress of the Landlord’s Work from time to time as well as its non-binding estimate of Substantial Completion thereof. Exhibit E-5 is a development schedule and list of milestones with respect to the planning, design and construction of the Tenant’s Work. Tenant will use commercially reasonable efforts (subject to Force Majeure) to meet its identified areas of responsibility in Exhibit E-5 in a timely fashion, and will provide written notice to Landlord as soon as practicable after becoming aware that a milestone will not be achieved.

12.	As of the date hereof, each of the parties have agreed that Urbacon Design/Build Corp. or related entities shall serve as its Construction Manager with respect to Landlord’s Work and the portion of Tenant’s Work constituting the Phase I Work. Any replacement of the Construction Manager with respect to such initial work shall be subject to each of Landlord’s and Tenant’s approval, not to be unreasonably withheld, conditioned or delayed. Landlord covenants and agrees that it will (or will cause its general contractor to) obtain a performance bond with respect to the cost to Substantially Complete Landlord’s Work.

EXHIBIT E-1

LANDLORD’S WORK, PLANS AND SPECIFICATIONS

EXHIBIT E-2

CLARIFICATION TO PLANS AND SPECIFICATIONS FOR LANDLORD’S WORK

In addition to the Plans and Specifications attached hereto as Exhibit E-1, Landlord’s Work shall also include the following:

1.	Utility Service

Landlord shall provide at its sole cost to Tenant eight (8) MW power via a 13.8kV service from local utility, Toronto Hydro Electric Systems (“THES”), servicing the main switchgear in the basement. Future service feeder #3 duct banks shall be installed at Tenant’s sole cost and expense to accommodate an additional 8 MW (16 MW total). All costs and expenses of this future service of 8MW shall be borne by Tenant.

2.	Medium Voltage Main Switchgear

a.	Landlord shall provide, at its sole cost to Tenant, a dedicated 15kV class main-tie-main switchgear with an additional tie breaker for future un-interruptible expansion to accommodate future service feeder from THES. Mains and Ties shall be vacuum breakers with fusible switches for all downstream feeders including metering for Tenant. The detailed design of this system is still to be developed by the Landlord and reviewed by Tenant in a timely manner taking into account the Landlord’s Work schedule as well as Landlord’s budgeted costs for same. Any delays in connection with the foregoing shall be considered a Tenant Delay.

b.	Landlord shall work collaboratively through course of Tenant’s detailed design and submit final switchgear design to Tenant for its timely review and comment, subject to THES and municipal requirements. Tenant shall bear all costs and expenses in connection therewith. Any delays in connection with the foregoing shall be considered a Tenant Delay.

3.	Risers & Pathways

Landlord shall provide, at its sole cost to Tenant, floor slab penetrations in the form of sleeves and/or block outs, as set out in the attached list which shall all be subject to structural approval so as not to affect structural integrity of the Building and/or any of the Building Systems. All fire rating of penetrations will be at Tenant’s sole cost and expense. Any delays in connection with the foregoing shall be considered a Tenant Delay.

4.	Underground Fuel Storage

Landlord to provide an area on the Lands in an as-is where-is condition for the sole purpose of installation of underground fuel tanks at Tenant’s sole cost and expense and in compliance with the balance of this Lease (subject to Tenant obtaining all approvals for the installation of said fuel tanks from appropriate regulatory and municipal authorities as well as all requisite insurance, permits and licensing in connection therewith). Any delays in connection with the installation of the foregoing shall be considered a Tenant Delay.

5.	Base Building Roof Drains & Sanitary Services

Landlord shall use all reasonable commercial efforts to minimize horizontal pathway of travel for all Building water services and shall use reasonable commercial efforts to route roof drains and sanitary lines to the nearest building column, in each case, if and where possible.

6.	Domestic Water Service

Landlord shall provide, at its sole cost to Tenant, a domestic water service capable of supporting a minimum of 80 GPM.

7.	Water Containment

Tenant shall provide and install, at its sole cost and expense and in accordance with the terms and conditions of this Lease, two (2) 40,000 gallon reservoir water storage basins and Landlord shall coordinate installation with Tenant. Any delays in connection with the installation of the foregoing shall be considered a Tenant Delay.

8.	Pre-action Fire Protection System

Landlord shall provide, at its sole cost to the Tenant, nitrogen filled pre-action fire protection system risers with an N2 Generator.

9.	Structural Loading

Landlord’s structural engineer has confirmed the loading requirements set out in the attached load drawings are acceptable except that Tenant roof loading and 5th floor requires additional reinforcement. Landlord shall provide the foregoing reinforcement at Tenant’s sole cost and expense which has been determined by the parties to be the amount of $299,592.00 plus HST thereon payable by Tenant to Landlord in its entirety upon substantial completion of the roof.

10.	Temporary Generator Pads

Landlord shall provide, at its sole cost to Tenant, two (2) concrete pads for temporary 2.5 MW generators at the north elevation of the Building exterior. The use of the area where the concrete pads are located are subject to an easement in favour of the land owner to the north and Tenant shall be required to obtain permission for the use of this area at Tenant’s sole cost and expense and shall be solely responsible for complying with each of the abutting land owner’s requirements in connection therewith from time to time.

11.	Antennae Rails

Landlord shall provide to Tenant, at Landlord’s sole cost, two (2) antennae rails as outlined in the attached plan. Tenant is responsible at its sole cost and expense, for obtaining any and all approvals relating to the installation, maintenance and/or operation of any antennae and/or satellite dishes.

12.	Removable Penthouse Building Envelope

Landlord and Tenant acknowledges that Tenant plans to install at its sole cost and expense, its infrastructure in a phased manner and that sections of the 5th level penthouse envelope of the Building will need to be constructed in such a manner that it is removable and re-installable. Any removal and/or reinstallation of the foregoing shall be at Tenant’s sole cost and expense in accordance with the terms and conditions of this Lease.

13.	Freight Elevator

Landlord shall provide to Tenant, at Landlord’s sole cost, a freight elevator from basement to 5th floor with a cab clear dimensions to 13’ wide x 15’ deep x 10’ high and a capacity of 20,000 lbs. Single doors will be provided at all levels.

14.	3rd Passenger Elevator

Landlord shall provide, at Landlord’s cost, a 3rd passenger elevator from the basement to 1st floor adjacent existing elevator bank.

Landlord acknowledges that Landlord remains obligated to complete the Landlord’s Work in accordance with all Applicable Laws notwithstanding the above noted changes. Landlord shall incorporate the following items noted in this Exhibit E-2 at its sole cost unless otherwise stated in conjunction with Substantial Completion of the Landlord’s Work. Notwithstanding the foregoing or anything else contained herein or elsewhere, Tenant acknowledges and agrees that if any of the foregoing matters and/or Tenant’s failure to respond in a timely manner to Landlord’s requests and/or requirements in connection with the foregoing results in any delay of the completion of the Landlord’s Work, each of said delays shall constitute a Tenant Delay for the purposes of this Lease.

EXHIBIT E-3

DELAYS AND RESOLUTIONS

A. Landlord shall use commercially reasonable efforts to cause the Landlord’s Work to be Substantially Completed by the Target Substantial Completion Date.

B. If Landlord’s Work has not been Substantially Completed by the Target Substantial Completion Date, Landlord shall not be deemed in default hereunder and the Fixturing Period shall be postponed, as Tenant’s sole and exclusive remedy, until the date on which Landlord’s Work has been Substantially Completed.

C. Notwithstanding the foregoing, but subject always to the provisions of Sections 2, 6 and 7 of Exhibit E hereof:

(i) If Landlord’s Work has not been Substantially Completed on or prior to the three hundred and sixty fifth day (365th) day following the Target Substantial Completion Date (such day being the “Outside Completion Date”), subject to extension related to Tenant Delay and as a result, Tenant is not able to commence the Tenant’s Work and Tenant intended to commence and diligently pursue to completion the Tenant’s Work, Tenant shall be entitled, as its sole and exclusive remedy, to exercise its termination right in accordance with subsection C.(ii) below.

(ii) Pursuant to paragraph C.(i) above, if Landlord’s Work has not been Substantially Completed on or prior to Outside Completion Date, subject to extension related to Tenant Delay and as a result, Tenant is not able to commence the Tenant’s Work and Tenant intended to commence and diligently pursue to completion the Tenant’s Work, Tenant shall only then, within thirty (30) days of the Outside Completion Date, be entitled to elect in writing, in its sole and absolute discretion to terminate this Lease without bonus or penalty to Tenant or Landlord by delivering written notice to terminate this Lease to Landlord by no later than thirty (30) days following the Outside Completion Date (the “OCD Termination Notice”). If Tenant delivers the OCD Termination Notice in a timely manner, this Lease and each of Tenant’s and Landlord’s respective covenants and obligations hereunder and with respect to the Property shall be null and void and of no further force or effect and each of the parties hereto shall be released and have no further obligations in connection therewith provided that so long as there is not then an Event of Default that is subsisting, the Deposit shall be returned to Tenant. If Tenant fails to deliver the OCD Termination Notice in a timely manner then such termination right shall be deemed to have expired and shall, thereafter, be of no further force or effect and this Lease shall remain in full force and effect.

(iii) For the purposes of this Lease, “Tenant Delay” shall mean a delay in Landlord’s completion of the Landlord’s Work, which results from: (a) any act or omission of Tenant, its affiliates, employees or consultants, or any act or omission of any contractors, subcontractors or suppliers of Tenant’s Work; (b) any Change Order requested or initiated by Tenant from time to time (as defined in Exhibit E); (c) Tenant’s failure to provide any approvals or comments within the time frames expressly required in Exhibit E with regard to Change Orders or otherwise; or (d) if Tenant requests data with regard to a potential Change Order, and if such request is of a nature that causes Landlord and/or the Construction Manager to cease/delay portions of Landlord’s Work, even if Tenant later declines to proceed with the actual Change Order.

Without reducing the scope of the definition of “Tenant Delay” in any manner and/or Tenant’s covenants and obligations in connection therewith, to the extent reasonably possible in the circumstances, Landlord and/or the Construction Manager shall attempt to notify Tenant of any anticipated material periods of Tenant Delay from time to time.

(iv) Tenant agrees that, if Landlord’s Work has been delayed due to delays caused by Tenant Delay and/or if Tenant delivers the Early Access Notice, then Landlord’s Work shall be deemed to have been Substantially Completed (for the purpose of determining the first day of the Fixturing Period and the Commencement Date) on the date (the “Deemed Substantial Completion Date”) derived by subtracting from the date Landlord’s Work has been Substantially Completed the number of days of delay in such completion caused by Tenant Delays. In addition, the Outside Completion Deadline will also be extended accordingly.

EXHIBIT E-4

ALTERATIONS THAT MAY BE REQUESTED BY TENANT

Subject to the terms and conditions contained herein and the balance of this Lease, each of Landlord and Tenant agrees that Tenant may request by way of a Change Order, each of the following Major Alterations at Tenant’s sole risk, cost and expense, in each case, prior to Substantial Completion of the Landlord’s Work. Without limiting the generality of the foregoing, each of the following items is subject to the prior written approval of each of Landlord, Tenant and Construction Manager in the manner set out in the balance of this Lease. For greater certainty, neither Landlord nor Construction Manager is or will be providing any representations or warranties as to the feasibility or any of these items, including, not providing any representations or warranties that any of these items are permitted or that they will be completed. In that regard, Tenant may, in each and every case, at Tenant’s sole risk, cost and expense, request:

1.	Landlord’s Generator

Base Building generator provided by Landlord be placed within the penthouse of the Building.

2.	Sanitary Street Connection (200mm)

Main sanitary line capacity sizing to be adequate for additional flow from Tenant’s 3000 Ton Cooling Tower System.

3.	Base Building Gas Meter (720 MBH)

An upsized gas meter of up to 3,000 MBH for inclusion of additional Tenant loads.

4.	Hydronic Heating Units in Lieu of Landlord Electric Heaters

Hydronic heating units for temporary heating of empty base building spaces in lieu of electric heaters.

5.	Make Up Air System in Lieu of Landlords Electric Ventilation System in Penthouse

Deletion of Landlord’s electric ventilation system and substitution of Tenant’s make up air system.

6.	Miscellaneous Structural Penetrations

Additional penetrations not identified in Exhibit E-2.

7.	Base Building Washrooms

Relocation of Building washrooms and risers as necessary to facilitate detailed Tenant’s design.

8.	Fibre Vault Entries

Custom lockable fibre vaults.

9.	Vibration Isolation

Structural floor modifications required to mitigate vibration of the Tenant’s equipment.

EXHIBIT E-5

ESTIMATED TENANT’S WORK SCHEDULE

MILESTONE	DELIVERABLE	DATE

1 – Award	Release Precon/Design & Award Design Consultants	Dec 14,2012

2 – BOD	Affirm BOD, Constructability Reviews & Value Engineering Suggestions	Feb 20, 2013

3 – Schematic Design	100% Concept Design, Budget	Feb 11, 2013

4 – Design Development - Tenant	Issue Base Building Modification Bulletin for Landlord Approval	April 12, 2013

5 – Design Development - Tenant	100% Detailed Design, Project Schedule Update, Release for Permit	April 3, 2013

6 – Procurement	Long Lead Tenant Furnished Equipment	As Required

7 – Construction GMP	Agree to Construction Manager GMP	Aug. 6, 2013

8 – Construction Documents	100% Construction Documentation	July 23, 2013

9 – Enabling Works**	Fuel Tank & Make-up Water Storage Placement	Nov. 2013

10 – Mobilization***	Planned “Early Access Notice”*	April 1, 2014

11 – Commissioning	Tenant’s system testing completed and “Customer Ready”	Nov. 2014

12 – Close-out	As-Builts, Punchlist, Commercial Closeout	Dec. 2014

13 – Landlord’s Work	Target Substantial Completion Date	668 days from commencement thereof

*	Denotes Planned Lease Milestone as identified in Exhibit E
**	Reference Exhibit E-2 “Landlord’s Work” Item #7
***	Dates based on 2013 Jan.09 Base Building Full Mobilization Start Date

E.O.&E.

EXHIBIT F

SHARED ACCESS AGREEMENT

RECIPROCAL EASEMENT AND ACCESS AGREEMENT

Made as of the         day of                     , 2012.

BETWEEN:

271 FRONT INC.
(hereinafter called “Front”)

OF FIRST PART;

-and-

281 NORTH PARLIAMENT INC. (hereinafter called “Parliament”)

OF THE SECOND PART.

WHEREAS:

A.	Front is the registered owner of those lands municipally known as 45 Parliament Street, Toronto, as more particularly described in Schedule “A” hereto (the “South Lands”);

B.	Parliament is the registered owner of those lands municipally known as 281 Front Street East, Toronto, as more particularly described in Schedule “B” hereto (the “North Lands”);

C.	Parliament has the benefit of easements with respect to that portion of the South Lands designated as Part 3 on Plan 66R-26445 (the “South Portion”) pursuant to easements more particularly described in the Transfer/Deed of Lands registered or receipted in the Land Registry Office as Instrument No. AT3162357;

D.	Front has the benefit of easements with respect to that portion of the North Lands designated as Parts 2 and 5 on Plan 66R-26445 (the “North Portion”) pursuant to easements more particularly described in the Transfer/Deed of Lands registered or receipted in the Land Registry Office as Instrument No. AT3162454 ; and

E.	the easements and ancillary rights referred to in Recitals C and D above are hereinafter collectively referred to as the “Easements”.

NOW THEREFORE in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Front and Parliament, agree as follows:

1.	INTERPRETATION

In this Agreement the following terms shall have the following meanings unless the context shall otherwise require:

(a)	“Affected Party” shall have the meaning ascribed to it in Section 4.1 of this Agreement;

(b)	“Benefitted Party” shall have the meaning ascribed to it in subsection 2.3(a) of this Agreement;

(c)	“Burdened Party” shall have the meaning ascribed to it in subsection 2.3(a) of this Agreement;

(d)	“Business Day” shall mean Monday to Friday both inclusive, except any such day which is a statutory holiday under the laws of either Canada or the Province of Ontario;

(e)	“Claims” or “Claim” means all demands, suits, proceedings, obligations, fines, forfeitures, penalties (including, without limitation, civil, administrative or criminal penalties), claims, liabilities, losses, costs, interest, expenses (including, without limitation, solicitors’, consultants’ and experts’ fees and court costs), disbursements, actions, causes of action, damages, injunctive or other relief or judgments, and all expenses incurred in investigating or resisting the same (including, without limitation, legal fees (on a full indemnity basis)), charges and disbursements and costs of suit and amounts paid in settlement of any Claims;

(f)	“Defaulting Owner” shall have the meaning ascribed to it in Section 4.1 of this Agreement;

(g)	“Easement Lands” means collectively, the South Portion and the North Portion, from time to time, and in relation to an Owner (including, an Owner’s portion of the Easement Lands) shall mean the North Lands or the South Lands, as the case may be;

(h)	“Easements” shall have the meaning ascribed thereto in Recital E of this Agreement;

(i)	“Indemnifier” shall have the meaning ascribed to it in Section 3.7 of this Agreement;

(j)	“Indemnified Party” shall have the meaning ascribed to it in Section 3.7 of this Agreement;

(k)	“Initiating Party” shall have the meaning ascribed to it in Section 4.6 of this Agreement;

(l)	“Land Registry Office” shall mean the Land Registry Office for the Land Titles Division of the City of Toronto;

(m)	“Lands” means collectively the South Lands and the North Lands.

(n)	“Modified Work” shall have the meaning ascribed to it in Section 2.4 of this Agreement;

(o)	“North Lands” shall have the meaning ascribed thereto in Recital B of this Agreement;

(p)	“North Portion” shall have the meaning ascribed thereto in Recital C of this Agreement;

(q)	“North Services” shall mean: (i) services and utility installations and/or infrastructure from time to time located in or under (but not on or over) the Easement Lands connected to, servicing and/or benefiting the North Lands and/or the buildings and/or improvements located thereon from time to time and includes, without limitation, all underground fibre optics, storm, water and sanitary sewers, telephone and cable, watermains, water courses and hydro-electric, gas and water lines and installations, together, in each case, with their appurtenances from time to time; and (ii) roads, sidewalks, drains and related infrastructure from time to time located in, on, over or under the Easement Lands connected to, servicing and/or benefiting the North Lands and/or the buildings and/or improvements located thereon from time to time together, in each case, with their appurtenances from time to time;

(r)	“Notice” shall have the meaning ascribed to it in subsection 2.3(a) of this Agreement;

(s)	“Owner” shall mean, unless otherwise expressly provided in this Agreement, either Parliament or Front and each of their respective successors and permitted assigns and, unless otherwise as aforesaid, “Owners” shall mean, collectively, Parliament and Front and their respective successors and permitted assigns as aforesaid;

(t)	“Planning Legislation” means the Planning Act (Ontario) and all applicable zoning or planning legislation in the Province of Ontario;

(u)	“Prime Rate” shall mean rate of interest, per annum, from time to time publically quoted by The Bank of Nova Scotia, at Toronto as the reference rate of interest (commonly known as its “Prime Rate”) used by it to determine rates of interest chargeable in Canada on Canadian dollar demand loans to its commercial customers from time to time;

(v)	“Rate of Interest” shall have the meaning ascribed to it in Section 4.1 of this Agreement;

(w)	“Responding Party” shall have the meaning ascribed to it in Section 4.6 of this Agreement;

(x)	“South Lands” shall have the meaning ascribed thereto in Recital A of this Agreement;

(y)	“South Portion” shall have the meaning ascribed thereto in Recital D of this Agreement;

(z)	“South Services” shall mean; (i) services and utility installations and/or infrastructure from time to time located in or under (but not on or over) the Easement Lands connected to, servicing and/or benefiting the South Lands and/or the buildings and/or improvements located thereon from time to time and includes, without limitation, all underground fibre optics, storm, water and sanitary sewers, telephone and cable, watermains, water courses and hydro-electric, gas and water lines and installations, together, in each case, with their appurtenances from time to time; and (ii) roads, sidewalks, drains and related infrastructure from time to time located in, on, over or under the Easement Lands connected to, servicing and/or benefiting the South Lands and/or the buildings and/or improvements located thereon from time to time together, in each case, with their appurtenances from time to time;

(aa)	“Third Party” shall have the meaning ascribed to it in subsection 5(a) of this Agreement;

(bb)	“Transfer” means the sale, conveyance, leasing, parting with possession charging, mortgaging and/or encumbrancing of a party’s interest in this Agreement and/or the Easement Lands from time to time. “Transferee” is the recipient of a Transfer. “Transferor” is the party effecting the Transfer.

(cc)	“Unavoidable Delay” shall mean any bona fide delay beyond the control of an Owner (other than as a result of financial incapacity or any wilful of negligent act or omission) which shall cause an Owner to be unable to fulfil or to be delayed or restricted in the fulfilment of any obligation hereunder; and

(dd)	“Work” shall have the meaning ascribed to it in subsection 2.3(a) of this Agreement.

2.	EASEMENTS

2.1	Easements Benefitting the North Lands

Subject to each of the restrictions, limitations, terms and conditions contained herein and in the Easements, Front acknowledges and agrees that each of the Easements relating to the South Portion shall benefit each of Parliament and its successors and assigns and its tenants, customers, employees, servants, agents, invitees and licensees from time to time and shall be in common with the rights of Front and its successors and assigns and for the benefit of its tenants, customers, employees, servants, agents, invitees and licensees from time to time. Subject to the terms and conditions hereof, the burden of such Easements shall run with the South Portion (but not the balance of the South Lands) and each and every part thereof and the benefit thereof shall run with and be appurtenant to the North Lands and each and every part thereof.

2.2	Easements Benefitting the South Lands

Subject to each of the restrictions, limitations, terms and conditions contained herein and in the Easements, Parliament acknowledges and agrees that each of the Easements relating to the North Portion shall benefit each of Front and its successors and assigns and its tenants, customers, employees, servants, agents, invitees and licensees from time to time and shall be in common with the rights of Parliament and its successors and assigns and for the benefit of its tenants, customers, employees, servants, agents, invitees and licensees from time to time. Subject to the terms and conditions hereof, the burden of such Easements shall run with the North Portion (but not the balance of the North Lands) and each and every part thereof and the benefit thereof shall run with and be appurtenant to the South Lands and each and every part thereof.

2.3	Provision of Services

The construction, installation, maintenance, repair and/or or placement of the North Services and the South Services on, in, under, above or about the Easement Lands from time to time, as the case may be, as well as the exercise by each Owner of its respective rights and easements herein and/or granted in respect thereof, shall be made, used, maintained, inspected, altered, repaired, removed, replaced, reconstructed, enlarged and/or exercised only upon and subject to the terms of this Agreement, including, without limitation, the following terms and conditions:

(a)

the Owner effecting the North Services or the South Services, as the case may be, and/or exercising its rights herein and/or pursuant to the Easements from time to time (the “Benefitted Party”) with respect to any portion of the Easement Lands not owned by the Benefitted Party shall give the other Owner (the “Burdened Party”) prior written notice (a “Notice”) which is adequate and reasonable in the circumstances but which shall not in any event be given less than ten (10) Business Days of the intention of the Benefitted Party to effect any maintenance, inspection, construction, alteration, repair, removal, replacement, reconstruction and/or enlargement of the North Services or the South Services by the Benefitted Party with respect to any portion of the Easement Lands not owned by the Benefitted Party (collectively the “Work”). In conjunction with any such Work that constitutes a material construction, alteration, repair, removal, replacement, reconstruction and/or enlargement of the North Services or the South Services by the Benefitted Party with respect to any portion of the Easement Lands not owned by the Benefitted Party, as the case may be, the Benefitted Party shall submit to the Burdened Party for approval a description of the proposed Work including an action plan and schedule prepared by duly qualified experts setting out the timetable for the proposed Work and the procedures which will be followed in order to cause minimal interference with the ongoing use and enjoyment of the Easement Lands. If not satisfied with the proposed Work, the action plan and/or the schedule, the Burdened Party shall provide written reasons for its dissatisfaction (which shall be substantiated) within the ten (10) Business Days following the receipt of the Notice, failing which the Burdened Party shall be deemed to have approved the action plan and schedule as set forth in the submission of the Benefitted Party. In each case where reasons for dissatisfaction are supplied, the Benefitted Party shall re-submit for approval a revised action plan and schedule which addresses such dissatisfaction and the delay for approval shall recommence, until such time as the said action plan and schedule is approved in accordance with the provisions of this subsection;

(b)	all Work shall be done with reasonable speed, due diligence, in a good and workmanlike manner and in such manner as to minimize disruption of access to the Easement Lands;

(c)	the Benefitted Party shall, forthwith following completion of the Work, or earlier if reasonably feasible in the circumstances, repair all damage caused to the Easement Lands and reinstate it to its original state as at the commencement of the Work in all material respects;

(d)	in connection with any Work to be made by or for the Benefitted Party, the Benefitted Party shall comply with every applicable statute, law, by-law, rule or regulation affecting such Work (including any provision requiring or enabling the retention by way of holdback of portions of any sums payable) and, except as to any such holdback, shall promptly pay all accounts relating thereto; and

(e)	whenever any lien or encumbrance for Work, labour, services or materials supplied to or for the Benefitted Party or for the cost of which the Benefitted Party may be in any way liable for Claims therefore shall be filed against the Easement Lands and/or any of the other Lands of the Burdened Party, the Benefitted Party shall, within five (5) Business Days after receipt of Notice therefor, vacate the lien or encumbrance and procure and register a discharge thereof, including any certificate of action registered in respect of any lien or encumbrance, by payment or in such other manner as may be required permitted by law and, failing which, the Burdened Party may apply to the court to substitute such other security as may be required to procure and register the vacating of any such liens or encumbrances, including any certificate of action registered in respect of any lien, by payment or in such other manner as may be required or permitted by law and shall be entitled to be reimbursed by the Benefitted Party forthwith.

2.4	Owner’s Right to Use Servient Portion

Notwithstanding the foregoing or anything else contained herein or elsewhere, each of the parties hereto acknowledges and agrees that: (a) Front’s rights as owner of the South Portion shall remain in full force and effect subject only to Parliament’s rights pursuant to this Agreement. Without limiting the foregoing, Front continues to retain the right to use, maintain, inspect, alter, repair, remove, replace, construct and/or enlarge any structures and/or improvements in, on, under or above the South Portion subject only to the terms of this Agreement; and (b) Parliament’s rights as owner of the North Portion shall remain in full force and effect subject only to Front’s rights pursuant to this Agreement. Without limiting the foregoing, Parliament continues to retain the right to use, maintain, inspect, alter, repair, remove, replace, construct and/or enlarge any structures and/or improvements in, on, under or above the North Portion subject only to the terms of this Agreement. In that regard, each Owner shall have the right, at its sole cost and expense, to re-route, alter, modify or adjust the Work located in, on, under or above its Lands in whole or in part from time to time (collectively, the “Modified Work”), as deemed necessary by the Owner, acting reasonably, provided that the Owner pays all costs and expenses to effect the Modified Work in a timely manner and effects such Modified Work in such a manner that does not materially disrupt the Benefitting Party’s rights hereunder. To that end, in conjunction with the Modified Work, said Owner shall at its sole cost and expense grant comparable easements and other rights for the Modified Work in lieu of the easements and other rights that existed prior to the re-routing, alteration, modification or adjustment. Such prior easements and rights that existed prior to the rerouting, alteration, modification or adjustment, shall be terminated and released by the Benefitting Party at no cost to the other Owner concurrently with the grant of the comparable easement. Such comparable easement shall be subject to the provisions of this Agreement and shall have the same force and effect as if granted hereunder;

3.	MUNICIPAL AND MAINTENANCE OBLIGATIONS

3.1	No Public Dedication or Interest in Balance of Lands

Nothing contained in this Agreement and/or with respect to the Easements shall or shall be deemed to: (a) be a gift or dedication of any portion of the Easement Lands to the general public or for any public use or purpose whatsoever, it being the intention of the parties hereto and their successors and assigns and that nothing in this Agreement, expressed or implied, shall confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement; and/or (b) create any restriction, right, title or interest in favour of Front in any portion of the North Lands save and except for the North Portion in the manner expressly contemplated herein; and/or (c) create any restriction, right, title or interest in favour of Parliament in any portion of the South Lands save and except for the South Portion in the manner expressly contemplated herein.

3.2	General Matters re: Municipal Agreements and Zoning By-Law

Each Owner acknowledges that the Easement Lands are subject to the same zoning by-laws and various municipal agreements which impose certain obligations on the Owners in respect of the entire Lands. Each Owner shall: (a) assume and fulfil the obligations imposed on it under Planning Legislation and such zoning by-laws and municipal agreements as those obligations relate to its Lands; (b) refrain from any action which would jeopardize the status of any part of the Easement Lands under such zoning by-laws or municipal agreements; and (c) indemnify and save the other Owner harmless from and against any and all Claims whatsoever that it might suffer or incur by reason of an Owner failing to comply with the provisions of this Section 3.2. Except as expressly set out in agreements in writing between the Owners, each Owner shall bear all costs and expenses of any nature and kind in any way related to, associated with or arising from the municipal agreements insofar as its Lands are concerned. Provided, however, when and so long as any Lands constitutes a separate lot as defined in and for the purposes of such zoning by-laws and municipal agreements, the provisions of this Section 3.2 shall not apply to or bind the Easement Lands or the Owner thereof.

3.3	Maintenance of Services and Easement Lands

Each of the Owners acknowledges and agrees in favour of the other that all driveways and access roads on its portion of the Easement Lands will, at its own expense, be maintained in good order and repair, be properly drained, be kept in sanitary condition, be cleared promptly of ice, snow and rubbish and be kept adequately lighted during and for appropriate periods before and after business hours. Similarly, each of the driveways and access roads on each of the Owner’s respective portions of the Easement Lands shall be kept free of mud, dirt (other than may be reasonable during periods of construction) and debris and will be power-swept as required from time to time. Each of the Owners shall be responsible for any striping, repairing, repaving or other resurfacing of its respective portion of the Easement Lands unless the same are necessitated due to the exercise by the other Owners of its rights and easements provided for herein. The grading of all driveways and access roads shall be performed and maintained by each Owner for its portion of the Easement Lands in accordance with the requirements of the City of Toronto. Notwithstanding the foregoing, each of the parties hereto acknowledges and agrees that it may be in their mutual interest to retain a single independent third party and/or the other party hereto to provide the services contemplated in this Section 3.3 upon the entire Easement Lands. In that regard, to the extent that a single party or the other party hereto is retained to provide said services, 50% of the costs and expenses in connection therewith shall be allocated to the South Portion and the remaining 50% of said costs and expenses will be allocated to the North Portion. In such an event, each Owner covenants and agrees in favour of the other Owner to forthwith pay its proportionate share in full and in a timely manner.

3.4	No Cross Parking Rights

Each Owner shall prohibit each of its employees, tenants, invitees, guests, customers, contractors and anyone else visiting or attending at the North Lands or the South Lands from parking on the South Lands or the North Lands, as the case may be. For clarification, there will be no cross parking rights between the North Lands and the South Lands such that the Owners, employees, tenants, invitees, guests, customers, contractors or anyone else visiting or attending at the North Lands or the South Lands shall not be entitled to park on the other Owner’s Lands.

3.5	Title Retention

Notwithstanding any rule or law of equity: (a) the South Services located on or under the Easement Lands shall remain Front’s property even though the same may now or hereafter be annexed or affixed to the Easement Lands and Front shall remain solely responsible for same at Front’s sole cost and expense. Without limiting the foregoing, Front shall, at its sole cost and expense, in accordance with all applicable laws and the balance of this Agreement, maintain the South Services in a good state of repair at all times; and (b) the North Services located on or under the Easement Lands shall remain Parliament’s property even though the same may now or hereafter be annexed or affixed to the Easement Lands and Parliament shall remain solely responsible for same at Parliament’s sole cost and expense. Without limiting the foregoing, Parliament shall, at its sole cost and expense, in accordance with all applicable laws and the balance of this Agreement, maintain the North Services in a good state of repair at all times. If an Owner abandons or no longer deems necessary the North Services (in the case of Parliament) and/or the South Services (in the case of Front), the relevant Owner shall forthwith notify the other Owner and thereafter remove the relevant services or permanently decommission said services, in each case in a good and workmanlike manner in accordance with the balance of Section 2.3 hereof, including, without limitation, fully repairing and restoring the relevant portion of the Easement Lands. This Section 3.5 shall survive the release or abandonment of the Easement Lands.

3.6	Release of Agreement

Notwithstanding any other provision herein, each of the parties hereto hereby acknowledges and agrees to forthwith discharge and/or release this Agreement from any portion of the Easement Lands for the purpose of satisfying any Planning Legislation or municipal requirement of any municipality, public utility, or other governmental authority having jurisdiction over the Easement Lands in accordance with any development, site plan or other municipal or similar agreement affecting the Easement Lands (such as, by way of example, any conveyance for storm water ponds, road widening and/or easements which may be required) providing the foregoing may not in any manner materially reduce any vehicular or pedestrian access over the Easement Lands from time to time.

3.7	Indemnity

Each Owner (the “Indemnifier”) shall indemnify and hold harmless the other Owner (the “Indemnified Party”) from and against any uninsured Claims in connection with the use of the Easement Lands by the Indemnifier or those for whom the Indemnifier is at law responsible from time to time including, without limitation, uninsured Claims in connection with the loss of life, personal injury and/or damage to property arising from or out of any occurrence in or upon the Easement Lands or any part thereof by the Indemnifier and/or those from whom the Indemnifier is at law responsible from time to time and/or if occasioned, in whole or in part, by any negligent or wilful act or omission of the Indemnifier and/or those for whom the Indemnifier is at law responsible from time to time.

3.8	Insurance

Each Owner shall maintain in full force and effect (and provide evidence thereof on an annual basis), a comprehensive general liability insurance policy in form and substance pre-approved by the other Owner providing coverage against any and all Claims arising out of the use of the Easement Lands and any portion or portions thereof in an amount not less than $5,000,000.00 per occurrence. This insurance shall include the other Owner and its mortgagees, if applicable, from time to time as additional insured with respect to the liability arising from the operations of the named insured. The insurance policy shall contain a cross liability and severability of interest clause protecting each insured to the same extent as if it were separately insured. A certificate of the insurance policy shall be deposited with the other Owner, as it may direct, concurrently with the execution and delivery of this Agreement and annually on the anniversary of the date hereof and shall contain evidence that the policy contains those provisions required to be contained by this Section 3.8. [NTD: Insurance advisor to review.]

4.	REMEDIES

4.1	Self Help; Lien Rights Disputes

If an Owner shall default in the performance of an obligation of such Owner (such Owner being herein called a “Defaulting Owner”), the other Owner (an “Affected Party”), in addition to all other rights and remedies it may have at law or in equity, after thirty (30) days’ prior written Notice to the Defaulting Owner (or in the event of an emergency after such Notice as is practical under the circumstances) and the failure of such Owner to remedy the default during such thirty (30) day period (or cure to be commenced and diligently pursued if it cannot be remedied during such thirty (30) day period), shall have the right to perform such obligation on behalf of the Defaulting Owner. If the Affected Party commences to cure any such default, it shall diligently pursue and complete the cure. In such event, the Defaulting Owner shall promptly reimburse the Affected Party the reasonable cost thereof, together with interest thereon from the date of outlay at a rate of interest equal to the lesser of (the “Rate of Interest”): (i) two (2%) percent in excess of the Prime Rate; or (ii) the highest rate permitted by applicable law.

4.2	Injunctive and Other Remedies

In the event of a breach by an Owner of any obligation of this Agreement, the other Owner shall be entitled to obtain an order specifically enforcing the performance of such obligation or an injunction prohibiting any such breach, the Owners hereby acknowledge the inadequacy of legal remedies and the irreparable harm which would be caused by any such breach, and/or to relief by other available legal and equitable remedies from the consequences of such breach. Any action taken or document executed in violation of this Agreement shall be void and may be set aside upon the petition of the other Owner. Any costs and expenses of any such proceeding, including solicitors’ fees on a full indemnity basis plus interest thereon at the Rate of Interest, shall be paid by the Defaulting Owner and, if unpaid shall constitute a lien against the Defaulting Owner’s interest in the Easement Lands, and improvements thereon, or the interests therein, until paid in full.

4.3	Non-Waiver

No delay or omission of any Owner in the exercise of any right or remedy accruing upon any default of any other Owner shall impair such right or remedy or be construed to be a waiver thereof, and every such right or remedy may be exercised at any time during the continuance of such default. A waiver by any Owner of a breach of, or a default in, any of the terms and conditions of this Agreement by the other Owner shall not be construed to be a waiver of any subsequent breach of or default in the same or any other provision of this Agreement. Except as otherwise specifically provided in this Agreement: (a) no right or remedy provided in this Agreement shall be exclusive but each shall be cumulative with all other rights and remedies provided in this Agreement; and (b) all rights and remedies at law or in equity shall be available.

4.4	Non-Terminable Agreement

No breach of the provisions of this Agreement shall entitle any Owner or party to cancel, rescind or otherwise terminate this Agreement, but such limitation shall not affect, in any manner, any other rights or remedies which any party may have hereunder by reason of any breach of the provisions of this Agreement. No breach of the provisions of this Agreement shall defeat or render invalid the lien of any mortgage, charge and/or encumbrance made in good faith for value covering any part of the Easement Lands and any improvements thereon. This Agreement and each of the covenants, easements, rights, obligations and liabilities created hereby shall be perpetual to the extent permitted by law, except as expressly set forth to the contrary herein and shall run with the lands affected thereby and be subject to compliance with the provisions of any statute relating to the severance of land or the granting of interest in land by conveyance or otherwise as such may from time to time be amended. This Agreement is subject to the express condition that the provisions of section 50 of the Planning Act (Ontario) and any amendments thereto are complied with. The parties hereby agree that if consent is requisite to the validity of this Agreement or any aspect hereof, any of the parties may apply for such consent and until a final consent is obtained, the term of this Agreement shall be the maximum period permitted by statute without consent.

4.5	Unavoidable Delay

In the event any Owner or any other party shall be delayed or hindered in or prevented from the performance of any act required to be performed by such party by reason of Unavoidable Delay, then the time for performance of such act shall be extended for a period equivalent to the period of such delay provided the delayed party shall perform the act thereafter.

4.6	Dispute Resolution

In the event of any dispute between Front and Parliament with respect to any provisions of this Agreement or with respect to anything arising hereunder, the matter in dispute shall be submitted to arbitration in accordance with the provisions of the Arbitration Act, 1991 (Ontario), as amended from time to time, if a party hereto (the “Initiating Party”) notifies the other of its intention to resort to arbitration and includes with such Notice the name of its nominee as arbitrator. Within seven (7) Business Days after delivery of such Notice, the other party (“Responding Party”) shall notify the Initiating Party of a second arbitrator appointed by it, failing which the arbitrator appointed by the Initiating Party shall act as the sole arbitrator. If the Responding Party appoints an arbitrator as aforesaid, the two (2) arbitrators so appointed shall, within seven (7) Business Days of the appointment of the last of them appointed, choose a third arbitrator, and if they fail to agree on such choice, then the Initiating Party shall be entitled to make application to court under the Arbitration Act, 1991 (Ontario), as amended from time to time. The three (3) arbitrators or single arbitrator appointed or chosen as aforesaid, shall forthwith proceed to arbitrate the dispute between Front and Parliament and, shall, within sixty (60) days, or as soon thereafter as may be practicable, render a decision to be thereupon served upon Front and Parliament. If there are three (3) arbitrators, the decision of a majority of them shall govern. The arbitration decision shall be final and binding on both parties and not subject to appeal. The cost of any arbitration shall be borne equally by Front and Parliament, except as the arbitration decision may otherwise determine.

5.	MORTGAGEES AND PURCHASERS

(a)	Every agreement, covenant, promise, undertaking, condition, easement, right, privilege, option and restriction made, granted or assumed, as the case may be, by either party to this Agreement is made by such party not only personally for the benefit of the other party hereto, but also as owner of a portion of the Easement Lands owned by such party and for the benefit of the other portions of the Easement Lands. Each of the Owners undertakes to obtain an undertaking in favour of the other of them from any Transferee of the Easement Lands or any part thereof (each a “Third Party”) to subordinate their rights to the rights created in favour of the Owner hereunder and for such purpose to grant cessions of priority in registrable form, and generally to comply with each of the terms and conditions hereof and to assume and perform and to require the assumption and performance of the obligations of such Owner under this Agreement in the event that such Third Party shall become the owner of or shall exercise mortgage recourse against or control over any part of the Easement Lands. All of the provisions of this Agreement shall be covenants running with the Easement Lands. Any Transferee of any part of the Easement Lands shall automatically be deemed, by acceptance of the title to any portion of the Easement Lands, to have assumed all obligations of this Agreement relating thereto to the extent of its interest in its Lands and to have agreed with the then Owner or Owners of all other portions of the Easement Lands to execute any and all instruments and to do any and all things reasonably required to carry out the intention of this Agreement. So long as a Transferor has transferred its entire interest in the Easement Lands to the Transferee, the Transferor shall, upon the completion of such Transfer, be relieved of all further liability under this Agreement except liability with respect to matters that may have arisen during its period of ownership of the portion of the Easement Lands so conveyed that remain unsatisfied.

(b)	In furtherance of the foregoing: (i) upon the sale, conveyance, parting of possession or lease of the Easement Lands or any party thereof to a Third Party, the Transferring Owner, and their respective successors and assigns, shall obtain from the Third Party and deliver to the other Owner the covenant to be bound in the form attached hereto as Schedule “C”; and (ii) the parties agree to obtain from each and every existing mortgagee, chargee or encumbrancer of their respective Lands and deliver to the other Owner a written agreement consenting to the grants of easements, as hereinbefore provided and postponing and subordinating the rights of each such mortgagee, chargee or encumbrancer to this Agreement and to the easements hereby created and granted and to obtain from every existing and future mortgagee, chargee or encumbrancer a covenant in the form attached hereto as Schedule “D”.

(c)	Each of the Owners shall within ten (10) Business Days after request therefor by the other Owner execute and deliver to the requesting party a statement addressed to the Owner and its Transferee certifying that this Agreement is in full force and effect and that such party making such statement is in full compliance with the terms and conditions of this Agreement and to its knowledge, the other party hereto is in full compliance with the terms and conditions of this Agreement or the extent to which the other party is not in full compliance hereunder.

6.	NOTICES

All Notices, requests, demands or other communications to be given pursuant to this Agreement shall be given in writing and either be mailed postage prepaid or be delivered by personal delivery during business hours on Business Days, mailed or delivered, as the case may be:

(a)	in case of Front to:

—

Attention:

Facsimile No.:

(b)	in the case of Parliament to:

—

Attention:

Facsimile No.

Any party may at any time give Notice to the other party of any change of address of the party giving such Notice and from and after the giving of such Notice, the address therein specified shall be deemed to be the address of such party for the purposes of giving such Notice. Any Notice so given, if delivered, shall be deemed to be given on the date of delivery thereof or, if mailed, shall be deemed to have been received on the third Business Day following the day of which such Notice is mailed (except during a postal strike or anticipated postal disruption in which case such Notice shall be delivered).

7.	MISCELLANEOUS

7.1	Invalidity

If any provision of this Agreement, or portion thereof, or the application thereof to any person or circumstances, shall, to any extent be held invalid, inoperative or unenforceable, the remainder of this Agreement, or the application of such provision or portion thereof to any other persons or circumstances, shall not be affected thereby; it shall not be deemed that any such invalid provision affects the consideration for this Agreement; and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

7.2	Amendment in Writing

This Agreement may only be amended, modified, or terminated at any time by a declaration in writing, executed and acknowledged by all the parties to the Agreement or their successors or assigns. This Agreement shall not be otherwise amended, modified or terminated during the term hereof.

7.3	Nature of Relationship

Nothing contained in this Agreement shall create shall be construed to constitute the parties hereto as landlord and tenant, partners, joint venturers or members of a joint or common enterprise.

7.4	Duty to Act Reasonably

Except as otherwise specifically provided to the contrary in this Agreement, the parties hereto, and each person acting for them, in granting a consent or approval or making a determination, designation, calculation, estimate, conversion or allocation under this Agreement, will act reasonably and in good faith and each expert or other professional employed or retained by a party hereto will act in accordance with the applicable principles and standards of such person’s profession. If either party withholds any consent or approval where it is required to act reasonably, such party shall, on written request, deliver to the other party a written statement giving the reasons for withholding the consent or approval.

7.5	Further Assurances

Each of the parties hereto agrees to do, make and execute all such further documents, agreements, assurances, acts, matters and things and take such further actions as may be reasonably required from time to time in order to more effectively carry out the true intent of this Agreement. Time shall be of the essence of this Agreement and of each of its provisions.

7.6	Survival

All obligations, covenants, indemnities, agreements and liabilities of the parties accruing hereunder shall survive and not be extinguished by the release or abandonment of the Easement Lands.

7.7	Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all other prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no other representations, warranties or other agreements between the parties in connection with the subject matter hereof. The parties acknowledge and agree that they have not relied on any representation, warranty, statement or understanding, except as expressly provided herein, in entering into this Agreement.

7.8	Successors and Assigns and Governing Law

The parties agree that this Agreement shall be governed by the laws of the Province of Ontario and shall enure to the benefit of each of the parties successors and permitted assigns and be binding upon each of the parties successors and assigns.

7.9	Counterparts

This Agreement may be executed in any number of counterparts with the same effect as if all signatories to the counterparts had signed on document, all such counterparts shall together constitute, and be construed as, one instrument and each of such counterparts shall, notwithstanding the date of its execution, be deemed to bear the date first above written.

7.10	Facsimile or E-mail

This Agreement or a counterpart hereof may be executed by a party hereto and transmitted by facsimile or e-mail, with transmission confirmed as complete and if so executed and transmitted, this Agreement will, for all purposes, be effective and binding on such party, as if such party had delivered an originally executed document.

IN WITNESS WHEREOF have executed this Agreement as of the date first above written.

271 FRONT INC.

Per:
Name:
Title:

I have authority to bind the Corporation

281 NORTH PARLIAMENT INC.

Per:
Name:
Title:

I have authority to bind the Corporation

SCHEDULE “A”

SOUTH LANDS

PART OF PIN 21077-0025 (LT) being Part Lot 1, Plan 108, East Side of Parliament Street; Part Lot 3A, Plan 108, South Side of Front Street East; Part Lots 1, 2 and 3, Plan 108, North Side of Mill Street; designated as Parts 3 and 4 on Plan 66R-26445, City of Toronto

Municipally known as 45 Parliament Street, Toronto, Ontario

SCHEDULE “B”

NORTH LANDS

PART OF PIN 21077-0025 (LT) being Part Lots 2 and 3, Plan 108, East Side of Parliament Street; Part Lot 3A, Plan 108, South Side of Front Street East; Part Lots 1 and 2, Plan 108, East Side of Parliament Street; designated as Parts 1, 2 and 5 on Plan 66R-26445, City of Toronto

Municipally known as 281 Front Street East, Toronto, Ontario

SCHEDULE “C”

FORM OF TRANSFEREE ASSUMPTION AGREEMENT

TO:	[insert name of other Owner and other chargees]

RE:	Reciprocal Easement and Access Agreement dated , 20 (the “REOA”) between 271 Front Inc. (“Front”) and 281 North Parliament Inc. (“Parliament”)

IN CONSIDERATION OF TEN ($10.00) DOLLARS and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the undersigned) the undersigned, the proposed transferee of Parts — on Plan 66R-26445 [add description of relevant Lands] (the “Real Property”), hereby covenants in favour of [add names of all parties to REOA or their respective successors in title, including the transferor of the Real Property and the holders of all charges of their interests, in each case as of the date on which this covenant is given] and their respective successors and assigns that so long as the undersigned is a Transferee of the Real Property to assume, observe and perform all the obligations of [add name of transferor of the Real Property] under the REOA as fully and to the same extent as though the undersigned were originally named as a party to, and had executed and delivered, such agreement.

Upon the undersigned making any Transfer or other disposition or encumbrance of the security by virtue of which the undersigned is the owner of the Real Property, the undersigned will cause the person to whom the Transfer or other disposition or encumbrance is made to covenant likewise.

This assumption agreement and everything herein contained shall enure to the benefit of the addressees and be binding upon the undersigned and their respective heirs, executors, administrators, successors and assigns.

The undersigned agrees to do, make and execute all such further documents, agreements, assurances, acts, matters and things and take such further actions as may be reasonably required from time to time in order to more effectively carry out the true intent of this assumption agreement.

IN WITNESS WHEREOF the undersigned has executed under seal this covenant with effect as of                     , 20    .

[NAME OF PROPOSED TRANSFEREE]

Per:
Name:
Title:

SCHEDULE “D”

FORM OF CHARGEE ASSUMPTION AGREEMENT

TO:	[insert name of other Owner and other chargees]

RE:	Reciprocal Easement and Access Agreement dated , 20 (the “REOA”) between 271 Front Inc. (“Front”) and 281 North Parliament Inc. (“Parliament”)

IN CONSIDERATION OF TEN ($10.00) DOLLARS and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the undersigned), the undersigned, the proposed chargee of Parts — on Plan 66R-26445 [add description of relevant Lands] (the “Real Property”) hereby covenants in favour of [add names of all parties to REOA or their respective successors in title and the holders of all charges of their interests], [in each case as of the date of which this covenant is given] and their respective successors and assigns that:

1.	If the undersigned: (a) takes possession of the Real Property (either in the character of a mortgagee in possession or by way of a receiver or a receiver and manager or agent and/or any combination thereof); and/ or (b) becomes by foreclosure or otherwise the owner of the Real Property, then in either case, the undersigned will, only during such period of time as it is in possession as aforesaid or is the owner of the Real Property, observe and perform all the obligations of [add name of chargor of the Real Property] under the REOA.

2.	If the undersigned exercises its power of sale and sells the Real Property, it will cause the purchaser to covenant with the owners of [Lands that do not constitute the Real Property] (the “Adjoining Real Property”) and the holders of all charges of the Real Property and the Additional Real Property, in each case as of the date of such covenant, in the form of Schedule “C” to the REOA.

3.	Upon the undersigned making any Transfer or other disposition or encumbrance of the security by virtue of which the undersigned is the chargee of the Real Property, the undersigned will cause the person to whom the Transfer or other disposition or encumbrance is made to covenant likewise.

4.	This assumption agreement and everything herein contained shall enure to the benefit of the addressees and be binding upon the undersigned and their respective heirs, executors, administrators, successors and assigns.

5.	The undersigned agrees to do, make and execute all such further documents, agreements, assurances, acts, matters and things and take such further actions as may be reasonably required from time to time in order to more effectively carry out the true intent of this assumption agreement.

IN WITNESS WHEREOF the undersigned has executed under seal this covenant with effect as of                     , 20    .

[NAME OF PROPOSED CHARGEE]

Per:
Name:
Title: